Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SEGA SAMMY CREATION INC.

ARC BERMUDA LIMITED

and

GAN LIMITED

Dated November 7, 2023

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 7, 2023, by and among SEGA SAMMY CREATION INC., a Japanese corporation (“Parent”), Arc Bermuda Limited, a Bermuda exempted company limited by shares and a wholly-owned subsidiary of Parent (“Merger Sub”), and GAN Limited, a Bermuda exempted company limited by shares (the “Company”). All capitalized terms that are not defined elsewhere in this Agreement will have the respective meanings assigned to them in Annex A.

WHEREAS, it is proposed that, upon the terms and subject to the conditions set forth herein and in the Statutory Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company (the “Merger”), and each issued ordinary share, par value $0.01 per share, of the Company (the “Company Ordinary Shares”) will thereupon be cancelled and converted into the right to receive in cash, without interest, the Merger Consideration;

WHEREAS, the Board of Directors of the Company (the “Company Board”), in accordance with the Company Bye-Laws, formed the Company Special Committee, which was delegated responsibility for evaluating the Merger;

WHEREAS, the Company Board, acting upon the unanimous recommendation of the Company Special Committee, has unanimously (a) determined that the Merger Consideration constitutes fair value for each Company Ordinary Share in accordance with the Bermuda Companies Act, (b) determined that the terms of this Agreement, the Statutory Merger Agreement, the Merger and the other agreements and transactions contemplated by this Agreement and the Statutory Merger Agreement (collectively with the Merger, the “Transactions”) are in the best interests of the Company and its shareholders, (c) approved and declared advisable the execution, delivery and performance of this Agreement and the Statutory Merger Agreement and the Transactions contemplated thereby, including the Merger, and (d) resolved to recommend to the Company’s shareholders that the Company’s shareholders vote in favor of the adoption and approval of this Agreement and the Statutory Merger Agreement and the Transactions, including the Merger, at the Company Shareholder Meeting;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously approved this Agreement and the Statutory Merger Agreement and declared it advisable for Parent to enter into this Agreement and the Statutory Merger Agreement and to consummate the Transactions, including the Merger;

WHEREAS, the sole director of Merger Sub (the “Merger Sub Director”) has (i) determined that it is advisable for Merger Sub to enter into this Agreement and the Statutory Merger Agreement and consummate the Transactions, including the Merger, and the Merger is in the best interests of Merger Sub, (ii) approved the Merger, this Agreement and the Statutory Merger Agreement, and (iii) recommended the adoption and approval of this Agreement and the Statutory Merger Agreement by Parent, as the sole shareholder of Merger Sub;

WHEREAS, Parent, as the sole shareholder of Merger Sub, has approved the Merger and the terms of this Agreement and the Statutory Merger Agreement as being in the best interests and commercial benefit of the Merger Sub; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger and the other Transactions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Article I
The Merger

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, and pursuant to Section 104H of the Bermuda Companies Act, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company in the Merger (the “Surviving Company”).

Section 1.2 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Greenberg Traurig, LLP, One Vanderbilt Avenue, New York, NY 10017, or remotely by exchange of documents and signatures (or their electronic counterparts), at 10:00 a.m., Eastern time, within five (5) Business Days following the satisfaction or (to the extent permitted by Applicable Law) written waiver by the party (or parties) entitled to the benefits thereof of all of the conditions set forth in Article VIII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Applicable Law) written waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, the Company, Parent and Merger Sub will (a) on the Closing Date, execute and deliver the Statutory Merger Agreement, (b) on or prior to the Closing Date, cause the Merger Application to be executed and delivered to the Registrar as provided under Section 108 of the Bermuda Companies Act and to be accompanied by the documents required by Section 108(2) of the Bermuda Companies Act and (c) cause to be included in the Merger Application a request that the Registrar issue the Certificate of Merger on the Closing Date at the time of day mutually agreed upon by the Company and Parent and set forth in the Merger Application. The Merger shall become effective upon the issuance of the Certificate of Merger by the Registrar, or such other time and date as shall be set forth in the Certificate of Merger. The Company, Parent and Merger Sub agree that they will request that the Registrar provide in the Certificate of Merger that the effective time of the Merger shall be 10:00 a.m. Bermuda time (or such other time mutually agreed upon by the Company and Parent) on the Closing Date (the “Effective Time”).

Section 1.4 Effects. The Merger shall have the effects set forth in this Agreement, the Statutory Merger Agreement and Section 109(2) of the Bermuda Companies Act. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, and unless otherwise stated in this Agreement, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Company.

Section 1.5 Memorandum of Association and Bye-Laws of Surviving Company. The memorandum of association of the Surviving Company shall, at the Effective Time, by virtue of the Merger and without any further action, be in the form of the memorandum of association of Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by Applicable Law. The bye-laws of the Surviving Company (the “Surviving Company Bye-Laws”) shall, at the Effective Time, by virtue of the Merger and without any further action, be in the form of the bye-laws of Merger Sub in effect immediately prior to the Effective Time, which shall be in the form set forth on Exhibit B, until thereafter changed or amended as provided therein or by Applicable Law.

Section 1.6 Directors and Officers of Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Surviving Company Bye-Laws. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, in accordance with the Surviving Company Bye-Laws.

Article II
Effect on the Share Capital of the Constituent Entities

Section 2.1 Effect on Share Capital. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any equity thereof:

(a) Conversion of Merger Sub Common Shares. Each Merger Sub Common Share issued immediately prior to the Effective Time shall automatically be converted into one (1) validly issued, fully paid and nonassessable common share, par value $1.00 per share, of the Surviving Company, with the same rights, powers and privileges as the shares so converted, and shall constitute the only issued share capital of the Surviving Company.

(b) Cancellation of Parent-Owned Shares and Subsidiary-Owned Shares. Each issued Company Ordinary Share that, immediately prior to the Effective Time, is owned (i) by Parent or Merger Sub, or (ii) by the Company as a treasury share, or (iii) by any of their respective direct or indirect wholly-owned Subsidiaries (the Company Ordinary Shares described in paragraphs (i) to (iii), the “Owned Shares”) shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Ordinary Shares. Subject to Section 2.2, Section 2.3 and Section 2.4, each Company Ordinary Share issued immediately prior to the Effective Time (other than the Owned Shares) shall be converted into the right to receive $1.97 in cash, without interest (the “Merger Consideration”). All such Company Ordinary Shares, when so converted, shall no longer be issued and shall automatically be canceled and shall cease to exist, and each holder of shares in book-entry form (such shares, “Book-Entry Shares”) that immediately prior to the Effective Time represented any such Company Ordinary Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration hereunder (less any applicable withholding Taxes withheld in accordance with Section 2.2(g)) pertaining to the Company Ordinary Shares represented by such Book-Entry Share to be paid in consideration thereof in accordance with Section 2.2. Notwithstanding the foregoing, if on or after the date of this Agreement and prior to the Effective Time, the Share Capital shall have been changed into a different number of shares or a different class, by reason of any share split, reverse share split, bonus issue, share dividend (including any dividend or distribution of securities convertible into or exchangeable or exercisable for Company Ordinary Shares), subdivision, reclassification, reorganization, recapitalization, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of Company Ordinary Shares shall be appropriately adjusted to provide to the holders of Company Ordinary Shares, Company Options, Company RSUs and Company RSAs, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.1(c) shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.

Section 2.2 Paying Agent; Payment Fund.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company, reasonably acceptable to the Company, to act as paying agent (the “Paying Agent”) for the payment and delivery of the Merger Consideration pursuant to this Article II.

(b) Payment Fund.

(i) Creation of Payment Fund. At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Paying Agent, for payment to the holders of Company Ordinary Shares pursuant to the provisions of this Article II, an amount of cash equal to the product obtained by multiplying (A) the Merger Consideration by (B) the aggregate number of Company Ordinary Shares issued (excluding Company Ordinary Shares underlying any Company Options, Company RSUs and Company RSAs) immediately prior to the Effective Time, excluding Owned Shares (such cash amount being referred to as the “Payment Fund”). For the avoidance of doubt, the payment of the Option Merger Consideration, the RSU Merger Consideration and the RSA Merger Consideration in respect of Company Options, Company RSUs and Company RSAs, respectively, shall be governed by Section 2.4.

(ii) Investment of Payment Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Payment Fund will be invested by the Paying Agent if and as directed by Parent or the Surviving Company; provided, that such investment shall be in (A) obligations of, or fully guaranteed by, the United States of America (or any agency or instrumentality thereof) and backed by the full faith and credit of the United States with a maturity of no more than thirty (30) days, (B) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or (C) certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10,000,000,000 (based on the most recent financial statements of such bank that are then publicly available), and in any case, no such instrument shall have a maturity that may prevent or delay payments to be made pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent or the Surviving Company, as Parent directs. No investment losses resulting from investment of the Payment Fund shall diminish the rights of any of the Company’s shareholders to receive the Merger Consideration or any other payment as provided herein. If the Payment Fund is inadequate to pay the Merger Consideration that is payable in respect of all of the Company Ordinary Shares represented by the Book-Entry Shares due to any loss in the Payment Fund or otherwise, Parent shall promptly (and in any case, within five (5) Business Days) deposit, or cause to be deposited, in trust additional cash with the Paying Agent sufficient to make all remaining payments required to be made pursuant to Section 2.1(c) hereof.

(iii) Termination of Payment Fund. Any portion of the Payment Fund (including any interest received with respect thereto) that remains undistributed to the holders of Company Ordinary Shares for one (1) year after the Effective Time shall be delivered to the Surviving Company (or any other designee of Parent), and any holders of Company Ordinary Shares that were issued immediately prior to the Merger who have not theretofore exchanged their Company Ordinary Shares for the Merger Consideration in accordance with this Article II shall thereafter look only to the Surviving Company (subject to abandoned property, escheat or other similar Applicable Laws), solely as general creditors thereof, for any payment of and claim to the applicable Merger Consideration (without any interest thereon) to which such holders may be entitled pursuant to the provisions of this Article II. Any amounts remaining unclaimed by holders of Company Ordinary Shares two (2) years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, only to the extent permitted by Applicable Law, become the property of the Surviving Company, free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

(c) Letter of Transmittal. As promptly as reasonably practicable after the Effective Time (and in any event within three (3) Business Days after the Effective Time), Parent shall cause the Paying Agent to send to each holder of record of Company Ordinary Shares as of immediately prior to the Effective Time whose Company Ordinary Shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration (i) a letter of transmittal, in customary form (the “Letter of Transmittal”), which shall specify that delivery shall be effected and risk of loss and title shall pass only upon proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request) and (ii) instructions for effecting the surrender of Book-Entry Shares in exchange for payment of the applicable Merger Consideration; provided, that if any holder of Company Ordinary Shares immediately prior to the Effective Time directs for the Merger Consideration (or any portion thereof) that such holder otherwise would be entitled to receive pursuant to Section 2.1(c) be paid to a Person other than in the name of the registered holder, it shall be a condition to such payment that (1) such Book-Entry Share will be properly transferred, as the case may be, to the satisfaction of the Paying Agent, (2) such holder pays to the Paying Agent, in full, all applicable share transfer and similar Taxes required as a result of such payment to a Person other than the registered holder of such Book-Entry Share or otherwise establishes to the Paying Agent’s satisfaction that all such Taxes have been paid or otherwise are not payable, and (3) all such documentation required to evidence and effect such transfer and to evidence full payment of all such Taxes, as applicable, are submitted to the Paying Agent (submitted together with the transferred Book-Entry Shares).

(d) Merger Consideration Received in Connection with Exchange. Upon the receipt of an “agent’s message” by the Paying Agent, together with all such other documents as reasonably may be required or requested by the Paying Agent, the holder of such shares shall be entitled to receive in exchange therefor the Merger Consideration into which such Company Ordinary Shares have been converted pursuant to Section 2.1(c). Until transferred as contemplated by this Section 2.2(d), each Book-Entry Share with respect thereto shall be deemed, at any time from and after the Effective Time, to represent for all purposes only the right to receive, upon such transfer, the Merger Consideration that the holders of Company Ordinary Shares are entitled to receive in respect of such shares pursuant to this Section 2.2(d) or Section 2.4, as applicable. No interest will be paid or accrued on the cash payable upon transfer of Company Ordinary Shares held as Book-Entry Shares.

(e) No Further Ownership Rights in Company Ordinary Shares. The aggregate Merger Consideration paid in accordance with the terms of this Article II upon conversion of any Company Ordinary Shares and any Company Share Awards shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Ordinary Shares or Company Share Awards, as applicable. From and after the Effective Time, there shall be no further registration of transfers on the share transfer books of the Surviving Company of Company Ordinary Shares or Company Share Awards that were outstanding immediately prior to the Effective Time (other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time). From and after the Effective Time, the holders of Book-Entry Shares representing Company Ordinary Shares issued immediately prior to the Effective Time shall cease to have any rights with respect to such Company Ordinary Shares, except as otherwise provided for herein or by Applicable Law. If, after the Effective Time, any Company Ordinary Shares held in book-entry form are presented to the Surviving Company or the Paying Agent for any reason, they shall be canceled and exchanged as provided for and in accordance with the procedures set forth in this Article II, subject to Applicable Law in the case of Dissenting Shares.

(f) No Liability. None of the Company, the Surviving Company, Parent, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund delivered to a public official pursuant to any abandoned property, escheat or other similar Applicable Laws.

(g) Withholding Rights. Each of Parent, the Company (and, from and after the Effective Time, the Surviving Company), any of their respective Subsidiaries, as applicable, and the Paying Agent (without duplication) shall be entitled to deduct and withhold from any amounts payable to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under applicable Tax law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 2.3 Dissenter’s Rights.

(a) At the Effective Time, all Company Ordinary Shares held by a holder who, as of the Effective Time, (i) did not vote in favor of the Merger, (ii) complied with all of the provisions of the Bermuda Companies Act concerning the right of holders of Company Ordinary Shares to require appraisal of their Company Ordinary Shares pursuant to the Bermuda Companies Act and (iii) did not fail to exercise such right or did not deliver an Appraisal Withdrawal (“Dissenting Shares”) shall automatically be canceled and, unless otherwise required by Applicable Law, converted into the right to receive the Merger Consideration pursuant to Section 2.1(c) and Section 2.2, and any holder of Dissenting Shares shall, in the event that the Appraised Fair Value of a Dissenting Share is greater than the Merger Consideration, be entitled to receive such difference from the Surviving Company by payment made on the later of (x) five (5) Business Days following the Effective Time and (y) thirty (30) days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure.

(b) In the event that a holder fails to exercise any right to appraisal in accordance with the Bermuda Companies Act or effectively withdraws or otherwise waives any right to appraisal (each, an “Appraisal Withdrawal”), such holder shall have no other rights with respect to such Dissenting Shares other than as contemplated by Section 2.1(c) and Section 2.2.

(c) The Company shall give Parent (i) prompt written notice of (A) any demands for appraisal of Dissenting Shares or Appraisal Withdrawals and any other written instruments, notices, petitions or other communication received by the Company in connection with any of the foregoing and (B) to the extent that the Company has knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by Applicable Law, the opportunity to participate with the Company in any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act. The Company shall not, without the prior written consent of Parent or as otherwise required by an Order of a Governmental Authority of competent jurisdiction, voluntarily make any payment with respect to, negotiate with respect to or offer to settle or settle any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or to timely take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act, or agree to do any of the foregoing. Payment of any amount payable to holders of Dissenting Shares shall be the obligation of the Surviving Company.

Section 2.4 Company Share Awards.

(a) Treatment of Company Options. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any of their respective Subsidiaries (as applicable), or any holder of Company Options, each then outstanding Company Option shall become fully vested and be automatically cancelled in exchange for the right of the holder thereof to receive a single lump sum cash payment, without interest, equal to (A) the product of (1) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option, multiplied by (2) the number of Company Ordinary Shares issuable upon the exercise in full of such Company Option, less (B) any applicable withholding for Taxes (the “Option Merger Consideration”); provided, however, that if the exercise price per share of any such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled and terminated without any cash payment or other consideration being made in respect thereof as of immediately prior to the Effective Time. The cancellation of a Company Option as provided in the first sentence of this Section 2.4(a) shall be deemed the termination, and satisfaction in full, of any and all rights the holder had or may have had in respect of such Company Option (other than, as of the Effective Time, the right to receive the Option Merger Consideration (if any), payable (without interest) at the time and in the manner set forth in Section 2.4(e)). For the avoidance of doubt, each Company Option that as of immediately prior to the Effective Time is, or has been exercised prior to the Effective Time, will be treated in accordance with Section 2.1(c) and will not be paid additional Option Merger Consideration pursuant to this Section 2.4(a).

(b) Treatment of Company RSUs. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Company RSUs, each then outstanding Company RSU shall become fully vested and be automatically cancelled in exchange for the right of the holder thereof to receive a single lump sum cash payment, without interest, equal to (A) the product of (1) the Merger Consideration and (2) the number of Company Ordinary Shares subject to such Company RSU, less (B) any applicable withholding for Taxes (the “RSU Merger Consideration”). The cancellation of a Company RSU as provided in the first sentence of this Section 2.4(b) shall be deemed the termination, and satisfaction in full, of any and all rights the holder had or may have had in respect of such Company RSU (other than, as of the Effective Time, the right to receive the RSU Merger Consideration, payable (without interest) at the time and in the manner set forth in Section 2.4(e)). For the avoidance of doubt, each Company RSU that (as of immediately prior to the Effective Time) is, or has been settled in Company Ordinary Shares prior to the Effective Time, will be treated in accordance with Section 2.1(c) and will not be paid additional RSU Merger Consideration pursuant to this Section 2.4(b).

(c) Treatment of Company RSAs. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Company RSAs, each then outstanding Company RSA shall become fully vested and non-forfeitable and shall be converted into the right to receive the Merger Consideration in accordance with Section 2.1(c) (the “RSA Merger Consideration”). The cancellation of a Company RSA as provided in the first sentence of this Section 2.4(c) shall be deemed the termination, and satisfaction in full, of any and all rights the holder had or may have had in respect of such Company RSA (other than, as of the Effective Time, the right to receive the Merger Consideration in accordance with Section 2.1(c)).

(d) Section 409A. Notwithstanding anything herein to the contrary, with respect to any Company Share Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the Effective Time is not eligible to be canceled in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Share Award that will not trigger a Tax or penalty under Section 409A of the Code.

(e) Payments with Respect to Company Share Awards. In the case of Company Share Awards, the holder of such Company Share Awards shall receive in exchange therefor the Option Merger Consideration, RSU Merger Consideration or RSA Merger Consideration, as applicable, into which such Company Share Awards have been converted pursuant to this Section 2.4, to be paid through the payroll of the Surviving Company or its Affiliates on or as soon as practicable after the Closing Date (and in no event later than the second regular payroll cycle commencing following the Effective Time).

(f) Company Actions. Prior to the Effective Time, the Company shall take (or cause to be taken) all actions necessary or appropriate, whether under the Company Equity Incentive Plans, the applicable award agreements or otherwise, including obtaining all required consents and providing all required notices, to terminate the Company Equity Incentive Plans effective as of immediately prior to the Closing Date. The Company shall take (or cause to be taken) all actions as may be necessary or appropriate or as reasonably may be requested by Parent to effectuate the actions contemplated by this Section 2.4 (including the satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act). The Company shall take (or cause to be taken) all actions necessary or appropriate to provide that, following the Closing, no current or former participant in the Company Equity Incentive Plans shall have any right thereunder to acquire any equity or equity securities of the Company.

Section 2.5 No Further Dividends. No dividends or other distributions with respect to the share capital of the Surviving Company with a record date on or after the Effective Time will be paid to the holder of any un-transferred Book-Entry Shares.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct except as set forth in the corresponding section or subsection of the Company Disclosure Letter (it being agreed and acknowledged that (x) the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Article III of this Agreement to the extent the relevance of such disclosure is reasonably apparent on its face, and (y) the Company Disclosure Letter may expressly provide exceptions to a particular Section of Article III notwithstanding that the Section does not state “except as set forth in Section ‘__’ of the Company Disclosure Letter” or words of similar effect).

Section 3.1 Organization and Standing.

(a) The Company is an exempted company limited by shares, duly incorporated, validly existing and in good standing under Bermuda Law. The Company has all requisite corporate power and authority to carry on its businesses, operations and activities as presently conducted and to own, lease or operate its properties, rights and assets. The Company is a holding company, conducts no business operations, and has never conducted business operations, other than in respect of holding the equity securities of its Subsidiaries and transactions ancillary thereto, and has no liabilities or obligations of any kind or nature other than pursuant to this Agreement or the Transactions or which are otherwise also liabilities of or related to its ownership of its Subsidiaries, (other than franchise Taxes and similar Taxes and licensing expenses of the Company necessary to maintain its existence).

(b) The Company has delivered or made available to Parent, prior to the execution of this Agreement, complete and correct copies of the Company Memorandum of Association and the Company Bye-Laws, each as in effect. The Company is not in violation of any provisions of the Company Memorandum of Association or the Company Bye-Laws.

(c) The Company has delivered or made available to Parent, prior to the execution of this Agreement, complete and correct copies of the minutes of all meetings of the Company Board and each committee thereof and all meetings of the shareholders of the Company, and all written resolutions (whether passed with or without a meeting) of the Company Board, each committee thereof and the shareholders of the Company, in each case, since the Reference Date.

Section 3.2 Authorization and Enforceability.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Statutory Merger Agreement, to perform its obligations hereunder and thereunder, and to consummate the Transactions, including the Merger, subject, in the case of the Merger, to obtaining the Requisite Shareholder Approval. The execution and delivery of this Agreement and the Statutory Merger Agreement by the Company, the performance by the Company of its covenants, agreements and obligations hereunder and thereunder and the consummation by the Company of the Transactions, including the Merger, have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the Statutory Merger Agreement or the consummation of the Transactions, including the Merger, in each case, other than (i) obtaining the Requisite Shareholder Approval, (ii) executing and delivering the Statutory Merger Agreement, and (iii) filing the Merger Application with the Registrar pursuant to the Bermuda Companies Act.

(b) This Agreement has been duly executed and delivered by the Company and the Statutory Merger Agreement, when delivered, will be duly executed by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes (and the Statutory Merger Agreement, when executed, will constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, in each case, to the Enforceability Limitations.

(c) The Company Board, acting upon the unanimous recommendation of the Company Special Committee, has unanimously adopted resolutions, by a vote of the directors present at a meeting duly called and held, prior to the execution of this Agreement, at which a quorum of directors of the Company was present: (i) determining that the Merger Consideration constitutes fair value for each Company Ordinary Share in accordance with the Bermuda Companies Act; (ii) determining that the terms of this Agreement, the Statutory Merger Agreement, the Merger and the other Transactions are in the best interests of the Company and its shareholders; (iii) approving and declaring advisable the execution, delivery and performance of this Agreement and the Statutory Merger Agreement and the Transactions, including the Merger; and (iv) convening the Company Shareholder Meeting and recommending that the Company’s shareholders vote in favor of the approval of this Agreement and the Statutory Merger Agreement and the Transactions, including the Merger, at the Company Shareholder Meeting (the foregoing clause (iv), the “Company Board Recommendation”), and, as of the date of this Agreement and as of the Closing, such resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(d) The affirmative vote (in person or by proxy) of the holders of a simple majority of the voting power of the Company Ordinary Shares, voting together as a single class, that are present (in person or by proxy) at the Company Shareholder Meeting at which at least two persons holding or representing by proxy more than fifty percent (50%) of the voting power represented by the Company Ordinary Shares (the “Requisite Shareholder Approval”), in each case, in favor of the approval of this Agreement, the Merger and the Statutory Merger Agreement, are the only votes or approvals of the holders of any class or series of share capital of the Company or any of its Subsidiaries that are necessary to approve this Agreement, the Statutory Merger Agreement and the Merger.

(e) No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination” or other similar antitakeover Applicable Laws applies to this Agreement, the Statutory Merger Agreement, the Merger or any other Transactions. The Company is not party to any shareholder rights plan, “poison pill” or similar antitakeover arrangement or plan.

(f) The Company Board has received the opinion of B. Riley Securities, Inc. to the effect that, as of the date of such opinion and based upon, and subject to, the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received by the holders of Company Ordinary Shares in the Merger is fair, from a financial point of view, to such holders, and such opinion has not been withdrawn, revoked or modified as of the date hereof. A copy of such signed opinion will be provided to Parent, solely for informational purposes, promptly following the entry into this Agreement.

(g) The Requisite Shareholder Approval is the only vote of the holders of any class or series of Share Capital or other Company Securities necessary, under Applicable Laws, the Charter Documents of the Company, or otherwise, to consummate the Transactions, including the Merger.

Section 3.3 Required Consents. No Consent, including of any Governmental Authority (including any Gaming Authority), is required to be made by or otherwise obtained on the part of the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement and the Statutory Merger Agreement, the performance by the Company of its obligations hereunder and thereunder and the consummation of the Merger and the other Transactions, other than: (a) the filing with the SEC of the Proxy Statement (in preliminary and definitive forms), and such other reports under, and such other compliance with, the Exchange Act and the Securities Act and similar Applicable Laws as may be required in connection with this Agreement and the Transactions; (b) (i) such Consents as may be required to be made or obtained under any Antitrust Laws; (ii) the filings and other Consents set forth on Section 3.3(b)(ii) of the Company Disclosure Letter in connection with obtaining the Requisite Gaming Approvals and all other Required Regulatory Approvals; and (iii) the other Consents set forth on Section 3.3(b)(iii) of the Company Disclosure Letter; (c) the execution and delivery of the Statutory Merger Agreement; (d) the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act; (e) the approval of the Bermuda Monetary Authority pursuant to the Exchange Control Act 1972 (and related regulations) regarding the change of ownership of the Company; and (f) compliance with applicable rules and regulations of NASDAQ.

Section 3.4 No Conflicts. The execution and delivery by the Company of this Agreement and the Statutory Merger Agreement, the performance by the Company of its obligations hereunder and thereunder, its compliance with any provisions of this Agreement or the Statutory Merger Agreement, and the consummation of the Merger and the other Transactions, does not and will not conflict with, or result in a violation or breach of or default (with or without notice or lapse of time, or both) under, or (solely with respect to clauses (b) and (c) below) give rise to a right of termination or cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or share capital or any loss of a material benefit under, or result in the imposition of any additional material payment or other material liability under (other than any transfer Taxes), or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any of its Subsidiaries under, any provision of: (a) the respective Charter Documents of the Company and its Subsidiaries (assuming that the Requisite Shareholder Approval is obtained); (b) subject to obtaining the Consents set forth in Section 3.3(b) of the Company Disclosure Letter, any Material Contract; and (c) assuming compliance with the matters referred to in Section 3.3(b) of the Company Disclosure Letter and, in the case of the consummation of the Merger, subject to obtaining the Requisite Shareholder Approval, any Permit, Order or Applicable Law applicable to the Company or any of its Subsidiaries or their respective properties, rights or assets (assuming that the Requisite Shareholder Approval is obtained).

Section 3.5 Capitalization.

(a) The authorized share capital of the Company consists of one-hundred million (100,000,000) Company Ordinary Shares (the “Share Capital”). As of the close of business on the Capitalization Date: (i) 44,698,931 Company Ordinary Shares were issued; (ii) no Company Ordinary Shares were held by the Company as treasury shares; (iii) 796,689 Company Ordinary Shares were reserved and available for the grant of future awards pursuant to the Company Equity Incentive Plans; (iv) 3,523,393 Company Ordinary Shares were issuable upon the exercise of outstanding Company Options (assuming for these purposes achievement of the applicable performance metrics at the maximum level of performance); (v) 2,325,904 Company Ordinary Shares were issuable upon the settlement of outstanding Company RSUs (assuming for these purposes achievement of the applicable performance metrics at the maximum level of performance); (vi) 17,218 Company Ordinary Shares were issuable upon the vesting of outstanding Company RSAs (assuming for these purposes achievement of the applicable performance metrics at the maximum level of performance); and (vii) no share capital or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding. Since the close of business on the Capitalization Date, the Company has not issued any Company Ordinary Shares other than pursuant to the exercise of Company Options, the settlement of Company RSUs and the vesting of Company RSAs. All outstanding Company Ordinary Shares are, and, at the time of issuance, all such shares that may be issued upon the exercise of Company Options, the settlement of Company RSUs or the vesting of Company RSAs will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Bermuda Law, the Charter Documents of the Company, or any Contract to which the Company is a party or otherwise bound, and free and clear of any Liens (other than Liens pursuant to securities laws and Gaming Laws).

(b) Section 3.5 of the Company Disclosure Letter sets forth the vesting schedule and exercise prices of outstanding Company Options, the settlement schedule applicable to all outstanding Company RSU awards and the vesting schedule applicable to all outstanding Company RSA awards, all as of the close of business on the Capitalization Date. Except as otherwise set forth in this Section 3.5, since the Capitalization Date, the Company has not granted, committed to grant or otherwise created or assumed any obligation or liability with respect to any Company Share Award. All Company Share Awards have been validly granted and properly approved in accordance with all Applicable Laws and the Company Equity Incentive Plans, as applicable. The Company has delivered or made available to Parent, prior to the execution of this Agreement, complete and correct copies of the Contracts setting forth the terms for each Company Share Award.

(c) None of the Company or any of its Subsidiaries has issued, reserved for issuance or outstanding, and there are no outstanding obligations of the Company, any of its Subsidiaries or any of their respective Affiliates to issue, deliver or sell (or cause to be issued, delivered or sold): (i) any Share Capital of the Company, or any securities of the Company convertible into or exchangeable or exercisable for any Share Capital of, or other equity or voting interests in, the Company; (ii) any warrants, calls, options, share appreciation rights, restricted share units, rights or other commitments or agreements to acquire from the Company or any other Person (including any Subsidiary or Affiliate of the Company), or any other obligation of the Company or any such other Person to issue, deliver or sell (or cause to be issued, delivered or sold), any Share Capital of, or other equity or voting interests in, the Company; (iii) any obligation of the Company or any such other Person to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any Share Capital of, or other equity or voting interest in, the Company (the items described in the foregoing clauses (i), (ii) and (iii), together with the Company Ordinary Shares, being referred to collectively as “Company Securities”); or (iv) any rights issued by, or other obligations of, the Company or any such other Person that are linked in any way to the price or value of any Company Securities, or the valuation of the Company, any of its Subsidiaries or all or any part of the Company and/or any of its Subsidiaries, or any dividends or other distributions declared or paid on any Company Securities. There are no outstanding Contracts of any kind which obligate the Company or any other Person (including any Subsidiary or Affiliate of the Company) to repurchase, redeem or otherwise acquire any Share Capital of the Company or other Company Securities. There are no debentures, bonds, notes or other Indebtedness of the Company that has the right to vote (or direct the voting thereof), or is convertible into or exchangeable or exercisable for securities that have the right to vote (or direct the voting thereof), on any matters on which the Company’s shareholders are entitled to vote.

(d) Neither the Company nor any of its Subsidiaries is a party to any Contracts restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any Share Capital of the Company or any other Company Securities.

Section 3.6 Subsidiaries.

(a) Section 3.6(a) of the Company Disclosure Letter sets forth a complete and accurate list of each direct and/or indirect subsidiary of the Company, the jurisdiction of organization thereof, the number of equity interests directly or indirectly held by the Company and/or each such subsidiary, and the Company’s and/or direct/indirect subsidiary’s percent ownership of such subsidiary. Except for the share capital and voting securities of, and other equity interests in, the subsidiaries of the Company set forth on Section 3.6(a) of the Company Disclosure Letter, none of the Company or any of such subsidiaries owns, directly or indirectly, any share capital or voting securities of, or other equity interest in, or any securities or interest convertible into or exchangeable or exercisable for, any share capital or voting securities of, or other equity, legal or beneficial interest in, any Person.

(b) Each Subsidiary of the Company is duly organized or constituted, validly existing and in good standing under the Applicable Laws of the jurisdiction of its respective organization or constitution (to the extent the “good standing” or similar concept is applicable in the case of any jurisdiction outside the United States). Each Subsidiary of the Company (i) has all requisite power, capacity and authority to carry on its respective businesses, operations and activities as presently conducted and to own, lease and/or operate its respective properties, rights and assets and (ii) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its respective properties and assets owned or leased or the nature of its respective business, operations or activities make such qualification necessary (to the extent the “good standing” or similar concept is applicable in the case of any jurisdiction outside the United States), except, in respect of the Subsidiaries set forth on Section 3.6(b) of the Company Disclosure Letter, where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a materially adverse effect on the ability of the Company or such Subsidiary to conduct its business. The Company has delivered or made available to Parent, prior to the execution of this Agreement, complete and correct copies of the Charter Documents for each Subsidiary of the Company, in each case, as in effect. Neither the Company nor any Subsidiary thereof is in violation of any provisions of the Charter Documents of such Subsidiary or Applicable Law.

(c) All of the outstanding or issued share capital or voting securities of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued, are to the extent necessary fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Applicable Law, the Charter Documents of the Company or such Subsidiary, or any Contract to which the Company or such Subsidiary is a party or otherwise bound, and are owned by the Company or one of its wholly-owned Subsidiaries, free and clear of all Liens (other than Liens pursuant to applicable Gaming Laws) and free and clear of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such share capital, voting securities or other equity interests) that would prevent the operation by the Surviving Company of such Subsidiary’s businesses, operations and activities as presently conducted. The business of each Subsidiary of the Company as a going concern or any part thereof is free and clear of all Liens (other than Liens pursuant to applicable Gaming Laws) and is not subject to a transfer or preliminary sale agreement.

(d) There are not issued, reserved for issuance or outstanding, and there are no outstanding obligations of the Company, any of its Subsidiaries or any of their respective Affiliates to issue, deliver or sell (or cause to be issued, delivered or sold): (i) any share capital or voting securities of any Subsidiary of the Company, or any securities of such Subsidiary convertible into or exchangeable or exercisable for any share capital or voting securities of, or other equity or voting interests (including any voting debt) in, such Subsidiary; (ii) any warrants, calls, options, share appreciation rights, restricted share units, rights or other commitments or agreements to acquire from such Subsidiary or any other Person (including the Company or any of its other Subsidiaries or Affiliates), or that obligates such Subsidiary or any such other Person to issue, deliver or sell (or cause to be issued, delivered or sold), any share capital or voting securities of, or other equity or voting interests in, such Subsidiary; (iii) any obligation of such Subsidiary or any such other Person to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any share capital or voting securities of, or other equity or voting interests in, such Subsidiary (the items described in the foregoing clauses (i), (ii) and (iii) with respect to every Subsidiary of the Company, together with the issued and outstanding share capital and voting securities of each such Subsidiary, being referred to collectively as “Subsidiary Securities”); or (iv) any rights issued by, or other obligations of, such Subsidiary or any such other Person that are linked in any way to the price or value of any Subsidiary Securities, or the valuation of such Subsidiary or all or any part of the Company, such Subsidiary and/or any other Subsidiaries of the Company, or any dividends or other distributions declared or paid on any Subsidiary Securities. There are no Contracts of any kind which obligate any Subsidiary of the Company or any other Person (including the Company or any of its other Subsidiaries or Affiliates) to repurchase, redeem or otherwise acquire any share capital or voting securities of such Subsidiary or any other outstanding Subsidiary Securities. There are no debentures, bonds, notes or other Indebtedness of any Subsidiary of the Company that has the right to vote (or direct the voting thereof), or is convertible into or exchangeable or exercisable for securities that have the right to vote (or direct the voting thereof), on any matters on which such Subsidiary’s shareholders are entitled to vote. Neither the Company nor any of its Subsidiaries is a party to any Contracts restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any share capital or voting securities of such Subsidiary or any other outstanding Subsidiary Securities.

Section 3.7 SEC Reports.

(a) Since the Reference Date, the Company has filed or furnished (as applicable) all SEC Reports that have been required to be so filed or furnished (as applicable) by the Company with the SEC under Applicable Law at or prior to the time so required. True, correct and complete copies of all SEC Reports since the Reference Date are publicly available on EDGAR.

(b) Each SEC Report, as of its filing date (or effective date in the case of a registration statement filed pursuant to the Securities Act) or, if amended or supplemented, the filing date of the most recent amendment or supplement thereto (as applicable), complied (and in the case of SEC Reports to be filed after the date hereof, will comply) in all material respects with all applicable requirements of the Sarbanes-Oxley Act, the Exchange Act and the Securities Act, and all rules and regulations promulgated thereunder or that are otherwise applicable thereto, as the case may be, in effect as of such filing or effective date, as applicable, and applicable state securities or “blue sky” laws, and no SEC Report, as of such applicable date, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) (i) Since the Reference Date, none of the Company or any of its Subsidiaries has received (A) any written comments or questions from the SEC or any other Governmental Authority with respect to any of the SEC Reports (including, if applicable, the financial statements included therein) or any registration statements filed by the Company or any of its Subsidiaries or (B) any notice from the SEC or any other Governmental Authority that any such SEC Report (including, if applicable, the financial statements included therein) or any such registration statement are being reviewed or investigated, (ii) to the knowledge of the Company, none of the SEC Reports (including, if applicable, the financial statements included therein) is, or has at any time since the Reference Date been, the subject of any ongoing review or any outstanding investigation by the SEC or any other Governmental Authority and (iii) to the knowledge of the Company, as of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any of the SEC Reports.

(d) No Subsidiary of the Company is, or has at any time since the Reference Date been, subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(e) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act and Section 302 and 906 of the Sarbanes-Oxley Act with respect to the SEC Reports, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meaning given to such terms under the Sarbanes-Oxley Act. Since the Reference Date, none of the Company, its current principal executive officer and principal financial officer, and, to the knowledge of the Company, its former principal executive officers and principal financial officers, has received any written notice from the SEC or any other Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. The Company is, and has at all times been, in compliance with all other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of NASDAQ.

Section 3.8 Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the SEC Reports filed prior to the date hereof (and the consolidated financial statements included in SEC Reports filed after the date hereof), as of their respective filing dates or, if amended, the most recent amendment date, (i) complied (and the consolidated financial statements for SEC Reports filed after the date hereof will comply) in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been (and the consolidated financial statements for SEC Reports filed after the date hereof will be) prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the Exchange Act) consistently applied by the Company during the periods and at the dates involved (except as may be indicated in the notes thereto) and (iii) fairly presented (and the consolidated financial statements for SEC Reports filed after the date hereof will fairly present) in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal year-end audit adjustments solely to the extent that the Effect of such adjustments, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole).

(b) The Company maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) receipts and expenditures of the Company and its Subsidiaries are being made and executed only in accordance with the appropriate authorizations of the Company’s management and the Company Board, and (iii) any unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries are prevented or otherwise detected in a timely manner.

(c) The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) and Rule 15d-15(e) under the Exchange Act) as required by Rule 13a-15(e) or Rule 15d-15(e) under the Exchange Act. Such disclosure controls and procedures provide reasonable assurance that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules of the SEC and is accumulated and communicated to the Company’s management, as appropriate, to allow timely decisions regarding required disclosure.

(d) No “significant deficiency” or “material weakness” (each as defined in Rule 12b-2 of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and its Subsidiaries was identified in management’s assessment of internal controls as of and for (x) the fiscal years ended December 31, 2020, December 31, 2021 and December 31, 2022, and (y) the six-month period ended June 30, 2023. Since the Reference Date, none of the Company and its Subsidiaries (including their respective employees) or the Company’s independent registered public accounting firm has identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company and its Subsidiaries; or (ii) any fraud involving the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries or Affiliates is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries or Affiliates, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (including any “off-balance sheet arrangement” described in Item 303 of Regulation S-K)) where a primary purpose or effect of such arrangement is to avoid disclosure in the Company’s consolidated financial statements of any material transaction involving the Company or any of its Subsidiaries or Affiliates.

(f) Since the Reference Date, (i) none of the Company and its Subsidiaries or any of their respective directors and officers has received any written complaint, allegation, assertion or claim regarding the financial accounting, internal accounting controls or auditing practices, procedures, methodologies, or methods of the Company and its Subsidiaries or any written complaint, allegation, assertion, or claim from employees of the Company or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to the Company and its Subsidiaries, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported credible evidence of any material violation of securities Applicable Laws, breach of fiduciary duty, or similar material violation by the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents, to the Company Board (or any committee thereof) or the Company’s management.

Section 3.9 No Undisclosed Liabilities. None of the Company or any of its Subsidiaries has any Liabilities, other than (a) as reflected or otherwise reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2022 (or the notes thereto) included in the SEC Reports, (b) for Liabilities under this Agreement and the Statutory Merger Agreement or incurred in connection with the Transactions, including fees and expenses payable to any accountant, outside legal counsel or financial advisor which are incurred in connection with the negotiation of this Agreement and the Statutory Merger Agreement or the consummation of the Transactions, including the Merger, (c) for executory obligations under any Contract (none of which is a Liability for a material breach thereof), (d) Liabilities that have been incurred in the ordinary course of business since December 31, 2022, that are reflected or otherwise reserved against in the consolidated balance sheet of the Company and its Subsidiaries (or the notes thereto) included in the SEC Reports filed after December 31, 2022, and (e) for other Liabilities that have been incurred in the ordinary course of business since July 1, 2023 that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Company or any of its Subsidiaries.

Section 3.10 Absence of Certain Changes. Since December 31, 2022 and through the date of this Agreement, (a) the Company and each of its Subsidiaries have conducted their businesses, operations and activities in all material respects in the ordinary course of business, consistent with past practices, (b) there has not been a Company Material Adverse Effect, and (c) none of the Company or any of its Subsidiaries or any of their respective Affiliates has taken any action (or has agreed, authorized or committed to take any action) that, if taken during the period from the date of this Agreement to the Effective Time, would constitute a breach of, or would require Parent’s advance written approval pursuant to, Section 5.2 (other than actions or events of the kind set forth in Section 5.2(b)(ii) or Section 5.2(l)(i) that have been taken or occurred in the ordinary course of business, consistent with past practices), had such action been taken after the date of this Agreement.

Section 3.11 Material Contracts.

(a) Except as set forth on Section 3.11(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, and none of their respective businesses, operations, activities, properties, rights or assets is bound by, any Contract in effect on the date hereof of a type described below (any Contract listed, or required to be listed, on Section 3.11(a) of the Company Disclosure Letter, whether entered into prior to, on or after the date hereof, a “Material Contract”):

(i) any Contracts that constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K), whether or not filed by the Company with the SEC (other than those management and compensatory plans, arrangements or other Contracts described in Item 601(b)(10)(iii) thereof);

(ii) any Contracts that involve non-cancelable commitments to make capital expenditures, or outstanding payments for capital expenditures, individually or in the aggregate, in excess of $75,000 annually;

(iii) any Contracts involving any joint venture, strategic alliance, partnership or management agreement, sharing of profit and/or losses arrangement, minority equity investments or similar arrangement (including any Contracts relating to the formation, creation, operation, management or control thereof);

(iv) any Contracts (in each case with respect to which the Company or any of its Subsidiaries has continuing obligations) for the employment of, or provision of services by, any current or former: (A) officers of the Company or any of its Subsidiaries; (B) members of the Company Board and the boards of directors (or equivalent governing bodies) of the Subsidiaries of the Company; or (C) employees, contractors, agents, Representatives or other Persons, in each case, providing for (1) fixed or variable compensation in the aggregate in excess of $350,000 annually or (2) the payment of any severance, retention, change in control or similar payments;

(v) any mortgages, indentures, guarantees, loans, letters of credit, credit agreements, security agreements or similar Contracts relating to indebtedness (whether as borrower or lender) for borrowed money or extensions of credit or other Indebtedness, or the mortgaging, pledging or otherwise granting or placing of a Lien on any material property, right or asset, or the guarantee therefor or assumption thereof;

(vi) any Contracts under which the Company or any of its Subsidiaries is a (A) lessee of or holds or operates any personal property owned by a Third Party, except for any lease of personal property under which the individual or aggregate rental payments does not exceed $75,000 annually, or (B) lessor of or permits any other Person to hold or operate any personal property owned or controlled by such Person;

(vii) any Collective Bargaining Agreements or other Contracts with any labor union, works council, trade association or other agreements or Contracts with any employee organization, or similar organization;

(viii) any (A) licenses, royalties, indemnifications, covenants not to sue, escrows, co-existences, concurrent uses, consents to use or other Contracts relating to any material Intellectual Property Rights (including any Contracts relating to the licensing of material Intellectual Property Rights by the Company or any of its Subsidiaries to a Third Party or by a Third Party to the Company or any of its Subsidiaries) and (B) other Contracts affecting the Company’s or any of its Subsidiaries’ ability to own, enforce, or disclose any material Intellectual Property Rights or providing for the development, acquisition, provision or escrow of any material Intellectual Property Rights (including any data, databases or collections of data), in each case of (A) and (B) except for Contracts relating to Off-the-Shelf Software not required to be scheduled in Section 3.20(a) of the Company Disclosure Letter (clauses (A) and (B), collectively, the “IP Agreements”);

(ix) agents, sales representative, referral, marketing or distribution agreements and similar Contracts requiring payment by or to the Company or any of its Subsidiaries of referral fees, commissions or other monetary or non-monetary compensation in respect of a referral;

(x) any Contracts that purport to limits the right or ability of the Company or any of its Affiliates to (A) engage in any line of business or activity, (B) compete with any Third Party, (C) solicit any Third Party’s current or former clients, customers, or employees, or (D) operate in any geographic location;

(xi) (A) any Contracts that (1) obligates the Company or any of its Affiliates to conduct business on an exclusive or preferential basis or (2) upon consummation of (and immediately after giving effect to) the Transactions, including the Merger, would obligate Parent or any of its Subsidiaries (including the Surviving Company or any of its Subsidiaries) or any of their respective Affiliates to conduct business on an exclusive or preferential basis, or (B) any Contracts that contain “most favored nations” pricing terms or similar covenants or provisions which limit the freedom or the right of the Company or any of its Subsidiaries to sell, lease, offer or distribute any products or services for any Person;

(xii) any Contracts that grants a put, call, right of first refusal, right of first offer or similar right or obligation or any other obligation pursuant to which the Company or any of its Subsidiaries would be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, rights, assets or businesses;

(xiii) any settlement, conciliation or similar Contracts entered with (A) any Governmental Authority or (B) any other Person, pursuant to which the Company or any of its Subsidiaries owes, or is owed, any outstanding or continuing obligation to perform services or activities (whether or not performed to a certain standard), refrain from activities and/or pay money back;

(xiv) any Contracts for or relating to the disposition or the acquisition, whether completed, pending or proposed, directly or indirectly (by merger, consolidation, sale of shares or assets, or otherwise), of any Person or any of its share capital, businesses, operations, activities, properties, rights or assets, or pursuant to which the Company or any of its Subsidiaries owes, or is owed, any outstanding obligations with respect to an “earn-out”, contingent purchase price or similar contingent or deferred payment obligation, in each case, other than this Agreement (including the Statutory Merger Agreement, the Company Disclosure Letter or any other instrument or document delivered pursuant hereto) or the sale of products or services or the purchase of components or other inputs in the ordinary course of business, consistent with past practices;

(xv) any Contracts wherein or whereby the Company or any of its Subsidiaries has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, guarantee, or otherwise assume or incur any material Liability on behalf of an unaffiliated third-party, in each case, outside of the ordinary course of business;

(xvi) any Contracts containing any provision or covenant that will, upon the consummation of (and immediately after giving effect to) the Merger and the other Transactions, bind (or purports to bind) Parent and its Affiliates (other than the Surviving Company or any of its Subsidiaries);

(xvii) (A) any Contracts between or among the Company and/or any of its Subsidiaries, on the one hand, and any Affiliate of the Company or any of its Subsidiaries (other than the Company and its Subsidiaries), on the other hand, or (B) any Contracts between the Company and/or any of its Subsidiaries, on the one hand, and any current or former officer, director, manager or employee of the Company or any of its Subsidiaries, on the other hand, excluding standard compensation arrangements in the ordinary course of business, consistent with past practices (including awards granted under or pursuant to the Company Equity Incentive Plans);

(xviii) any Contracts with a Material Customer or Material Vendor;

(xix) any Contracts pursuant to which any Person (other than employees of the Company or its Subsidiaries) has authored, created, conceived, developed or reduced to practice any Intellectual Property Rights for Company Products or other Company-Owned Intellectual Property Rights for, on behalf of or under the direction or supervision of the Company or any of its Subsidiaries, except Contracts containing customary assignment of invention terms and conditions that are entered into in the ordinary course of business with independent contractors or consultants of the Company or any of its Subsidiaries are not required to be scheduled in Section 3.11(a)(xix) of the Company Disclosure Letter;

(xx) any securityholder agreements, registration rights agreements or similar Contracts relating to or affecting the ownership or voting of the Company Ordinary Shares, the other Company Securities or any Subsidiary Securities;

(xxi) any Contracts that require the Company or any of its Subsidiaries to purchase its total requirements of any particular product and/or particular service from a particular Third Party, or that contain “take or pay” provisions;

(xxii) any powers of attorney or similar agency arrangements; and

(xxiii) any commitments or arrangements to enter into any of the foregoing.

(b) Section 3.11(a) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to which the Company or any of its Subsidiaries is a party or otherwise bound. The Company has delivered or made available to Parent true, complete and correct copies of all Material Contracts, together with all restatements, amendments, waivers or other changes thereto.

(c) Each Material Contract is a valid, binding and legally enforceable obligation of the Company and/or one or more of its Subsidiaries, as the case may be, subject to the Enforceability Limitation, and has been and currently is in full force and effect. There currently is, and there has been, no material breach or violation of, and no default under, any Material Contract by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, and none of the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, would, with or without notice or lapse of time, or both, be in material breach or violation of, or default under, any such Material Contract. None of the Company or any of its Subsidiaries has received any written notice regarding any actual or, to the knowledge of the Company, threatened breach or violation of, or default under, any such Material Contract, or the intention to cancel or materially modify any such Material Contract.

(d) None of the Company or any of its Subsidiaries is a party to or otherwise bound under any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K that has not been so filed.

Section 3.12 Compliance with Laws and Orders. Since the Reference Date, (a) the Company and each of its Subsidiaries have been, and currently are, in compliance in all material respects with all Applicable Laws and Orders applicable to the Company and any of its Subsidiaries or by which any of their respective businesses, operations, activities, properties, rights or assets are bound and have not been, and currently are not, subject to any material Liability arising under any such Applicable Laws or Orders, and (b) none of the Company or any of its Subsidiaries (i) has received any written notice of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to the Company or any such Subsidiary, (ii) has received any written notice from any Governmental Authority alleging any material violation by the Company or any such Subsidiary of any Applicable Law or Order, or (iii) has provided any written notice to any Governmental Authority regarding any material violation by the Company or any such Subsidiary of any Applicable Law or Order, and no such notice referred to in clauses (i), (ii) or (iii) of this Section 3.12(b) remains outstanding or unresolved as of the date hereof.

Section 3.13 Permits; Certain Gaming Matters.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth each material Permit from any Governmental Authority held by the Company or any of its Subsidiaries (each a “Material Permit”, and collectively, the “Material Permits”). The Company and its Subsidiaries hold and are in compliance in all material respects with the terms of all Material Permits. Except for the Material Permits, no other Permit is necessary on the part of the Company or any of its Subsidiaries to conduct, in all material respects, its respective businesses, operations and activities as presently conducted and to own, lease or operate its properties, rights and assets as required by all Applicable Laws with respect thereto. All Material Permits of the Company and its Subsidiaries are in full force and effect, and no suspension or cancellation of any such Permits is pending, or, to the knowledge of the Company, threatened. Since the Reference Date, none of the Company or any of its Subsidiaries has received any written notice from any Governmental Authority regarding (i) any violation or possible violation by the Company or any of its Subsidiaries of any Material Permits or the failure to have any required Permits or (ii) any revocation, cancellation, termination or suspension of any Material Permits, and no such notice in either case remains outstanding or unresolved as of the date hereof.

(b) Each of the Company or any of its Subsidiaries is not subject to any special procedures or restrictions imposed by any written Orders, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any board resolutions at the request of, any Governmental Authority. To the knowledge of the Company, there are no formal or informal investigations relating to any regulatory matters pending before or threatened by any Governmental Authority with respect to the Company or any of its Subsidiaries.

(c) None of the Company or any of its Subsidiaries, or any of their respective Affiliates (including officers, directors, partners, managers, members, principals, or key employees, as applicable) that may reasonably be considered in the process of determining the suitability of the Company and its Subsidiaries for a Gaming Approval by a Gaming Authority, or any holders of the Share Capital or other Company Securities who will be required to obtain a Gaming Approval under applicable Gaming Laws (the foregoing persons collectively, the “Licensing Affiliates”), has ever abandoned or withdrawn (in each case, in response to a communication from a Gaming Authority regarding a likely or impending denial, suspension or revocation) or been denied or had suspended or revoked a Gaming Approval, or an application for a Gaming Approval, by a Gaming Authority. Each of the Company, its Subsidiaries and their respective Licensing Affiliates that is licensed or holds any Gaming Approval pursuant to applicable Gaming Laws (collectively, the “Licensed Parties”) is in good standing in each of the jurisdictions in which any such Licensed Party holds a Gaming Approval (to the extent the “good standing” or similar concept is applicable in the case of any jurisdiction outside the United States). To the knowledge of the Company, there are no facts that, if known to any Gaming Authority, would reasonably be expected to (i) result in the denial, revocation, limitation or suspension of a Gaming Approval of any of the Licensed Parties or (ii) result in a negative outcome to either any pending application for a Gaming Approval of any of the Licensed Parties or any Person required to become a Licensed Party, or any applications or proceedings for any Gaming Approvals necessary for the consummation of the Merger or the other Transactions.

(d) Neither the Company nor any of its Subsidiaries is, and since the Reference Date has been, directly or indirectly through its and their respective Affiliates or Representatives, engaged in a Gaming Business or otherwise offered any gaming services or products in any jurisdiction or market where such engagement or offering would be prohibited by Applicable Law, including Gaming Laws (if applicable).

Section 3.14 Environmental Matters. The Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws, which compliance includes possession of required Permits and authorizations necessary for the operation of their respective businesses and activities as presently conducted, except where the failure to be in such compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. There has been no release or disposal of any Hazardous Materials by, under the direction of, or on behalf of the Company or any of its Subsidiaries, from, at, on or under any property of the Company or its Subsidiaries. There are no pending, or, to the knowledge of the Company, threatened, Environmental Claims. Since the Reference Date, neither the Company nor any of its Subsidiaries has received a written notice from any Governmental Authority or third party alleging a violation of any Environmental Law that has not been resolved.

Section 3.15 Legal Proceedings and Orders.

(a) There has been no Legal Proceeding since the Reference Date, and there currently is no Legal Proceeding pending, or, to the knowledge of the Company, threatened, (i) against the Company or any of its Subsidiaries, (ii) against or affecting any present or former officer or director of the Company or any of its Subsidiaries in such individual’s capacity as such, or (iii) against or affecting any of the properties, rights or assets of the Company and its Subsidiaries.

(b) None of the Company or any of its Subsidiaries or any of their respective properties, rights or assets currently is party to and/or subject to the provisions of any outstanding Order, as applicable.

Section 3.16 Taxes.

(a) The Company and each of its Subsidiaries have: (i) timely filed or caused to be timely filed (taking into account valid extensions) all U.S. federal, state, local and non-U.S. income and other material Tax Returns required to be filed by any of them and all such Tax Returns are true, correct and complete in all material respects; and (ii) paid or caused to be paid all material Taxes that are required to be paid (whether or not such Taxes are shown on such Tax Returns) with respect to the Company and each of its Subsidiaries. The Balance Sheet reflects a reserve in accordance with GAAP for all material Taxes accrued but not yet paid by the Company and its Subsidiaries through the date of such Balance Sheet, and neither the Company nor any of its Subsidiaries has been assessed, incurred or accrued any material liability for Taxes since the date of such Balance Sheet outside of the ordinary course of business.

(b) The Company and each of its Subsidiaries have timely collected or withheld, or caused to be timely collected or withheld, all material Taxes required to be collected or withheld by or on behalf of them in connection with amounts paid or owing to their employees, independent contractors, creditors, customers, equityholders and other third Persons and remitted, or caused to be remitted, any such amounts collected or withheld to the appropriate Governmental Authority.

(c) No litigation, audits, claims, examinations, or other similar proceedings with respect to Taxes of the Company or any of its Subsidiaries are presently in progress or have been proposed or threatened in writing to the Company. Since the Reference Date, no written claim that has not been resolved has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to tax in that jurisdiction.

(d) Neither the Company nor any of its Subsidiaries (i) has received from any Governmental Authority any written notice of assessment, reassessment, proposed adjustment, deficiency, or underpayment of income or other material Taxes for any taxable period in which the period of assessment or collection remains open which has not since been satisfied by payment or been withdrawn or (ii) has entered into any written waiver or extension of any statute of limitations in respect of Taxes payable by any of them or is the beneficiary of any extension of the time for the assessment or collection of any Tax by any Governmental Authority, which waiver or extension is currently in effect, and no request for any such waiver or extension is pending (in each case, other than by virtue of extensions of time to file Tax Returns obtained in the ordinary course of business).

(e) The Company and each of its Subsidiaries have made available to Parent true, correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods for which the applicable statutory periods of limitations have not expired.

(f) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries: (i) has been a member of an affiliated group of entities (within the meaning of Code Section 1504(a) or any similar or corresponding provision of state, local or non-U.S. income Tax law) filing combined, consolidated, or unitary income Tax Returns (other than a group the common parent of which was the Company or any of its Subsidiaries or any of their current Affiliates); (ii) is a party to or bound by any Tax sharing, allocation, assumption, or indemnification agreement (other than any commercial contract the primary purpose of which is unrelated to Taxes, entered into in the ordinary course of business and containing customary Tax indemnification provisions); or (iii) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States Tax law) as a transferee or successor, or by operation of law (other than pursuant to any commercial contract the primary purpose of which is unrelated to Taxes, entered into in the ordinary course of business and containing customary Tax indemnification provisions).

(h) Neither the Company nor any of its Subsidiaries has (i) granted a power of attorney with respect to any Tax matter that will remain in effect following the Closing or (ii) applied for any Tax ruling, entered into a closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of any other Tax Applicable Laws), or entered into any other material Contract, in each case, with any Governmental Authority relating to Taxes of the Company or any such Subsidiary, which ruling, closing agreement, or Contract will be binding on the Company or any of its Subsidiaries after the Closing.

(i) Neither the Company nor any of its Subsidiaries has engaged in or is a party to a “reportable transaction”, as set forth in Treasury Regulation § 1.6011-4(b) or as that term is defined in section 237.3 of the Income Tax Act (Canada).

(j) Since the Reference Date, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its capital shares distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

(k) The Company is not currently, and has not been, a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(l) Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or an office or fixed place of business outside of the country in which it was incorporated.

(m) For the purposes of the Income Tax Act (Canada) and any applicable Tax treaty, the Company and each of its Subsidiaries are resident in the respective jurisdiction in which it was formed, and is not resident in any other country.

(n) Neither the Company nor any of its Subsidiaries (i) has owned any equity interest in a “controlled foreign corporation” within the meaning of Section 957 of the Code or an entity classified for U.S. federal income tax purposes as a partnership or (ii) made any election under Code Section 965(h) to defer the payment of any “net tax liability” as such term is defined in Code Section 965(h)(6).

(o) Neither Company nor any of its Subsidiaries has utilized the employment Tax deferral or employee retention credit relief provided under Sections 2301, 2302 or 3606 of the CARES Act, as applicable, or the payroll Tax obligation deferral under IRS Notice 2020-65 or any related guidance or executive order published by any Governmental Authority.

(p) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code resulting from a change in method of accounting made prior to the Closing with respect to a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-United States income Tax Applicable Laws), entered into prior to the Closing; (iii) the use of the installment sale or open transaction method to report a disposition made prior to the Closing; (iv) intercompany transaction occurring at or prior to the Closing or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States income Tax Applicable Laws) in existence at the Closing; (v) prepaid amount received or deferred revenue accrued prior to the Closing (other than in the ordinary course of business); or (vi) use of the cash method, modified cash method, or modified accrual method or any improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date.

(q) Neither the Company nor any of its Subsidiaries is or has ever been a real estate company (Igud Mekarkein) for Israeli Tax purposes.

(r) Neither the Company nor any of its Subsidiaries (i) has performed or was part of any action or transaction that is classified as a “reportable transaction” under Section 131(g) of the Ordinance, or (ii) has obtained an “Opinion”, as defined in Section 131D of the Ordinance, nor has it taken a position regarding taxation classified as a “Reportable Position”, as defined in Section 131E of the Ordinance or similar provisions under the Israel Value Added Tax Law, 1975 and the Israeli Land Taxation Law (Appreciation and Acquisition), 1963.

(s) Section 3.16(s) of the Company Disclosure Letter lists (i) all the “taxation decisions” (hachlatat misui) that the Company or its Subsidiaries has obtained from the ITA and (ii) all closing agreements (including any “Heskem Shuma” with the ITA) or any other Contract with any taxing authority.

(t) With respect to any related-party transaction and related-party balances, including transactions that are subject to Section 85A of the Ordinance (or any similar provision of Applicable Law relating to Taxes), the Company and its Subsidiaries are in compliance in all material respects with Treasury Regulations promulgated under Section 85A of the Ordinance and the Income Tax Regulations (Determination of Market Terms), 2006.

(u) Neither the Company nor any of its Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of such Part E2 or otherwise.

(v) The Company and its Subsidiaries are duly registered for the purposes of VAT and have complied with all requirements concerning VAT, as applicable, pursuant to the Israeli VAT Law. The Company and its Subsidiaries (i) have not made any exempt transactions (as defined in the Israeli VAT Law), (ii) have collected and timely remitted to the relevant Tax Governmental Authority all output VAT which it is required to collect and remit under any Applicable Law, (iii) have not received a refund for input VAT for which it is not entitled under any Applicable Law, and (iv) have not reported any zero-rated VAT transactions for which it was not entitled.

(w) Neither the Company nor any of its Subsidiaries constitute a “controlled foreign corporation” (Hevra Nishletet Zara) within the meaning of the Ordinance.

(x) Except as in accordance with past practices (including in accordance with GAAP), the Company and its Subsidiaries have not claimed nor will they claim any reserve for Tax purposes if any material amount could be included in the income of the Company or any of its Subsidiaries for any period ending after the Closing Date.

Section 3.17 Employee Benefit Plans.

(a) Section 3.17 of the Company Disclosure Letter contains a complete and accurate list of all Employee Plans. With respect to each Employee Plan, to the extent applicable, the Company has made available to Parent complete and accurate copies of: (i) the three (3) most recent annual reports on Form 5500 required to have been filed with the IRS, including all schedules thereto; (ii) the most recent opinion or determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (iii) the governing plan document, or a written description of the material terms of any Employee Plan that is not in writing, and all amendments thereto; (iv) the currently effective summary plan description, together with each summary of material modifications; (v) any related trust agreements, insurance contracts, insurance policies or similar funding arrangements; and (vi) any material and non-routine correspondence with any Governmental Authority with respect to any issue related to any Employee Plan that has not been closed since the Reference Date.

(b) Each Employee Plan has been funded, maintained, operated and administered in compliance with its terms and is in compliance in all material respects with all Applicable Laws, including the applicable provisions of ERISA and the Code. All reports and information required to be filed with any Governmental Authority or provided to participants, alternate payees, and/or their beneficiaries, in each case with respect to any Employee Plan, have been timely filed or disclosed and, when filed or disclosed, were correct and complete.

(c) Each Employee Plan that is intended to be “qualified” under Section 401(a) of the Code may rely on a prototype opinion letter or has received a favorable determination letter from the IRS to such effect and nothing has occurred since the date of such determination or opinion letter that has adversely affected or could reasonably be expected to adversely affect the qualified status of any such Employee Plan. No Employee Plan is under, and neither the Company nor any of its Subsidiaries has received any notice of, an audit or investigation by the IRS, the DOL, the PBGC or any other Governmental Authority.

(d) All contributions, premiums and other payments required to be made as of the date hereof with respect to any Employee Plan have been timely made or, to the extent required under Applicable Law, accrued or reserved for. There are no Legal Proceedings pending or, to the knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(e) None of the Company, any of its Subsidiaries, or any of their respective directors, officers, employees or agents, or any other “party in interest” or “disqualified person” as defined in Section 406 of ERISA and Section 4975 of the Code, respectively has, with respect to any Employee Plan, (i) breached any fiduciary obligations imposed under Title I of ERISA or (ii) engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code.

(f) Neither the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates has, since the Reference Date, ever maintained, participated in or contributed to (or been obligated to contribute to) (i) an Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” as defined in Section 210 of ERISA or Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(g) No Employee Plan (other than retirement benefits pursuant to a qualified retirement plan) provides or promises benefits with respect to any current or former employee, consultant (or the spouses or dependents thereof) beyond his or her retirement or other termination of employment or service, except for coverage mandated by COBRA or similar state Applicable Law at the sole cost of such employee, consultant, spouse or other dependent.

(h) Neither the Company nor any of its Subsidiaries has any liability (whether or not assessed) under Sections 4980B, 4980D or 4980H of the Code.

(i) Each compensation arrangement to which the Company or any of its Subsidiaries is a party and that provides for deferred compensation within the meaning of Code Section 409A is either exempt from the application thereof, or is and has at all times been in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder.

(j) There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes that may be required pursuant to Section 4999 of the Code or any Taxes required by Section 409A.

(k) Neither the execution of this Agreement and the Statutory Merger Agreement nor the consummation any of the Transactions, including the Merger, will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including share-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Employee Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Employee Plan; (v) give rise to payments or benefits that would be nondeductible to the payor under Section 280G of the Code or that would result in an excise Tax on any recipient under Section 4999 of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code (or any comparable provision of state, local or foreign Tax Applicable Laws).

(l) There is no employee or former employee of the Company or any of its Subsidiaries whose employment transferred to the Company or such Subsidiary under the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 and who was a member of any defined benefit occupational pension scheme. There is no employee or former employee of the Company or any of its Subsidiaries who has any rights to early retirement or to other enhanced rights, including pension rights on redundancy.

(m) Except as would not reasonably be expected to result, individually or in the aggregate, in a material liability to the Company or any of its Subsidiaries, all Employee Plans subject to the Applicable Laws of any jurisdiction outside the United States (i) have been maintained, funded and administered in accordance with all Applicable Laws and requirements, (ii) that are intended to qualify for special tax treatment, meet all the requirements for such treatment and (iii) that are intended to be funded or book-reserved, are fully funded or book reserved, as applicable, based upon reasonable actuarial assumptions. No such Employee Plan is a defined benefit pension plan or multi-employer plan.

Section 3.18 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any Contract or arrangement between or applying to, one or more employees or other service providers and a union, trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement (a “Collective Bargaining Agreement”). There are, and since the Reference Date there have been, no pending activities or proceedings or, to the knowledge of the Company, threatened by any works council, union, trade union, or other labor-relations organization or entity (a “Labor Organization”) to organize any such employees. There are, and since the Reference Date there have been, no lockouts, strikes, slowdowns, work stoppages, material labor arbitrations, material grievances or labor disputes or, to the knowledge of the Company, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any of their respective representatives or employees, has committed any material unfair labor practice in connection with the operation of their respective businesses or activities of the Company or any of its Subsidiaries. There is, and since the Reference Date there has been, no charge, complaint or other action against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Authority pending or to the knowledge of the Company threatened.

(b) The Company and its Subsidiaries have complied since the Reference Date with Applicable Laws, Contracts and Orders relating to employment, termination of employment, employment practices, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and for overtime purposes), equal employment, fair employment practices, meal and rest periods, immigration status, employee and occupational safety and health, wages (including minimum wages and overtime wages), compensation, hours of work, employment discrimination, harassment, retaliation, disability rights or benefits (including reasonable accommodation), hiring, plant closures and layoffs (including pursuant to WARN), workers’ compensation, labor relations, employee leave and sick pay, family and medical leave, paid time off, use of background checks and reports, affirmative action, pay equity, child labor laws and employment of minors, whistleblower rights, COVID-19, collective bargaining, unemployment insurance and other insurance coverage, the payment of social security, ensuring health and safe labor conditions, applicable proportions for the use of employees from third-party temporary employment agencies, hiring of foreign employees, and, in each case, with respect to employees: (i) the Company has withheld and reported all amounts required by Applicable Law or by Contract to be withheld and reported with respect to wages, salaries, in-kind renumerations/benefits and other payments to employees; (ii) the Company is not liable for any arrears of wages, severance pay, or any penalty for failure to comply with any of the foregoing; and (iii) the Company is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business, consistent with past practices).

(c) There are, and since the Reference Date there have been, no actions, suits, claims, investigations or other Legal Proceedings against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened, to be brought or filed, by or with any Governmental Authority or arbitral tribunal in connection with the employment or termination of employment of any current or former employee, current or former independent contractor, or other individual service provider of the Company or any of its Subsidiaries, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), equal pay or any other employment related matters arising under Applicable Laws.

(d) Section 3.18(d) of the Company Disclosure Letter sets forth a correct and complete list (as of October 6, 2023) of (i) each current employee of the Company and each of its Subsidiaries (excluding contingent workers engaged through a third-party temporary employment agency, but including any employee who is on a leave of absence or on layoff status) employed by the Company and/or a Subsidiary and (ii) for each individual identified in clause (i), each such employee’s position, job location, primary place of residence, W-2 compensation for 2022 (or for any employees located in any jurisdiction outside the United States, applicable taxable compensation for 2022) (including, without limitation, bonus, commission, and incentive payments), year to date compensation for 2023 (including, without limitation, bonus, commission, and incentive payments), salary or hourly wage rate, commission status, bonus opportunity, date of hire, full- or part-time status, “exempt” or “non-exempt” status, accrued but unpaid time off, as of the date hereof and for individuals on leave, the anticipated date of return to full work, if known, and any severance potentially payable to such employee upon termination of employment. In addition, with respect to employees of the Israeli Subsidiary, Section 3.18(d) of the Company Disclosure Letter shall also include, with respect to the respective employees, information regarding prior notice entitlement if in excess of thirty (30) days, gross salary, overtime payment (including global overtime component, if any), and any other non-statutory compensation and benefits, payable, maintained or contributed to or with respect to which any potential Liability is borne by the Israeli Subsidiary (whether now or in the future) including, but not limited to, the following entitlements: bonus (including type of bonus, calculation method and amounts received in 2022), deferred compensation, arrangements, commissions (including calculation method and amounts received in 2022), vacation entitlement and accrued vacation, travel entitlement (e.g., travel pay, car, leased car arrangement and car maintenance payments), sick leave entitlement and accrual, shares and any other incentive payments, recuperation pay entitlement and accrual, a pension arrangement or any other provident fund (including managers’ insurance and further education fund), whether such employee is subject to Section 14 Arrangement under the Israeli Severance Pay Law (“Section 14 Arrangement”) (and, to the extent such employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of his employment and on the basis of his entire determining salary), and whether the employee is on leave, paid or unpaid (and if so, the category of leave, the date on which such leave commenced and the date of expected return to work). Section 3.18(d) of the Company Disclosure Letter also sets forth individuals classified by the Company or any of its Subsidiaries as a current independent contractor (excluding contingent workers engaged through a third-party temporary employment agency), for each individual identified as an independent contractor, each such individual’s location, date of engagement, 1099 compensation for 2022 (or for independent contractors in any jurisdiction outside the United States, the total compensation for 2022), year to date compensation for 2023, and whether such individual has entered into a written Contract regarding the individual’s contractor engagement. Section 3.18(d) of the Company Disclosure Letter sets forth, as of the date hereof, a complete list of all current contingent workers engaged through a third-party temporary employment agency and the location and hire date of each such individual. The Company and each of its Subsidiaries has a properly completed I-9 form for all current employees for whom a completed I-9 is required under Applicable Law and, to the knowledge of the Company, all employees are authorized to work in the United States. No employees hold temporary (non-immigrant) visas and neither the Company nor any of its Subsidiaries have entered into any contractual obligations with any employee or prospective employee to assist in obtaining permanent residence on behalf of such individual. All employees are employed, and all individual independent contractors are engaged, at-will and no employee or individual independent contractor of the Company or any of its Subsidiaries is entitled to severance, any bonus payment (including, but not limited to, as a result of or in connection with the Transactions), or similar payment under any policy, practice, agreement, plan, program, or Applicable Law.

(e) Neither the Company nor any of its Subsidiaries has incurred any Liability under WARN that remains unsatisfied. The Company has not implemented or effectuated any “plant closing,” “mass layoff,” as those terms are defined under WARN, any temporary layoffs of six (6) month or less within the past six (6) months where the affected employees have not been returned to active work within six (6) months of the commencement of such temporary layoff, or undertaken any action requiring notice under the WARN since the Reference Date.

(f) The Company and its Subsidiaries, since the Reference Date: (i) have properly classified all current and former employees, directors, individual consultants, temporary employees, leased employees, or any agents as independent contractors or employees; and (ii) have properly classified and treated all of its employees as “exempt” or “nonexempt” in compliance with all Applicable Laws pertaining to wages and hours, and overtime requirements. The Company and its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, bonuses, commissions, in-kind contributions, fees and other compensation due and payable to its current and former employees and contractors pursuant to Applicable Law, Contract or policy. Neither the Company nor any of its Subsidiaries have been subject to any audit, investigation, or other Legal Proceeding since the Reference Date by any Governmental Authority with respect to its employees, independent contractors or other service providers including, without limitation, classification or wage and hour practices or compliance.

(g) The Company and each of its Subsidiaries have taken reasonable measures to protect their employees and independent contractors in all material respects in the workplace with respect to COVID-19 and enacted and implemented all safety measures and plans required under Applicable Law with respect to COVID-19.

(h) The Company and its Subsidiaries have promptly and reasonably investigated all sexual harassment allegations made against it since the Reference Date, and the Company does not expect any material liability with respect to any such allegations. Neither the Company nor any of its Subsidiaries have entered into any settlement or release agreement regarding sexual harassment allegations.

(i) There are, and there have been, no pending, or, to the knowledge of the Company, threatened, citations regarding occupational health and safety. The Company and each of its Subsidiaries have complied in all respects with any Order, settlements, or citations issued regarding occupational health and safety.

(j) Neither the Company nor any of its Subsidiaries is subject to any affirmative action obligations under any Applicable Law, including, without limitation, Executive Order 11246, and neither the Company nor any of its Subsidiaries is a government contractor or subcontractor for purposes of any Applicable Laws with respect to the terms and conditions of employment, including, without limitation, the Service Contracts Act or prevailing wage laws.

(k) The Company and its Subsidiaries are in compliance with all applicable employee licensing requirements and have taken commercially reasonable measures to ensure that any employee who is required to have a gaming or other license under any Gaming Laws or other Applicable Laws maintains such license in current and valid form.

(l) To the knowledge of the Company: (i) no employee or independent contractor of the Company or any of its Subsidiaries is in violation of any term of any Contract relating to employment, consulting, non-disclosure, non-competition, non-solicitation, proprietary information, intellectual property, or common law obligations relating to competition, solicitation, non-disclosure or related matters; and (ii) the continued employment by the Company and its Subsidiaries of their respective employees, and the performance of the contracts with the Company and its Subsidiaries by their respective independent contractors, will not result in any such violation. Neither the Company nor any of its Subsidiaries has received any written notice, or, to the knowledge of the Company, oral notice, alleging that any such violation has occurred since the Reference Date.

(m) The Company has made available all material written personnel policies, rules, and procedures applicable to employees that have been adopted by the Company and its Subsidiaries.

(n) To the knowledge of the Company, no officer (including C-suite level employees), senior management-level employee (including senior vice presidents) or other employee with a similar executive or managerial role or responsibilities with the Company or any of its Subsidiaries intends to terminate his or her employment with the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries have a present intention to terminate the employment of any such employee of the Company or any of its Subsidiaries.

(o) All information regarding any payments, including additional remunerations, severance payments, bonuses or benefits, arising from or in relation to the Merger or the other Transactions, which any current and former employees, directors, managers, individual consultants, temporary employees, leased employees, or any agents as independent contractors or employees of any Subsidiary of the Company, may be entitled to, has been fully disclosed or made available to Parent prior to the execution of this Agreement.

Section 3.19 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 3.19 of the Company Disclosure Letter contains a complete and accurate list of all Leases and sets forth the address of each parcel of Leased Real Property. The Company has, prior to the execution of this Agreement, made available to Parent true, correct and complete copies of all Leases. The Company or its applicable Subsidiary has and owns valid leasehold estates in the Leases and the Leased Real Property, free and clear of all Liens, other than Permitted Liens. With respect to each of the Leases: (i) such Lease is legal, valid and binding on the Company (and/or each such Subsidiary of the Company, as the case may be) and is in full force and effect; (ii) the Company’s or its applicable Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and there are no disputes with respect to such Lease; (iii) none of the Company or any of its Subsidiaries is in material breach of default under any Lease; (iv) to the knowledge of the Company, no other party to any Lease is in material breach of, or default under, any such Lease; (v) none of the Company or any of its Subsidiaries has received any written notice regarding any material violation or breach of or default under, or intention to cancel or modify, any Leases; (vi) the other party to such Lease is not an affiliate of the Company or any of its Subsidiaries; (vii) none of the Company or any of its Subsidiaries has received written notice from any lessor under any Lease that any security deposit or portion thereof deposited with respect to any such Lease has been applied in respect of a breach or default under any such Lease; (viii) none of the Company or any of its Subsidiaries is a sublessor, licensor, or otherwise a grantor to any Person of any right to use or occupy the Leased Real Property or any portion thereof; (ix) there is no collateral assignment or grant of any other security interest by the Company or any of its Subsidiaries in any Lease or any interest therein; and (x) none of the Company or any of its Subsidiaries owes brokerage commissions or finder’s fees with respect to any Leased Real Property, nor is it party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions. The Leased Real Property constitutes all of the real property necessary to conduct any of the businesses, operations and activities of the Company or any of its Subsidiaries as presently conducted.

(c) Neither the Company nor any of its Subsidiaries has received written notice of any pending, threatened, condemnation or similar proceeding affecting any Leased Real Property or any portion thereof.

Section 3.20 Intellectual Property.

(a) Section 3.20(a) of the Company Disclosure Letter contains a true, complete and accurate list of (i) the Company Registered IP, identifying in each case the record and beneficial title holder and any applicable filing and registration dates; and (ii) any material Software, owned or purported to be owned, or licensed, by the Company or any Subsidiary that would, for owned Software, have a replacement cost of more than $100,000, and for licensed Software, have an annual license fee of more than $100,000.

(b) All Company-Owned Intellectual Property Rights are subsisting and, to the knowledge of the Company, valid and enforceable. With respect to each item of Company Registered IP, except in the case where the Company and/or its Subsidiaries, exercising reasonable business judgment, elected to discontinue maintenance or intentionally allow the lapse of Intellectual Property Rights in the ordinary course of business, (i) the necessary registration, maintenance and renewal fees have been paid, and (ii) the necessary documents and certificates have been filed with the relevant patent, industrial design, copyright, trademark, domain registrars or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered IP. No loss or expiration of any of the Company-Owned Intellectual Property Rights, or, to the knowledge of the Company, any of the Company-Licensed Intellectual Property Rights, is threatened, or, other than upon expiration of its statutory term in the ordinary course, pending.

(c) The Company and/or its Subsidiaries solely and exclusively own all right, title and interest in the Company-Owned Intellectual Property Rights free and clear of all Liens (other than Permitted Liens), and has/have pursuant to a written valid and enforceable license, or other agreement, the right to use all material Company-Licensed Intellectual Property Rights.

(d) The Company IP specified on Section 3.20(a) of the Company Disclosure Letter and the licenses or other agreements relating to Company-Licensed Intellectual Property Rights specified on Section 3.20(a) of the Company Disclosure Letter constitute all material Intellectual Property Rights used in the operation of the business of the Company and its Subsidiaries and are sufficient for the conduct of such business as currently conducted as of the date hereof. The consummation of the Transactions will not (i) impair any material rights under, or cause the Company or any of its Subsidiaries to be in violation of or default under, any material license or other agreement to use any material Company-Licensed Intellectual Property Rights as currently used in the operation of the business of the Company and its Subsidiaries, (ii) give rise to any termination or material modification of any such licenses or other agreements or (iii) require the payment of an increased amount of any royalties, fees or other consideration with respect to any such use under any such license or other agreement (except for any increase due to increased use of any rights under any such license or other agreement), except, in each of (i) – (iii), for any licenses or other agreements for Off-the-Shelf Software that is not required to be scheduled in Section 3.20(a) of the Company Disclosure Letter. Nothing in this Section 3.20(d) shall be deemed or interpreted as a representation or warranty of non-infringement of third party Intellectual Property Rights, which is solely addressed by Section 3.20(e).

(e) To the knowledge of the Company, the development, marketing, sale, offer for sale, exportation, distribution and/or use by the Company or any of its Subsidiaries of any Company Products and the operation of the business of the Company and its Subsidiaries does not infringe or misappropriate, and has not in the past six (6) years infringed or misappropriated, any Intellectual Property Right of any Person. Neither the Company nor any of its Subsidiaries has received any formal written opinions of counsel regarding any of the foregoing.

(f) The Company and each of its Subsidiaries have taken and take all commercially reasonable actions to maintain, protect and enforce the secrecy, confidentiality and value of all material Trade Secrets that are Company-Owned Intellectual Property Rights. Except in the case where the Company and/or its Subsidiaries, exercising reasonable business judgment, elected to disclose material Trade Secrets to another person without a written confidentiality agreement, neither the Company nor any of its Subsidiaries has disclosed any material Trade Secrets to any other Person other than pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality of such Trade Secrets.

(g) To the knowledge of the Company, no Person (or any of such Person’s products or services or other operation of such Person’s business) is infringing upon, misappropriating or otherwise violating, or has since the Reference Date infringed upon, misappropriated or otherwise violated, any Company-Owned Intellectual Property Rights, and neither the Company nor any of its Subsidiaries have asserted or threatened in writing any claim against any Person alleging the same.

(h) There is not any Legal Proceeding made, conducted or brought by a Person that has been served upon or, to the knowledge of the Company, filed, or threatened in writing (including email) to be filed, (i) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company Registered IP or (ii) alleging any infringement or misappropriation of, or other conflict with or violation by the Company or any of its Subsidiaries of the Intellectual Property Rights of such Person (including any written demands or offers to license any Intellectual Property Rights from any such Person).

(i) All Persons who have created, conceived, or otherwise developed any material Company-Owned Intellectual Property Rights have executed valid, written agreements with the Company or one of its Subsidiaries, substantially in the form made available in the Data Room and pursuant to which such Persons (i) agreed to maintain in confidence all confidential or proprietary information acquired by them in the course of their contractual relationship or employment with the Company or the applicable Subsidiary, (ii) agreed to presently assign to the Company or its applicable Subsidiary their entire right, title, and interest in and to any Intellectual Property Rights created, conceived or otherwise developed by such Person in the course of and related to his, her or its contractual relationship or employment with the Company or its applicable Subsidiary and (iii) to the extent such Intellectual Property Rights are subject to Applicable Laws providing for moral rights, have waived all moral rights such Person may have in such Intellectual Property Rights. There are no outstanding Legal Proceedings, and, to the knowledge of the Company, no circumstances that exist that are likely to give rise to any Legal Proceedings, for any compensation or other payments to such Person in relation to any Company-Owned Intellectual Property Rights that such Person contributed, created, conceived or otherwise developed. To the knowledge of the Company, no employee, independent contractor, or agent of the Company or any of its Subsidiaries is in material default or material breach of any material term of any employment agreement, nondisclosure agreement, assignment of invention agreement, or similar agreement or contract to the extent relating to the protection, ownership, development, use or transfer of Company-Owned Intellectual Property Rights.

(j) No Company-Owned Intellectual Property Rights were (in whole or in part) authored, created, conceived, developed, or reduced to practice by or on behalf of, or with or using any personnel, grants, funds, facilities, Intellectual Property Rights or other resources of, a Governmental Sponsor. To the knowledge of the Company, no Governmental Sponsor has any claim or right in or to any Company-Owned Intellectual Property Rights. To the extent the use of Company IP is restricted in any way under a Government Contract, the Company and each of its Subsidiaries, as applicable, have complied in all material respects with such restrictions under such Government Contract.

(k) The Company and its Subsidiaries are in compliance in all material respects with all applicable licenses to Public Software used by the Company and its Subsidiaries, and have not used any Public Software in any manner that would, as a consequence of such use, (i) require the Company or any of its Subsidiaries to disclose or distribute the source code of any Company Software without charge, (ii) grant to any other Person any rights to or immunities under any of the Company-Owned Intellectual Property Rights, or (iii) otherwise require the public disclosure of the source code of such Company Software or Company Products.

(l) The Company and/or one of its Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate needs of the business of the Company or any of its Subsidiaries as currently conducted by the Company and/or its Subsidiaries. The Company and each of its Subsidiaries have implemented and currently maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since the Reference Date there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(m) The Company and each of its Subsidiaries and, to the knowledge of the Company, all third parties processing Personal Information for or on behalf of the Company or any of its Subsidiaries (“Data Processors”) comply with (i) all applicable Privacy/Data Security Laws, (ii) any applicable policies of the Company and/or its Subsidiary, respectively, concerning the collection, dissemination, disclosure, storage or use of Personal Information, and (iii) all contractual commitments that the Company or any of its Subsidiaries has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and its Subsidiaries have each implemented reasonable data security safeguards, including organizational, technical and physical measures, designed to protect the security and integrity of its Business Systems and Personal Information, including utilizing industry standard tools designed to prevent unauthorized access and the introduction of Disabling Devices. Neither the Company nor any of its Subsidiaries has knowingly inserted and, to the knowledge of the Company, no other Person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems or Company Product components. Where required by applicable Privacy/Data Security Laws, the Company has contractually obligated all Data Processors to comply with such Privacy/Data Security Laws. The Company has taken reasonable measures to ensure that all Data Processors have complied with their contractual obligations, and to the knowledge of the Company, no Data Processors are in breach of their contractual obligations. Since the Reference Date, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any Data Processor has: (x) experienced any data security breaches or incidents involving any loss, theft, unauthorized access, use or disclosure of Personal Information, including any such breaches or incidents that were required to be reported under applicable Privacy/Data Security Laws or customer Contracts; or (y) received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements. The Company and its Subsidiaries have implemented proper transfer mechanisms to the extent required by applicable Privacy/Data Security Laws.

(n) The Company and/or one of its Subsidiaries has all rights to use the Business Data, in whole or in part, in the manner in which the Company and its Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and its Subsidiaries are not subject to any contractual requirements or privacy policies or Privacy/Data Security Laws, including based on the Transactions, that would prohibit the Surviving Company from using Personal Information in the manner in which the Company and its Subsidiaries receive and use such Personal Information prior to the Closing Date.

Section 3.21 Insurance. Section 3.21 of the Company Disclosure Letter sets forth all material policies of insurance covering the Company, any of its Subsidiaries or any of their respective employees, contractors, properties, rights or assets (each, an “Insurance Policy”). All Insurance Policies purchased by the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and is sufficient to comply with Applicable Laws. The Insurance Policies are adequate for the operation of the businesses and activities of the Company and/or any of its Subsidiaries. All premiums due and payable under the Insurance Policies have been timely paid, and the Company and its Subsidiaries are in material compliance with the terms of the Insurance Policies. No written notice of cancellation has been received that is currently pending or unresolved as of the date hereof. None of the Company nor any of its Subsidiaries is, or since the Reference Date has ever been, in material default under any Insurance Policy. None of the Company or any of its Subsidiaries has ever been denied insurance coverage.

Section 3.22 Related Party Transactions. Except as set forth in the SEC Reports, there are no, and there have not been any, Contracts, transactions, agreements, arrangements or understandings (each a “Related Party Transaction”) between the Company or any of its Subsidiaries, on the one hand, and (a) any Affiliate of the Company or any of its Subsidiaries (which shall include any present or former officer or director of the Company or any of its Subsidiaries, but shall exclude any wholly owned Subsidiary of the Company), (b) any Person that beneficially owns (within the meaning of Section 13(d) of the Exchange Act) five percent (5%) or more of the Company Ordinary Shares or any other class of Share Capital of the Company or (c) any Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company or any of its Subsidiaries or owns or has any interest in any of their respective properties, rights or assets, on the other hand.

Section 3.23 Brokers. There is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisors, brokerage, finder’s or other fee or commission in connection with the Transactions, including the Merger, based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.24 Anti-Corruption Laws.

(a) The Company and its Subsidiaries are, and in the last five (5) years have been, in compliance in all material respects with all applicable Anti-Corruption Laws and have not directly or indirectly, made or offered any material payment or transfer of anything of value to any government official or employee, political party or campaign, official or employee of any public international organization, or official or employee of any government-owned enterprise or institution to obtain or retain business or to secure an improper advantage, or otherwise conducted any transaction, transfer or business in violation of any provision of the Anti-Corruption Laws.

(b) Since the Reference Date, the Company and its Subsidiaries have not received any written notice of any governmental or internal investigation or inquiry, any allegation, or any disclosure related to any violation or potential violation by the Company, any of its Subsidiaries or by any partner, distributor, reseller, employee or other Person acting on behalf of the Company or any of its Subsidiaries of any applicable Anti-Corruption Law.

Section 3.25 International Trade Compliance.

(a) The Company, its Subsidiaries, each of its officers, directors and employees, and, to the knowledge of the Company, agents, distributors or sub-distributors of any member of the Company, are, and in the last five (5) years have been, in compliance with all economic sanctions, export controls, or other restrictive trade measures applicable in the jurisdictions where they conduct business (collectively, “Export Control Laws”).

(b) The Company, its Subsidiaries, each of its officers, directors and employees, and, to the knowledge of the Company, agents, distributors or sub-distributors of any member of the Company, are, and in the last five (5) years have been, in compliance in all material respects with all Applicable Laws in the jurisdictions where they conduct business governing the classification, valuation, duties, origination, and marking of foreign-origin products imported into the applicable jurisdiction (collectively “Customs Laws”), as well as any similar requirements imposed under bilateral or multilateral customs unions, Bilateral Investment Treaties, Trade Promotion Agreements, and Free Trade Agreements to which the United States or other applicable jurisdictions is a party (collectively, “FTAs”).

(c) None of the Company or any of its Subsidiaries, nor any of their respective officers or directors, is designated under (or is otherwise owned or controlled by) any Person identified, or is owned fifty percent (50%) or more in the aggregate or controlled by any party identified, on any restricted party list of any Governmental Authority.

(d) In the last five (5) years, the Company and its Subsidiaries have not made any voluntary or involuntary disclosure or has not received any written notice of any governmental or internal investigation or inquiry, any allegation, or any disclosure related to any violation or potential violation by the Company or any of its Subsidiaries or by any partner, distributor, reseller, employee or other Person acting on behalf of the Company or any of its Subsidiaries, of any Export Control Laws, Customs Laws, FTAs, or other Applicable Law involving international trade.

(e) Without limiting any of the foregoing, the Company and its Subsidiaries have not, in the last five (5) years, conducted any unlawful business in or with persons located, organized, or resident in a jurisdiction subject to comprehensive U.S. sanctions.

Section 3.26 CFIUS.

(a) The Company: (i) is not a “TID U.S. Business” as defined in the Department of the Treasury’s Office of Investment Security regulations at 31 C.F.R. § 800.248; (ii) does not produce, design, test, manufacture, fabricate, or develop any “critical technologies” as defined at 31 C.F.R. § 800.215; (iii) does not maintain or collect “sensitive personal data” as defined in 31 C.F.R. § 800.241; and (iv) does not own, operate, manufacture, service or supply any “covered investment critical infrastructure” as defined in 31 C.F.R. § 800.212, and no filing before CFIUS is required pursuant to §800.401 in connection with this transaction.

(b) Neither the Company nor any of its Subsidiaries is a “cultural business” as defined in the Investment Canada Act (R.S.C., 1985 c.28).

Section 3.27 Indebtedness. Section 3.27 of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness outstanding, other than Indebtedness reflected in the Balance Sheet or otherwise included in the SEC Reports, and except for such Indebtedness, none of the Company or any of its Subsidiaries has any Indebtedness other than Indebtedness that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.28 Customers and Vendors. Section 3.28 of the Company Disclosure Letter sets forth a list of (x) the top ten (10) customers of the Company and its Subsidiaries (based on the approximate total revenues attributable to such customers) for the fiscal years ended December 31, 2021 and December 31, 2022 and for the six-month period ended June 30, 2023 (each a “Material Customer”, and collectively, the “Material Customers”), showing the approximate total sales to each such customer during the applicable period and the percentage of the total sales of the Company and its Subsidiaries represented by such sales and (y) the top ten (10) suppliers and vendors to the Company and its Subsidiaries (based on total amount purchased from such supplier or vendor) for the fiscal years ended December 31, 2021 and December 31, 2022 and for the six-month period ended June 30, 2023 (each a “Material Vendor”, and collectively, the “Material Vendors”), showing the approximate total spend by the Company and its Subsidiaries from each such supplier or vendor during the applicable period and the percentage of total spend of the Company and its Subsidiaries represented by such spend. Since January 1, 2023, no Material Customer or Material Vendor (a) has canceled or otherwise terminated, or threatened to cancel, or, to the knowledge of the Company, intends to cancel or terminate, its relationship with the Company or any of its Subsidiaries, (b) has materially decreased or threatened to materially decrease or limit its business with the Company or any of its Subsidiaries, and (c) has provided written notice of non-renewal to the Company or any of its Subsidiaries or of its intent to materially and adversely adjust the terms of any applicable Contract. The Company has not received written notice from any Material Customer or Material Vendor asserting a claim for breach of Contract, indemnification or similar claim against the Company or any of its Subsidiaries, except for such claim that, individually or in the aggregate, has not been and would not reasonable be expected to be material to the Company or any of its Subsidiaries.

Section 3.29 Accounts Receivable. All accounts and notes receivable reflected on the Balance Sheet are bona fide receivables arising in the ordinary course of business, consistent with past practices, and are collectible in the ordinary course (net of allowances for doubtful accounts reflected on the Balance Sheet). There are no Liens (other than Permitted Liens) on such receivables or any part thereof and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables by the Company or any of its Subsidiaries.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant that the statements contained in this Article IV are true and correct.

Section 4.1 Organization and Good Standing. Each of Parent and Merger Sub is duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of incorporation or organization and has all requisite corporate power and authority to carry on its respective businesses, operations and activities as presently conducted and to own, lease or operate its respective properties, rights and assets.

Section 4.2 Authorization and Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Statutory Merger Agreement, to perform its respective obligations hereunder and thereunder, and to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the Statutory Merger Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, including the Merger, have been duly authorized by all necessary corporate action on the parts of Parent and Merger Sub, and no additional corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Statutory Merger Agreement or the consummation of the Transactions, including the Merger, except for (x) executing and delivering the Statutory Merger Agreement and (y) the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, subject, in each case, to the Enforceability Limitations.

Section 4.3 Required Consents. Except as set forth on Section 8.2(g) of the Company Disclosure Letter (other than executing and delivering the Statutory Merger Agreement and the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act), no Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Statutory Merger Agreement and the consummation by Parent and Merger Sub of the Transactions (including the Merger), other than: (a) in connection with this Agreement and the consummation of the Transactions, including the Merger: (i) such Consents as may be required to be made or obtained under any Antitrust Laws; (ii) the filings and other Consents set forth on Section 3.3(b)(ii) of the Company Disclosure Letter in connection with obtaining the Requisite Gaming Approvals and all other Required Regulatory Approvals; and (iii) such other Consents as may be required to be made or obtained under state securities or “blue sky” or similar Applicable Laws of any foreign jurisdiction; (b) the execution and delivery of the Statutory Merger Agreement; (c) the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act, and the filing of appropriate documentation with the relevant Governmental Authorities of the other jurisdictions in which any of the Company, Parent, or their respective Subsidiaries and other Affiliates are qualified or licensed to do business, as the case may be; (d) any filings and other Consents as may be required by securities laws, including compliance with any applicable requirements of the Exchange Act, in connection with this Agreement and the Transactions; (e) the BMA Filing; and (f) such other Consents the failure of which to obtain, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 No Conflicts. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Statutory Merger Agreement, compliance by Parent and Merger Sub with any provisions hereof, and the consummation by Parent and Merger Sub of the Transactions (including the Merger) do not and will not conflict with or result in a violation of (a) any provision of the Charter Documents of Parent or Merger Sub, as applicable, or (b) assuming compliance with the matters referred to in Section 4.3, any Order or Applicable Law, except in the case of clause (b) above, for any such violations or conflicts that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5 Ownership of Company Ordinary Shares. None of Parent, Merger Sub, or, to the knowledge of Parent, any of their respective Affiliates, currently owns, or will prior to the Closing Date own, any Share Capital of the Company or has any rights to acquire any share capital of the Company (except pursuant to this Agreement and the Statutory Merger Agreement).

Section 4.6 No Impediment. As of the date of this Agreement: (a) there is no Legal Proceeding pending, or, to the knowledge of Parent, threatened, against or affecting Parent or Merger Sub or any of their respective properties or assets that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect; (b) neither Parent nor Merger Sub is subject to any outstanding Order that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the Transactions (including the Merger) or the performance by Parent and Merger Sub of their respective covenants and obligations under this Agreement and the Statutory Merger Agreement; and (c) there is no transaction under consideration or pending by Parent, Merger Sub, or any of their respective Affiliates that, individually or in the aggregate, would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any other Transactions.

Section 4.7 Interim Operations of Merger Sub. Merger Sub was formed by Parent solely for the purpose of engaging in the Transactions, and has engaged in no business activities other than in respect of the Transactions. All of the issued capital stock of Merger Sub is owned directly or indirectly by Parent.

Section 4.8 Sufficient Funds. Parent has, or will have on the Closing Date, cash on hand or other sources of immediately available funds sufficient to enable Parent to (a) pay the Merger Consideration and to satisfy all other payments required by this Agreement, (b) pay any and all fees, costs, and expenses incurred by Parent in connection with the Transactions, and (c) otherwise consummate the Transactions on the terms contemplated by this Agreement.

Section 4.9 Brokers. Other than SMBC Nikko Securities Inc., there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent or any of its subsidiaries (including Merger Sub) who is entitled to any financial advisors, brokerage, finder’s or other fee or commission in connection with the Transactions, including the Merger, based upon arrangements made by or on behalf of Parent or any of its subsidiaries (including Merger Sub).

Article V
CONDUCT OF COMPANY BUSINESS

Section 5.1 Conduct of Company Business. Except (a) as expressly required or permitted by this Agreement, (b) as required by the express terms of any Material Contract in effect as of the date hereof or made available to Parent under Section 5.2(l)(i), or (c) as required by Applicable Laws or actions taken to implement the express terms of Orders issued as of the date hereof or made available to Parent under Section 5.2(h): at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to: (i) carry on their respective businesses in the ordinary course of business, consistent with past practices and in compliance with all Applicable Laws, including using commercially reasonable efforts to (A) preserve intact the businesses and business organization of the Company and its Subsidiaries, (B) keep available the services of the directors, officers, employees, contractors, consultants, agents and other representatives of the Company or any of its Subsidiaries, and (C) preserve the Material Contracts and the Company’s and each of its Subsidiaries’ relationships with their respective customers, suppliers and distributors; and (ii) preserve the current relationships and goodwill with Governmental Authorities having jurisdiction over the Company and its Subsidiaries, including (A) preserving the Material Permits and (B) preparing and filing any regulatory filings on a timely basis in the ordinary course of business, consistent with past practices.

Section 5.2 Restrictions on Company Operations. Without limiting the generality of the foregoing Section 5.1, except (w) as expressly required or permitted by this Agreement, (x) as required by the express terms of any Material Contract in effect as of the date hereof or made available to Parent under Section 5.2(l)(i), (y) as required by Applicable Laws or actions taken to implement the express terms of Orders issued as of the date hereof or made available to Parent under Section 5.2(h), or (z) with Parent’s prior written consent: at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company will not, and will cause each of its Subsidiaries not to, and will use its reasonable best efforts to cause its and their respective Affiliates not to:

(a) amend any provision of the Charter Documents of the Company or any of its direct or indirect Subsidiaries, except as may be required by Applicable Law or the rules and regulations of the SEC or NASDAQ;

(b) issue, deliver, sell, grant, transfer, dispose of, pledge, encumber or subject to any Lien (other than Liens imposed by securities laws), or authorize the issuance, delivery, sale, grant, transfer, disposal of, pledge, encumbrance or subjecting to any Lien (other than Liens imposed by securities laws) the Share Capital or any share capital of any Subsidiary of the Company, or any other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for or evidencing the right to subscribe for, any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests, other than (i) the issuance of Company Ordinary Shares (A) upon the vesting or settlement of Company Share Awards issued prior to the date of this Agreement in accordance with the terms thereof or (B) as required by the terms of the Company Share Award issued before the date of this Agreement; or (ii) as required by the express terms of any other Company Securities or any other Subsidiary Securities, as the case may be, issued before the date of this Agreement;

(c) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, shares or property or any combination thereof) in respect of, any Company Securities or any Subsidiary Securities, as the case may be, or make any other actual, constructive or deemed distribution in respect of any Company Securities or any Subsidiary Securities, as the case may be; (ii) split, combine, subdivide or reclassify or amend any Company Securities or any Subsidiary Securities, as the case may be, or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for any Company Securities or any Subsidiary Securities, as the case may be; (iii) issue, sell, deliver, pledge, grant, dispose of or encumber any share capital, or grant to any Person (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, as the case may be, other than the issuance and sale of Company Ordinary Shares pursuant to Company Share Awards outstanding prior to the date hereof; or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any Company Securities or any Subsidiary Securities, as the case may be, except as required pursuant to the terms of a Contract in effect prior to the date hereof which provides governing terms for the applicable Company Share Award;

(d) (i) make, depart from, or adopt any change in any accounting methods, principles, policies or practices of the Company or any of its Subsidiaries, except as required by a change in GAAP or Applicable Law, or (ii) revalue any properties, rights or assets of the Company or any of its Subsidiaries, including waiving, forgiving, canceling, discharging or otherwise writing off notes or accounts receivable, except as required by GAAP or Applicable Law;

(e) other than (x) for sales or licenses of products or services, in each case in the ordinary course of business, consistent with past practices, or (y) pursuant to Contracts in existence and effective on the date of this Agreement: directly or indirectly (i) acquire (or agree to acquire) (whether by merger, consolidation, sale of stock or assets, or otherwise) any Person (or division thereof) or any assets or equity interests in or businesses of such Person, (ii) form a Subsidiary, (iii) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Transactions, including the Merger), or (iv) sell, transfer, lease, license, assign or otherwise dispose of (whether by merger, consolidation, sale of stock or assets, or otherwise), or pledge, mortgage, sell and leaseback, encumber or otherwise subject to any Lien (other than Permitted Liens), any material properties, rights or assets of the Company or any of its Subsidiaries (including any share capital or other Subsidiary Securities of any Subsidiary of the Company);

(f) (i) abandon, allow to lapse, sell, assign, transfer, exclusively license, grant any security interest in or otherwise encumber or dispose of any Company-Owned Intellectual Property Rights owned by the Company or any of its Subsidiaries, or (ii) grant any right or license to any Intellectual Property Rights other than pursuant to grants of non-exclusive licenses of products or services, in each case in the ordinary course of business consistent with past practices, including in respect of any terms and conditions;

(g) (i) incur, assume, repurchase or prepay any long-term or short-term Indebtedness; (ii) issue or sell any debt securities (including letters of credit) of the Company or any of its Subsidiaries, or any options, warrants, calls or other rights to acquire any such debt securities; (iii) guarantee any Indebtedness or debt securities of another Person, or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of another Person; (iv) make any loans, advances or capital contributions to or investments in another Person; (v) enter into any “keep well” or other Contract to maintain any financial statement condition of another Person; or (vi) enter into any arrangement having the economic effect of any of the foregoing;

(h) institute, settle or compromise any pending or threatened Legal Proceeding, including, paying, discharging or satisfying (or agree to pay, discharge or satisfy) any claim, liability or obligation (whether absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims and other Liabilities reflected or reserved against in full in the consolidated financial statements of the Company and its Subsidiaries included in the latest Quarterly Report on Form 10-Q filed by the Company prior to the date hereof;

(i) (i) change or modify, directly or indirectly, the compensation or benefits payable to any current or former director, officer, employee, independent contractor, consultant or other representative of the Company or any of its Subsidiaries, including changes and/or modifications with respect to (x) the compensation and/or benefits payable to any officer (including C-suite level employees), senior management-level employee (including senior vice presidents) or other employee with a similar executive or managerial role or responsibilities with the Company or any of its Subsidiaries, (y) the bonus opportunity available for any other employee of the Company or its Subsidiaries (other than such a change in bonus opportunity that is limited to within five percent (5%) of the bonus opportunity applicable to such employee as of the date hereof) and (z) any transaction, success, change of control, retention and similar bonuses and/or any severance payments, payable by or on behalf of the Company or any of its Subsidiaries, to such a director, officer, employee, consultant or other representative in connection with the consummation of the Transactions (including the provision of such a bonus or the making of such a payment to any Person other than those set forth on Section 5.2(i)(i) of the Company Disclosure Letter), except, in each case, as otherwise provided for in any Employee Plans in effect as of the date hereof (provided, that the Company made available to Parent such Employee Plan) or as required by Applicable Law; (ii) hire, engage, promote, terminate, change the employment terms and conditions with respect to, any officer or employee or independent contractor of the Company or any of its Subsidiaries, other than non-executive and non-managerial hires or promotions to fill a vacancy in the ordinary course of business, consistent with past practices during the past three (3) years; (iii) make any deposits or contributions of cash or other property (other than as required pursuant to the terms of the Employee Plans, or agreements subject to the Employee Plans, in effect as of the date hereof and made available to Parent prior to the date hereof) to, or accelerate the time of payment, vesting or funding of, or take any other action to fund or otherwise secure payment of, any compensation or benefits payable to any current or former director, officer, employee, independent contractor, consultant or other representative of the Company or any of its Subsidiaries, pursuant to the Employee Plans or agreements subject to the Employee Plans or any other Contract of the Company or any of its Subsidiaries; or (iv) amend any Employee Plans or Collective Bargaining Agreement, or terminate, adopt or enter into any plan, agreement, arrangement or other Contracts that would be an Employee Plan or a Collective Bargaining Agreement if in effect on the date of this Agreement, in each case, except as required by Applicable Law or by the terms of any Employee Plans in effect as of the date hereof and made available to Parent prior to the date hereof;

(j) (i) make (outside of the ordinary course of business), change or revoke any material Tax election; (ii) file any amended material income Tax Return, or any other amended Tax Return that would increase the Taxes payable by the Company and its Subsidiaries in any non-de minimis respect; (iii) change or revoke any Tax accounting method; (iv) enter into any closing agreement within the meaning of Section 7121 of the Code regarding any material Tax liability or assessment; (v) enter into, change or revoke any Tax sharing, allocation, assumption, or indemnification agreement (other than any commercial contract the primary purpose of which is unrelated to Taxes, entered into in the ordinary course of business and containing customary Tax indemnification provisions); (vi) settle, compromise or resolve any controversy that relates to a material liability for Taxes; (vii) consent to any extension or waiver of any limitation period applicable to any material Tax audit, claim, assessment or other similar Tax matter (other than automatic extensions granted in the ordinary course of business); (viii) fail to pay any material Taxes as they become due and payable (including estimated taxes), except to the extent such Taxes are contested in good faith and adequate reserves have been established for such Taxes in accordance with GAAP; or (ix) surrender any right to claim a material Tax refund, in each case, with respect to the Company or any of its Subsidiaries;

(k) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance, profit and/or loss sharing arrangement, minority equity investment or similar arrangement;

(l) (i) enter into or renew any Material Contract, other than in the ordinary course of business, consistent with past practices, including in respect of the terms and conditions, or (ii) terminate or materially amend any Material Contract, or waive or release any material rights with respect thereto;

(m) enter into any new lease or sublease, or materially amend any Lease in effect as of the date of this Agreement or any such lease or sublease of real property entered into after the date hereof, or waive any material term or condition of such Lease or such other lease or sublease, as the case may be;

(n) (i) enter into any new line of business or activity, any class or any market in which the Company and its Subsidiaries do not operate as of the date of this Agreement; (ii) abolish, withdraw, terminate or otherwise exit from any line of business or activity, any class or any market in which the Company or any of its Subsidiaries operates or conducts any of its business as of the date of this Agreement; (iii) enter into any markets with respect to the business-to-consumer business segment of the business of the Company and its Subsidiaries; or (iv) engage in, or enter into, or propose to enter, a Gaming Business, or otherwise offer any gaming services or products, whether directly or indirectly, including through its and their respective Affiliates or Representatives or third-party contractors, in any jurisdiction or market where such entry (or proposal to enter) or offering would be prohibited by Applicable Law, including Gaming Laws;

(o) (i) relinquish, abandon, modify, rescind, waive or terminate any Material Permit; (ii) fail to make expenditures as required under any Gaming Law or by any Gaming Authority; (iii) enter into any material agreement or commitment with any Gaming Authority; or (iv) suspend, withdraw or terminate any applications or submissions for new Gaming Approvals outstanding as of the date of this Agreement;

(p) (i) make, incur or authorize (other than in accordance with the Company’s 2023 annual budget) capital expenditure(s), or (ii) not make, incur or authorize the capital expenditures contemplated in the Company’s 2023 annual budget;

(q) enter into any Related Party Transaction;

(r) adopt a plan of complete or partial liquation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(s) other than in the ordinary course of business consistent with past practices, fail to maintain in full force and effect the insurance policies covering the Company and its Subsidiaries and their respective properties, businesses, assets and operation in a form and amount consistent with those in place as of the date of this Agreement; or

(t) otherwise agree or commit to do any of the foregoing.

Section 5.3 No Control. Notwithstanding the foregoing, nothing in this Article V or elsewhere in this Agreement is intended to give Parent, Merger Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the businesses, operations or activities of the Company or any of its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and each of its Subsidiaries will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective businesses, operations and activities.

Article VI
NON-SOLICITATION OF ACQUISITION PROPOSALS

Section 6.1 Non-Solicitation.

(a) Except as expressly permitted by this Section 6.1, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time: (i) the Company shall, and shall cause each of its Subsidiaries and its and its Subsidiaries’ Representatives to, (A) immediately cease and cause to be immediately terminated any solicitation, encouragement, discussions or negotiations with any Persons (other than Parent and Merger Sub and their respective Representatives) that may be ongoing with respect to a Company Takeover Proposal and (B) cease providing any further information with respect to the Company and its Subsidiaries or in connection with any Company Takeover Proposal to any Third Party or its respective Representatives; and (ii) the Company shall not, and shall cause each of its Subsidiaries and its and its Subsidiaries’ Representatives not to, and shall not authorize or permit any of its Subsidiaries or any of its and its Subsidiaries’ Representatives to, and shall not publicly announce any intention to, directly or indirectly, (A) solicit, initiate, propose, encourage, facilitate or assist any inquiries, discussions or request regarding, or the making, submission or announcement of, any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (B) engage in, continue, maintain or otherwise participate in any solicitations, discussions or negotiations regarding, or furnish to any Third Party or other Person (including their Representatives) any information or afford to any such Person access to the business, operations, activities, properties, assets, books and records or other information of, or to any personnel of, the Company and its Subsidiaries, in any such case in connection with or with the intent to induce or for the purpose of soliciting, initiating, encouraging or facilitating, a Company Takeover Proposal (other than (x) solely in response to an unsolicited inquiry, to refer the inquiring Person to the terms of this Section 6.1 and to limit its communication exclusively to such referral or (y) upon receipt of a bona fide, unsolicited written Company Takeover Proposal from any Third Party that did not result from a breach of this Section 6.1, solely to the extent necessary to ascertain facts or clarify terms with respect to a Company Takeover Proposal for the Company Board and/or the Company Special Committee to be able to have sufficient information to make the determination described in Section 6.1(c)), (C) approve, adopt, publicly recommend or enter into, or publicly propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, agreement in principle or other Company Acquisition Agreement (whether written or oral) with respect to a Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.1(c)), (D) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover Applicable Laws inapplicable to any Person (other than Parent and its Affiliates) or to any transactions constituting or contemplated by a Company Takeover Proposal, or (E) resolve or agree to do any of the foregoing. The Company shall not, and shall cause its Subsidiaries not to, release any Third Party from, or waive, amend or modify any provision of, or grant permission under, or knowingly fail to enforce, any confidentiality obligations with respect to a Company Takeover Proposal or similar matter or any standstill provision in any agreement to which the Company or any of its Subsidiaries is a party; provided, that prior to the time the Requisite Shareholder Approval is obtained, but not after, the Company may waive any standstill or similar provisions to the extent necessary to permit a Third Party to make, on a confidential basis to the Company Board and/or the Company Special Committee, a Company Takeover Proposal, conditioned upon such Third Party agreeing to disclosure of such Company Takeover Proposal to Parent, in each case as contemplated by this Section 6.1 (provided further, that the Company may only take such action if the Company Board and/or the Company Special Committee determines in good faith (after consultation with its outside financial advisor and outside legal counsel) that the failure of the Company Board to take such action would reasonably be expected to result in a breach by the Company Board of its fiduciary duties under Applicable Law). None of the Company or any of its Subsidiaries shall enter into any confidentiality agreement or other agreement subsequent to the date hereof which prohibits the Company or any of its Subsidiaries from (x) providing to Parent or any of its Affiliates or any of its or their respective Representatives the information required to be provided pursuant to this Section 6.1 or (y) otherwise complying with this Section 6.1.

(b) The Company shall, and shall cause each of its Subsidiaries to, promptly after the date hereof, request any Person that has executed a currently in-effect confidentiality or non-disclosure agreement in connection with any actual or potential Company Takeover Proposal to promptly after the date of such request return or destroy all confidential information concerning the Company and its Subsidiaries in the possession of such Person or its Representatives (other than from any Person with which the Company has entered into an Acceptable Confidentiality Agreement in accordance with this Section 6.1). If the Company or any of its Subsidiaries has provided information to any Person pursuant to an Acceptable Confidentiality Agreement, the Company shall, and shall cause each of its Subsidiaries to, promptly after the earlier of (x) the conclusion or termination of negotiations with such Person or (y) the receipt of the Requisite Shareholder Approval, request that such Person promptly after the date of such request return or destroy all confidential information concerning the Company and its Subsidiaries in the possession of such Person or its Representatives.

(c) Anything to the contrary contained in Section 6.1(a) notwithstanding, if at any time after the date of this Agreement and prior to the time that the Requisite Shareholder Approval is obtained, but not after, the Company or any of its Representatives receives a bona fide, unsolicited written Company Takeover Proposal from a Third Party that did not result from a breach of this Section 6.1 and if the Company Board and/or the Company Special Committee determines, in good faith, after consultation with its outside financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then the Company and its Representatives may, prior to the time the Requisite Shareholder Approval is obtained, but not after, (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information with respect to the Company and its Subsidiaries to the Third Party who has made such Company Takeover Proposal; provided, that the Company shall concurrently with the delivery to such Third Party provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such Third Party or its Representatives unless such non-public information has been previously provided or made available to Parent (which non-public information, for the avoidance of doubt, shall be subject to the Confidentiality Agreement), and (ii) engage in or otherwise participate in discussions or negotiations with the Third Party making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal. The Company shall as promptly as practicable (and in any event within forty-eight (48) hours) notify Parent if the Company Board and/or the Company Special Committee makes a determination that a Company Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal or if the Company furnishes information or enters into discussions or negotiations as provided in this Section 6.1(c).

(d) Without limiting the foregoing, the Company shall as promptly as practicable (and in any event within forty-eight (48) hours after receipt) notify Parent in the event that the Company or any of its Representatives receives a Company Takeover Proposal or a request for information relating to the Company or any of its Subsidiaries that constitutes or contemplates a Company Takeover Proposal, including the identity of the Person making the Company Takeover Proposal and copies of the Company Takeover Proposal and any and all proposed or definitive Company Acquisition Agreements (including all exhibits and schedules and all financing commitments and other ancillary agreements relating thereto) (or, in each case, if not provided in writing to the Company, a reasonable written summary of the material terms and conditions thereof, provided, the Company shall promptly provide a copy of such Company Takeover Proposal and/or Company Acquisition Agreements and other agreements and documents, as applicable, as and when available), together with all documents included or incorporated therein. The Company shall keep Parent reasonably informed, on a reasonably current basis, as to the status of (including any developments, discussions or negotiations) such Company Takeover Proposal (including by as promptly as practicable (and in any event within forty-eight (48) hours after receipt) providing to Parent a description of any changes to the material terms and conditions of such Company Takeover Proposal).

(e) Except as expressly permitted by Section 6.1(f): (i) the Company Board shall make the Company Board Recommendation; and (ii) neither the Company Board nor the Company Special Committee shall (A) fail to include the Company Board Recommendation in the Proxy Statement; (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to amend, change, qualify, withhold, withdraw or modify the Company Board Recommendation in a manner adverse to Parent; (C) agree to, adopt, approve or recommend to the Company’s shareholders, or resolve to or publicly propose or endorse or announce its intention to adopt, approve or recommend to the Company’s shareholders, or submit to a vote of the Company’s shareholders, a Company Takeover Proposal; (D) approve, endorse, adopt or recommend, or authorize, cause or permit the Company or any of its Subsidiaries to enter into, any Company Acquisition Agreement relating to a Company Takeover Proposal; or (E) resolve or agree to do any of foregoing (any action described in the foregoing clause (ii) being referred to as a “Company Board Recommendation Change”).

(f) Anything to the contrary set forth in this Agreement notwithstanding, subject to Section 7.1(b)(v), prior to the time that the Requisite Shareholder Approval is obtained, but not after, the Company Board may effect a Company Board Recommendation Change in response to either an Intervening Event or a bona fide, unsolicited Company Takeover Proposal that did not result from a breach of this Section 6.1, make a Company Board Recommendation Change or cause the Company to terminate this Agreement in accordance with Section 9.1(i) in order to substantially concurrently with such termination enter into a Company Acquisition Agreement or other definitive agreement relating to such Company Takeover Proposal. In connection with: (I) an Intervening Event, the Company may effect a Company Board Recommendation Change if, and only if, prior to taking such action: (i) the Company has complied with its obligations under this Section 6.1; and (ii) the Company Board and/or the Company Special Committee, determines, in good faith, after consultation with its outside financial advisor and outside legal counsel, that the failure to make such Company Board Recommendation Change would be inconsistent with the fiduciary duties of the Company Board to the Company shareholders under Applicable Law; provided, that prior to making the determination set forth in clause (I)(ii), (A) the Company has provided Parent with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it, (B) the Company has kept Parent reasonably informed of developments with respect to such Intervening Event, (C) the Company has notified Parent in writing at least five (5) Business Days before making such a Company Board Recommendation Change with respect to such Intervening Event of its intention to do so and specifies the reasons therefor, (D) to the extent requested by Parent, the Company shall have negotiated, in good faith, with Parent and its Representatives during such notice period to enable Parent to propose revisions to the terms of this Agreement, (E) following the end of such notice period, the Company Board and/or the Company Special Committee shall have considered, in good faith, any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, in good faith, after consultation with its outside financial advisor and outside legal counsel, that the failure to make such Company Board Recommendation Change would nevertheless continue to be inconsistent with the fiduciary duties of the Company Board to the Company shareholders under Applicable Law if the revisions proposed in writing by Parent were to be given effect; and (II) a Company Takeover Proposal, the Company may effect a Company Board Recommendation Change if and only if, prior to taking such action: (i) the Company has complied with its obligations under this Section 6.1; (ii) the Company Board and/or the Company Special Committee has determined, in good faith, after consultation with its outside financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes a Superior Proposal; and (iii) the Company Board and/or the Company Special Committee determines, in good faith, after consultation with its outside financial advisor and outside legal counsel, that the failure to do so would reasonably be expected to result in a breach by the Company Board of its fiduciary duties under Applicable Law; provided, that prior to making such Company Board Recommendation Change or effecting such termination (and prior to making the determination set forth in clause (II)(iii)), (A) the Company has given Parent at least five (5) Business Days’ prior notice of its intention to take such action, specifying the reasons therefor, including the terms and conditions of, and the identity of the Person making, any such Company Takeover Proposal and has contemporaneously provided to Parent a copy of the Company Takeover Proposal and copies of any and all proposed or definitive Company Acquisition Agreements (including all exhibits and schedules and all financing commitments and other ancillary agreements relating thereto) (or, in each case, if not provided in writing to the Company, a reasonable written summary of the material terms and conditions thereof, provided, that the Company shall provide a copy of such Company Takeover Proposal and/or such Company Acquisition Agreements and other agreements and documents, as applicable, as and when available), together with all documents included or incorporated therein, (B) the Company shall have negotiated, in good faith, with Parent and its Representatives during such notice period to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Company Takeover Proposal to no longer constitute a Superior Proposal, (C) following the end of such notice period, the Company Board and/or the Company Special Committee shall have considered, in good faith, any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, in good faith, after consultation with its outside financial advisor and outside legal counsel, that the Company Takeover Proposal would nevertheless continue to constitute a Superior Proposal if the revisions proposed in writing by Parent were to be given effect, and (D) in the event of any change to any of the financial terms (including the form, amount, mix and timing of payment of consideration) or any other material terms of such Company Takeover Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the five (5) Business Day notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of (x) three (3) Business Days and (y) the period remaining under the notice period under clause (A) of this proviso immediately prior to the delivery of such additional notice under this clause (D)) during which time the Company shall be required to comply with the requirements of this Section 6.1(f) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso; provided, however, that in the case of clause (II) above, the Company shall not terminate this Agreement pursuant to this Section 6.1(f) and Section 9.1(i) unless the Company pays, or causes to be paid, to Parent the Termination Fee pursuant to Section 9.3(a) prior to or concurrently with such termination. Anything to the contrary contained herein notwithstanding, neither the Company nor any of its Subsidiaries shall enter into any Company Acquisition Agreement unless this Agreement has been, or is substantially concurrently, terminated in accordance with its terms.

(g) Nothing in this Agreement shall prohibit the Company Board from: (i) taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a customary “stop, look and listen” communication by the Company Board to the Company’s shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) complying with the Company’s disclosure obligations under U.S. federal or state law or other Applicable Law with regard to a Company Takeover Proposal; or (iv) making any disclosure to the Company’s shareholders if the Company Board and/or the Company Special Committee has determined in good faith after consultation with the Company’s outside legal counsel that the failure to do so would be reasonably likely to a breach of its fiduciary duties under Applicable Law; provided, however, that any statement(s) made by or on behalf of the Company Board and/or the Company Special Committee pursuant to Rule 14e-2(a) or Rule 14d-9 under the Exchange Act shall be subject to the terms and conditions of this Agreement; and provided further, that in each case of the foregoing clauses (i) through (iv) (other than a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act) such disclosure does not modify or qualify the Company Board Recommendation in a manner adverse to Parent or Merger Sub.

(h) The Company agrees that in the event any Subsidiary of the Company or any Representative of the Company or any of its Subsidiaries takes any action which, if taken by the Company, would constitute a breach of this Section 6.1, the Company shall be deemed to be in breach of this Section 6.1.

Article VII

ADDITIONAL COVENANTS AND AGREEMENTS

Section 7.1 Company Shareholder Approval.

(a) Proxy Statement

(i) Subject to Section 7.1(a)(ii), promptly following the execution and delivery of this Agreement (but in no event later than twenty (20) Business Days after the date of this Agreement), the Company, in consultation with Parent, shall prepare and file with the SEC, in preliminary form, a proxy statement (or similar disclosure document) relating to the adoption and approval of this Agreement and the Statutory Merger Agreement by the Company’s shareholders at the Company Shareholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”), which shall include the Company Board Recommendation.

(ii) The Company shall cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC. The Company shall not file the Proxy Statement (including the proposed definitive version of the Proxy Statement) with the SEC unless and until Parent and Merger Sub, and their counsel, have a reasonable opportunity to review and provide reasonable comments thereon, which the Company will consider in good faith for incorporation into the Proxy Statement.

(iii) Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall use reasonable best efforts to ensure that all information supplied for inclusion or incorporation by reference in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false and misleading, on the date of filing, the date of mailing to the Company’s shareholders (if applicable), and at the time of the Company Shareholder Meeting. If, at any time prior to the Company Shareholder Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent and Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information will promptly notify the other party, and the Company, in consultation with Parent, shall promptly prepare and file with the SEC an appropriate amendment or supplement to the Proxy Statement describing such information and, to the extent required by Applicable Law or the SEC or its staff, disseminate such amendment or supplement to the Company’s shareholders.

(iv) The Company (A) will advise Parent and Merger Sub, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff, for (1) any amendment or revisions to the Proxy Statement, (2) any receipt of comments from the SEC or its staff on the Proxy Statement or (3) any receipt of a request by the SEC or its staff or other Governmental Authority, as applicable, for additional information in connection therewith and (B) use its reasonable best efforts to respond as promptly as reasonably practicable to such request by the SEC or its staff. The Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Company’s proposed responses to any such requests or any comments to the Proxy Statement from the SEC or its staff prior to the Company responding to any such request or comments, and shall give due consideration to the incorporation of all reasonable additions, deletions or changes thereto suggested by Parent, Merger Sub and their counsel. Parent shall reasonably cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto and shall promptly furnish the Company all information relating to Parent and Merger Sub reasonably requested by the Company for inclusion in, or otherwise in respect of, the Proxy Statement.

(v) Subject to Applicable Law, the Company shall cause the Proxy Statement to be disseminated to the Company’s shareholders as promptly as reasonably practicable following the SEC Clearance Date.

(b) Company Shareholder Meeting.

(i) Unless this Agreement is earlier terminated pursuant to Article IX, and subject to the other provisions of this Agreement, the Company shall (A) take all actions necessary in accordance with Bermuda Law, the Charter Documents of the Company, the Exchange Act, the Securities Act and similar Applicable Laws, and the applicable listing and corporate governance rules and policies of NASDAQ, to duly call, give notice of, convene and hold, promptly following the mailing of the Proxy Statement, a meeting of the shareholders of the Company for the purpose of voting upon the adoption of this Agreement, the Statutory Merger Agreement and the Transactions in accordance with Bermuda Law (including any adjournment, recess, reconvening or postponement thereof, the “Company Shareholder Meeting”; such proposals, the “Company Shareholder Proposal”); provided, that without the prior written consent of Parent, the Company Shareholder Meeting shall not be scheduled for any day later than forty-five (45) calendar days after the SEC Clearance Date; and (B) take all other actions reasonably necessary or advisable to obtain the Requisite Shareholder Approval at the Company Shareholder Meeting. The Company shall not submit any other proposals for consideration at the Company Shareholder Meeting without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned.

(ii) In furtherance and not in limitation of Section 7.1(b)(i): (A) promptly after the SEC Clearance Date, the Company Board shall establish a record date for the Company Shareholder Meeting, which record date, once established, shall not be changed without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) or except as required by Applicable Law; (B) the Company shall include the Company Board Recommendation in the Proxy Statement; and (C) the Company shall solicit from the Company’s shareholders (which solicitation shall require hiring a reputable proxy solicitor firm) proxies to be voted in favor of the adoption of this Agreement, the Statutory Merger Agreement and the Transactions, including the Merger (including by postponing or adjourning the Company Shareholder Meeting to allow additional solicitation of proxies in order to obtain the Requisite Shareholder Approval if necessary), or otherwise obtain the Requisite Shareholder Approval at the Company Shareholder Meeting. The Company shall keep Parent updated with reasonable frequency with respect to proxy solicitation results.

(iii) The Company Shareholder Meeting shall not be adjourned or postponed by the Company or the Company Board (or a duly authorized committee thereof) except as follows: (A) there are insufficient Company Ordinary Shares present or represented by proxy at the Company Shareholder Meeting to constitute a quorum thereat; or (B) the Company is required to postpone or adjourn the Company Shareholder Meeting pursuant to the rules and regulations of the SEC or NASDAQ or other Applicable Law or Order; or (C) with the prior written consent of Parent (such consent not to be unreasonably withheld); provided, that in no event shall the postponed or adjourned Company Shareholder Meeting be scheduled to be held on or after the date that is the earlier of (x) twenty (20) Business Days after the date of the Company Shareholder Meeting (as originally noticed in the Proxy Statement) or (y) ten (10) days prior to the End Date.

(iv) The Company hereby agrees that, unless this Agreement is terminated in accordance with its terms prior to the Company Shareholder Meeting, the Company’s obligations to hold the Company Shareholder Meeting pursuant to this Section 7.1 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or by any other development.

(v) Notwithstanding anything to the contrary in this Agreement, unless this Agreement is earlier terminated pursuant to Article IX, the Company shall be required to submit the Company Shareholder Proposal for approval by the Company’s shareholders at the Company Shareholder Meeting, whether with or without the Company Board Recommendation.

Section 7.2 Efforts to Close.

(a) Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, and in furtherance and not in limitation of the other covenants and agreements set forth herein, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agrees to use commercially reasonable efforts to promptly take (or cause to be promptly taken) all such actions, and to promptly do (or cause to be promptly done) all such things, reasonably necessary, proper or advisable under this Agreement and all Applicable Laws and Orders, including all Gaming Laws and any Applicable Laws that are binding upon or applicable to the Affiliates of such Person, to satisfy their respective conditions to closing set forth in Article VIII and to consummate and make effective the Transactions, including the Merger, as promptly as practicable after the date of this Agreement (and in any event on or before the End Date), including using commercially reasonable efforts to: (i) obtain all necessary Consents from Third Parties required under any Material Contracts; (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders, authorizations and other Consents from Governmental Authorities, make all necessary or advisable applications, registrations, declarations, notices, disclosures, petitions, ruling requests, certificates and filings with, and take all steps as may be reasonably necessary or advisable to obtain an approval, waiver or other Consent from, or to avoid any Legal Proceeding by, any Governmental Authority (collectively, the “Regulatory Approvals”); (iii) defend or avoid any other Legal Proceeding or Order challenging this Agreement or the consummation of the Transactions, including seeking to have any stay, temporary restraining order or other Order entered by any Governmental Authority of competent jurisdiction vacated or reversed; and (iv) execute and deliver any additional instruments necessary, proper or advisable under this Agreement and/or Applicable Law to consummate the Transactions and to carry out fully the purposes of this Agreement. In furtherance and not in limitation of the foregoing, subject to Applicable Law, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall promptly assist, cooperate and coordinate with the other in connection with the taking of such actions and the doing of such things contemplated by the foregoing clauses (i) through (iv), including preparing and supplying the other as soon as reasonably practicable with any financial or non-financial information and/or documentary materials that may be required or requested by any Governmental Authority (including any Gaming Authority) or as may be reasonably required in order in connection with the Transactions or to otherwise take such actions and do such things.

(b) Regulatory Approvals. In furtherance of, and without limiting the generality of the parties’ undertakings pursuant to, Section 7.2(a), the Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby each agrees to use commercially reasonable efforts to take (or cause to be taken) all other actions consistent with this Section 7.2 as reasonably necessary or advisable to obtain the Regulatory Approvals from each applicable Governmental Authority as promptly as practicable after the date of this Agreement (and in any event on or before the End Date) (and the other party shall reasonably cooperate with such party in such efforts), including using commercially reasonable efforts to: (i) prepare and make such filings with respect to the Gaming Approvals and other Consents from the Gaming Authorities set forth on Section 3.3(b) of the Company Disclosure Letter (including any modifications or new licensing conditions imposed upon any existing Gaming Approval held by the Company and its Subsidiaries) as soon as reasonably practicable after the date of this Agreement (provided, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall submit all initial applications (including support documentation) therefor to the applicable Gaming Authority no later than forty-five (45) days from the date hereof), and take (or cause to be taken) all other actions consistent with this Section 7.2 reasonably necessary or advisable to obtain all such Gaming Approvals and other Consents from, or to avoid any Legal Proceeding by, any such Gaming Authority; (ii) to the extent applicable, prepare and make such filings required under Antitrust Laws with respect to the Transactions as promptly as practicable after the date hereof (and with respect to the HSR Act, within fifteen (15) Business Days of the date hereof), and take (or cause to be taken) all other actions consistent with this Section 7.2 as (1) necessary not to extend any applicable waiting period under Antitrust Laws or (2) reasonably necessary or advisable to cause the expiration or termination of such waiting periods (including extensions thereof) as soon as practicable after the date hereof; (iii) promptly respond to any request for additional information and documentary material from any Governmental Authority; and (iv) file with the Bermuda Monetary Authority an application pursuant to the Exchange Control Act 1972 (and related regulations) regarding the change of ownership of the Company with respect to the Transactions within fifteen (15) Business Days of the date of this Agreement. All filing fees due in connection with any filings required under Antitrust Laws shall be borne by Parent.

(c) Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agrees to use commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the FTC, the DOJ, or any other federal, state-level, local or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions, (iii) permit the other party to review in advance any substantive communication or submission proposed to be filed with any Governmental Authority and/or in connection with any proceeding initiated by a private party and consider in good faith for incorporation such other party’s comments thereto, and (iv) consult with each other in advance of any substantive meeting or conference with the FTC, the DOJ, or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ, or such other applicable Governmental Authority, give the other party the opportunity to attend and participate in such meetings and conferences. Notwithstanding anything to the contrary in this Section 7.2, Parent and Merger Sub, on the one hand, and the Company, on the other hand, agrees that Parent shall lead the strategy for all filings and communications in connection with any filing pursuant to the HSR Act and any other filings and submissions under applicable Antitrust Laws including material communications and negotiations with the FTC, the DOJ or any other Governmental Authority regarding this Agreement or the Transactions, including the Merger, so long as such strategy complies with the terms and conditions of this Agreement; provided, that Parent consults and considers in good faith the views of the Company.

(d) Notwithstanding anything to the contrary in this Agreement, in connection with the parties’ undertakings in this Section 7.2 with respect to Antitrust Laws, Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other party or its Representatives under this Section 7.2 as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient party and shall not be disclosed by such outside legal counsel to employees, officers or directors or other Representatives of such recipient party unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

(e) CFIUS.

(i) The Company and Parent shall cooperate to jointly prepare a CFIUS Filing as soon as practicable after execution of this Agreement. The Company and Parent shall furnish any supplemental information requested by CFIUS in connection therewith pursuant to the DPA and the applicable regulations promulgated thereunder. The Company and Parent shall cooperate with each other in connection with any such filing or the provision of any such information (including, to the extent reasonably possible, providing copies, or portions thereof, of all such documents to the non-filing party prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith). All filing fees due in connection with the CFIUS Filing shall be borne by Parent. Each of Parent and the Company shall use commercially reasonable efforts to respond as promptly as reasonably practicable (but in any event within the time required to avoid possible rejection or deferred acceptance of the CFIUS Filing under 31 C.F.R. § 800.403) to any inquiries or requests received from CFIUS in connection with the CFIUS Filing. Each of Parent and the Company shall use commercially reasonable efforts to obtain the CFIUS Approval.

(ii) Parent shall agree to any action, condition or restriction required by CFIUS in connection with the satisfaction of the CFIUS Approval (together, “CFIUS Mitigation Measures”). Notwithstanding the foregoing, Parent shall not be required to consent or agree to any CFIUS Mitigation Measure that would (A) make it commercially impractical for Parent or any of its Affiliates to operate or engage in businesses that in the aggregate account for, or are reasonably expected to account for, one percent (1%) or more of the annual consolidated revenues of Parent or such Affiliate, as applicable; or (B) reasonably be expected to have a material adverse effect on the ability of Parent or, if applicable, any of its Affiliates to oversee the operations of the Company and its Subsidiaries. The Company shall agree to cooperate with Parent in respect of any action, condition or restriction required by CFIUS in connection with the satisfaction of the CFIUS Approval.

Section 7.3 Access to the Company.

(a) Subject to Applicable Law, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall, and shall cause each of its Subsidiaries and its and their respective Representatives to, (i) afford Parent and its Representatives reasonable access, during normal business hours and after reasonable advance notice, to all their respective businesses, operations, activities, properties, assets, books and records, commitments and other Contracts, personnel, including officers and other employees, agents and other Representatives of the Company and any of its Subsidiaries, information regarding all pending Legal Proceedings (and the Company shall keep Parent reasonably informed with respect to the respective status thereof) and shall provide Parent with an opportunity to provide comments or suggestions with respect to such pending Legal Proceedings (which comments or suggestions shall be considered in good faith by the Company, and the Company shall acting in good faith incorporate or implement reasonable comments or suggestions), (ii) provide access to all work papers and such other information (including any income Tax Returns and other material state or non-state Tax Returns) as Parent may reasonably request, (iii) furnish reasonably promptly to Parent and its Representatives, all other information concerning the businesses, operations, activities, properties, rights, assets and personnel of the Company and its Subsidiaries, as Parent may reasonably request, and (iv) afford Parent and its Representatives reasonable assistance, at the expense of Parent, in preparing any Tax filings that may be required in connection with the transactions contemplated by this Agreement; provided, however, that in each case of clauses (i) through (iv) the Company may restrict or otherwise prohibit access to any documents or information to the extent that: (A) any Applicable Laws require the Company to restrict or otherwise prohibit access to such documents or information; (B) access to such documents would violate any Antitrust Law or similar Applicable Laws; (C) access to such documents or information would waive any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (D) access would result in disclosure of trade secrets of third Persons; (E) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; or (F) where access to such documents would contravene Privacy/Data Security Laws; provided, that in each case of clauses (A) to (F), the Company and its Subsidiaries shall use commercially reasonable efforts to allow for such access or disclosure in a manner that would not result in a violation or breach, and otherwise mitigate any restrictions imposed by the foregoing clauses (A) to (F).

(b) Any investigation conducted pursuant to the access contemplated by this Section 7.3 will be conducted in a manner that does not unreasonably interfere with the conduct of the businesses, operations and activities of the Company or any of its Subsidiaries or create a risk of damage or destruction to its respective properties or assets of the Company or any of its Subsidiaries. The terms and conditions of the Confidentiality Agreement will apply to any information furnished by the Company, its Subsidiaries and their respective Representatives, or obtained by Parent or any of its Representatives, in connection with any investigation conducted pursuant to the access contemplated by this Section 7.3.

(c) From and after the date hereof and until the Effective Time, the Company and Parent shall, and shall cause their respective Subsidiaries and Representatives to use their commercially reasonable efforts to, subject to Applicable Laws, cooperate with the other Party in connection with planning the integration of the business operations following the Closing of the Surviving Company and its Subsidiaries, on the one hand, and Parent and its Affiliates, on the other hand. Without limiting the foregoing, the Company and Parent shall convene (i) regular meetings, not less than once per month unless otherwise mutually agreed to by the parties, to be attended by the Chief Executive Officer of the Company and a duly authorized representative of Parent (or an Affiliate thereof), and (ii) separate sessions for business, accounting, tax, finance, technology, IT, legal and compliance, licensing, human resources and similar matters, in each case, not less than once per month unless otherwise mutually agreed to by the parties, to be attended by the applicable officer or senior management employee of each of the Company and of Parent (or an Affiliate thereof) with respect to such matters.

Section 7.4 Notice of Breach.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, subject to Applicable Law: (i) the Company will promptly notify Parent and Merger Sub (x) in the event that any representation or warranty made by the Company in this Agreement has become untrue or inaccurate in any material respect, such that the Company has failed to comply with or satisfy any covenant or obligation to be complied with or satisfied by the Company under this Agreement, or (y) of the occurrence, or non-occurrence, of any Effect, to the extent such untruth, inaccuracy or failure or occurrence, or non-occurrence (as the case may be), individually or in the aggregate, has caused, or would reasonably be expected to cause, the conditions to closing set forth in Section 8.2(a), Section 8.2(b) and/or Section 8.2(g) to fail to be satisfied; (ii) Parent will promptly notify the Company (x) in the event that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, such that Parent and Merger Sub have failed to comply with or satisfy any covenant or obligation to be complied with or satisfied by Parent or Merger Sub under this Agreement, or (y) of the occurrence, or non-occurrence, of any Effect, to the extent such untruth, inaccuracy or failure or occurrence, or non-occurrence (as the case may be), individually or in the aggregate, has caused, or would reasonably be expected to cause, the conditions to closing set forth in Section 8.3(a) and Section 8.3(b) to fail to be satisfied; and (iii) the Company will promptly notify Parent, and Parent will promptly notify the Company, in the event that (A) such party has received written notice from any Person alleging that such Person’s Consent is, or would reasonably be expected to be, material to (x) the Company and its Subsidiaries, taken as a whole, or (y) the Company or the applicable Subsidiary, as the case may be, on a standalone basis, or (B) such party has received a material written notice from any Governmental Authority in connection with the Transactions; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 7.4 or the failure of any of the foregoing conditions to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the foregoing conditions to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 7.4 shall not limit or otherwise affect the remedies available under this Agreement hereunder to Parent or the Company.

(b) Notwithstanding anything to the contrary in this Agreement, in no event will Parent or any of its Affiliates be required (and in no event shall the Company or any of its Subsidiaries agree without Parent’s prior written consent) to take any action (including entering into any consent decree, hold separate order or other arrangement), or to permit or suffer to exist any material restriction, condition, limitation or requirement, that (when taken together with all other such actions, restrictions, conditions, limitations and requirements), individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Burdensome Condition.

Section 7.5 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that the Company and SEGA SAMMY CREATION USA INC. have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms and automatically terminate at the Effective Time.

Section 7.6 Public Disclosure. Each of the Company and Parent agrees that no public release or announcement concerning the Transactions shall be issued by any party without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by Applicable Laws or the applicable rules or regulations of the SEC, NASDAQ, TSE or other Governmental Authority to which the relevant party (or its Affiliates) is subject or submits, in which case the party who is, or whose Affiliate is, required make the release or announcement shall use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Each of the Company and Parent shall use its respective commercially reasonable efforts to consult with the other party hereto before: (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case, to the extent relating to the Transactions, including the Merger, and each party hereto will not engage in any of the foregoing without the prior consent of the other party (such consent not to be unreasonably withheld, conditioned, or delayed).

Section 7.7 Transaction Litigation. Prior to the Effective Time, the Company will promptly notify Parent of any Transaction Litigation as well as any demands for dissenters’ rights, including by providing copies of all pleadings and notices with respect thereto, and thereafter shall keep Parent reasonably informed with respect to the status thereof. Subject to the entry into a customary joint defense agreement, the Company shall give Parent the opportunity to consult with the Company and participate in the defense, settlement or prosecution of any Transaction Litigation. For purposes of this Section 7.7, “participate” means that (a) the Company will keep Parent apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected) and (b) Parent may offer comments or suggestions with respect to such Transaction Litigation (which comments or suggestions shall be considered in good faith by the Company, and the Company shall acting in good faith incorporate or implement reasonable comments or suggestions), but will not be afforded any decision-making power or other authority over such Transaction Litigation. None of the Company or any of its Subsidiaries or any of its or their respective Representatives shall compromise, settle or come to an arrangement regarding any such Transaction Litigation, in each case, unless approved in advance in writing by Parent.

Section 7.8 Section 16(b) Exemption. Prior to the Effective Time, the Company shall take all such actions reasonably necessary to cause the consummation of the Transactions, including the Merger, including taking all such steps as may be required to cause any dispositions of Company Ordinary Shares (including derivative securities with respect to Company Ordinary Shares) resulting from the Transactions, including the Merger, by each individual who is a director or executive officer of the Company or any of its Subsidiaries or who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.9 Directors and Officers Exculpation, Indemnification and Insurance.

(a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the current or former directors and officers of the Company or any of its Subsidiaries as provided in their respective Charter Documents and any indemnification or other similar agreements of the Company or any of its Subsidiaries shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing, such rights shall be mandatory rather than permissive, if applicable), and Parent shall cause the Company and its Subsidiaries to perform their respective obligations under such Charter Documents. Without limiting the foregoing, from and after the Effective Time, the Surviving Company hereby agrees to indemnify and hold harmless each of the Company Indemnified Parties, against all claims, losses, liabilities, damages, judgments, inquiries, fines and fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement, the Statutory Merger Agreement and the Transactions, including the Merger)), arising out of or pertaining to the fact that such Company Indemnified Party is a current or former director or officer of the Company or any of its Subsidiaries, or is a current or former director or officer of another Person, having served or serving in such capacity at the request of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Applicable Law. In the event of any such Legal Proceeding: (x) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such Legal Proceeding from the Surviving Company within ten (10) Business Days of receipt by the Surviving Company from the Company Indemnified Party of a request therefor; provided, that any Person to whom expenses are advanced shall provide an undertaking, if and only to the extent required by the Bermuda Companies Act, the Charter Documents of the Surviving Company or any applicable indemnification agreement, to repay such advances if it is ultimately determined by final non-appealable adjudication that such Person is not entitled to indemnification or any allegation of fraud or dishonesty is proved; and (y) the Surviving Company shall cooperate in the defense of any such matter.

(b) Insurance. Prior to the Effective Time, the Company shall obtain and pay for, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the Statutory Merger Agreement and the consummation of the Transactions, including the Merger) for the period from the Effective Time and ending sixth (6th) anniversary of the Effective Time, covering each Company Indemnified Party and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are, individually and in the aggregate, no less favorable to any Company Indemnified Party than those of the Company’s directors’ and officers’ liability insurance policies in effect on the date of this Agreement; provided, however, that in no event will the Company be required to expend an annual premium for such coverage in excess of two hundred percent (200%) of the last annual premium paid by the Company or any of its Subsidiaries for such insurance prior to the date of this Agreement; and provided, further, if such insurance coverage cannot be obtained at an annual premium equal to or less than such maximum premium amount, the Company will obtain the greatest coverage available for a cost not exceeding an annual premium equal to such maximum premium amount. If such “tail” insurance policies have been obtained by the Company, Parent shall cause such “tail” insurance policies to be maintained in full force and effect, for their full term.

(c) Successors and Assigns. If the Surviving Company (or Parent) or any of its successors or assigns will (i) consolidate with or merge into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer or convey all or substantially all of its properties, rights and assets to any Person, then, and in each such case, the Surviving Company shall use its commercially reasonable efforts to cause proper provision to be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 7.9.

(d) No Impairment; Third Party Beneficiaries. The provisions of this Section 7.9 shall survive the consummation of the Merger and the other Transactions. The obligations set forth in this Section 7.9 will not be terminated, amended or otherwise modified in any manner that adversely affects any Company Indemnified Party (or any other Person who is a beneficiary under the “tail” policy referred to in Section 7.9(b) (and their heirs and Representatives)) without the prior written consent of such affected Company Indemnified Party or other Person who is a beneficiary under the “tail” policy referred to in Section 7.9(b) (and their heirs and Representatives). Each of the Company Indemnified Parties or other Persons who are beneficiaries under the “tail” policy referred to in Section 7.9(b) (and their heirs and Representatives) are intended to be third party beneficiaries of this Section 7.9, with full rights of enforcement as if a party thereto.

Section 7.10 Merger Sub. Parent shall take all commercially reasonable action necessary to cause each of Merger Sub and any of their respective Affiliates to comply with and perform all of its respective obligations under or relating to this Agreement and the Statutory Merger Agreement and to consummate the Transactions, including the Merger, on the terms and conditions set forth in this Agreement and the Statutory Merger Agreement.

Section 7.11 Delisting. To the extent requested by Parent, prior to the Effective Time, each party hereto hereby agrees to cooperate with the other party and shall use its reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things, reasonably necessary, proper or advisable on the part of the Company under Applicable Laws and the applicable rules and policies of NASDAQ to enable the Surviving Company to delist the Company Ordinary Shares from NASDAQ and terminate registration under the Exchange Act, provided, that such delisting and termination of registration will not become effective until or after the Effective Time.

Section 7.12 Anti-Takeover Statutes. If any “fair price”, “moratorium”, “control share acquisition”, “supermajority”, “affiliate transactions”, “business combination” or other similar antitakeover Applicable Laws becomes or is deemed to be applicable to Parent, Merger Sub, the Company, the Merger or any other Transactions, then each of Parent, Merger Sub and the Company shall use their respective best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Statutory Merger Agreement and otherwise act to render such antitakeover Applicable Law inapplicable to the foregoing.

Section 7.13 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees incurred in connection with the Transactions shall be paid by the party or applicable stockholder of the Company on whom such Taxes are imposed by Applicable Laws.

Article VIII

Conditions Precedent

Section 8.1 Mutual Conditions to Closing. The respective obligations of Parent, Merger Sub and the Company to consummate the Transactions, including the Merger, will be subject to the satisfaction or, to the extent permitted by Applicable Law, waiver at or prior to the Closing of each of the following conditions:

(a) Requisite Shareholder Approval. The Requisite Shareholder Approval shall have been obtained.

(b) No Legal Prohibition. No Governmental Authority of competent jurisdiction (including any Gaming Authority) has:

(i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Transactions, including the Merger, any Applicable Law that is in effect and has the effect of making the Transactions illegal or which has the effect of (in each case, temporarily, preliminary, or permanently) prohibiting the consummation of the Transactions; or

(ii) issued or granted any Order (whether temporary, preliminary or permanent) that has the effect of making the Transactions, including the Merger, illegal or which has the effect of temporarily, preliminary or permanently prohibiting the consummation of the Transactions.

Section 8.2 Additional Parent and Merger Sub Conditions. The obligations of Parent and Merger Sub to consummate the Transactions, including the Merger, will be further subject to the satisfaction or, to the extent permitted by Applicable Law, waiver at or prior to the Closing of each of the following conditions (any of which may be waived exclusively by Parent and Merger Sub):

(a) Compliance with Agreements and Covenants. The Company has performed in all material respects all obligations and complied in all material respects with agreements and covenants, required to be performed by or complied with by the Company under this Agreement at or prior to the Closing.

(b) Accuracy of Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Section 3.1 (Organization and Standing), Section 3.2 (Authorization and Enforceability), Section 3.4(a) (No Conflicts), Section 3.4(c) (No Conflicts), Section 3.5 (Capitalization), Section 3.6 (Subsidiaries), Section 3.10(a) (Absence of Certain Changes), Section 3.10(b) (Absence of Certain Changes), Section 3.13 (Permits; Certain Gaming Matters), Section 3.16 (Taxes), Section 3.22 (Related Party Transactions) and Section 3.23 (Brokers)) shall be true and correct (without giving effect to any limitation as to “material”, “materiality”, “in all material respects”, “in any material respect”, “material adverse effect” or “Company Material Adverse Effect” set forth therein) when made and at and as of the Closing, with the same force and effect as if made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct at the Closing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 3.1 (Organization and Standing), Section 3.2 (Authorization and Enforceability), Section 3.4(a) (No Conflicts), Section 3.4(c) (No Conflicts), Section 3.6 (Subsidiaries), Section 3.10(a) (Absence of Certain Changes), Section 3.10(b) (Absence of Certain Changes), Section 3.13 (Permits; Certain Gaming Matters), Section 3.16 (Taxes), Section 3.22 (Related Party Transactions) and Section 3.23 (Brokers) shall be true and correct in all respects when made and at and as of the Closing, with the same force and effect as if made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and (iii) the representations and warranties of the Company contained in Section 3.5 (Capitalization) shall be true and correct in all respects when made and at and as of the Closing, with the same force and effect as if made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any de minimis inaccuracies.

(c) No Company Material Adverse Effect. Since the date hereof, there shall not have occurred any Effect that, individually or in the aggregate with any one or more other Effects, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d) Receipt of Officer’s Certificate. Parent and Merger Sub have received a certificate, signed for and on behalf of the Company by a duly authorized officer of the Company, certifying the satisfaction of the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c).

(e) Payoff Letters; Lien Releases. Parent and Merger Sub have received duly executed payoff letters and UCC-3 termination statements and other terminations, payoffs or releases (including Company-Owned Intellectual Property Rights security interest releases in form and substance necessary for recordation in the United States Patent and Trademark Office, United States Copyright Office, or any other similar domestic or foreign office, department, or agency) (in each case, in a form reasonably satisfactory to Parent) evidencing the complete satisfaction in full of the outstanding Indebtedness of the Company and its Subsidiaries set forth on Section 8.2(e) of the Company Disclosure Letter and the release of all Liens relating thereto.

(f) Dissenting Shares. Not more than nine percent (9%) of the Shares issued immediately prior to the Effective Time shall constitute Dissenting Shares.

(g) Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the Transactions, including the Merger, under the HSR Act and any foreign Antitrust Laws, as applicable, shall have been terminated or shall have expired, and any required Consents under foreign Antitrust Laws shall have been obtained; (ii) the Consents of the Governmental Authorities as set forth on Section 8.2(g) of the Company Disclosure Letter (other than delivering the Statutory Merger Agreement and the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act) shall have been filed, have occurred or been obtained without the imposition of any Burdensome Conditions; (iii) all Requisite Gaming Approvals shall have been obtained; and (iv) the CFIUS Approval shall have been obtained (all such Consents described in clauses (i), (ii), (iii) and (iv) (including, for the avoidance of doubt, the Requisite Gaming Approvals) being referred to as the “Required Regulatory Approvals”), and all such Required Regulatory Approvals shall be in full force and effect.

(h) Chilean Operations. The National Congress of Chile has not enacted any Applicable Law or issued any Order that has the effect of making the Company’s operation of online gaming illegal in Chile and is not reasonably capable of being overturned, cured or otherwise remedied on or before the End Date.

Section 8.3 Additional Company Conditions. The obligations of the Company to consummate the Transactions, including the Merger, will be further subject to the satisfaction or, to the extent permitted by Applicable Law, waiver at or prior to the Closing of each of the following conditions (any of which may be waived exclusively by the Company):

(a) Compliance with Agreements and Covenants. Parent and Merger Sub have performed in all material respects all obligations, and complied in all material respects with agreements and covenants, required to be performed by or complied with by Parent and Merger Sub under this Agreement at or prior to the Closing.

(b) Accuracy of Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties contained in Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization and Enforceability), Section 4.4(a) (No Conflicts) and Section 4.9 (Brokers)) shall be true and correct (without giving effect to any limitation as to “material”, “materiality”, “in all material respects”, “in any material respect”, “Parent Material Adverse Effect”, or “material adverse effect” set forth therein) when made and at and as of the Closing, with the same force and effect as if made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; and (ii) the representations and warranties of Parent and Merger Sub contained in Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization and Enforceability), Section 4.4(a) (No Conflicts) and Section 4.9 (Brokers) shall be true and correct in all material respects when made and at and as of the Closing, with the same force and effect as if made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(c) Receipt of Officer’s Certificate. The Company has received a certificate, signed for and on behalf of Parent and Merger Sub by a duly authorized officer of Parent, certifying the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b).

Article IX

TERMINATION OF AGREEMENT

Section 9.1 Termination. This Agreement may be terminated, and the Transactions, including the Merger, may be abandoned, as follows:

(a) by mutual written consent of Parent and the Company, at any time prior to the Effective Time (whether before or after receipt of the Requisite Shareholder Approval); or

(b) by Parent or the Company, if the Requisite Shareholder Approval shall not have been obtained upon a vote taken at the Company Shareholder Meeting duly convened therefor or any adjournment or postponement thereof; or

(c) by Parent or the Company, at any time prior to the Effective Time (whether before or after receipt of the Requisite Shareholder Approval), if (i) any court of competent jurisdiction or other Governmental Authority shall have issued an Order, or taken any other action restraining, enjoining or otherwise prohibiting any of the Transactions and such Order or other action shall have become final and non-appealable, or (ii) there shall be any Applicable Law in effect that makes the consummation of the Merger illegal or otherwise prohibited; provided, however, that neither such party shall have the right to terminate this Agreement pursuant to this Section 9.1(c) if there been any material breach by such party of its representations, warranties or covenants contained in this Agreement, and such breach has primarily caused or resulted in the issuance, promulgation, enforcement or entry of any such Applicable Law or Order, as the case may be; or

(d) by Parent, if any of the Required Regulatory Approvals (other than delivering the Statutory Merger Agreement and the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act) (i) has occurred, or has been filed or obtained, subject to the imposition of any Burdensome Condition, or (ii) is not in full force and effect, or (iii) cannot occur or cannot be filed or obtained, as ultimately determined by a final, non-appealable Order or other determination of a Governmental Authority of competent jurisdiction; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if there has been any material breach by Parent of its representations, warranties or covenants contained in this Agreement, and such breach has primarily caused or resulted in the imposition of such Burdensome Conditions, or such Required Regulatory Approval not being in full force and effect, or the issuance, promulgation, enforcement or entry of such Order or other determination, as the case may be; or

(e) by either Parent or the Company, if the Effective Time shall not have occurred on or before November 7, 2024 (as may be extended, the “End Date”); provided, that the End Date shall be automatically extended until February 7, 2025 (the “Subsequent End Date”), if, on the initial End Date, one or more conditions set forth in Section 8.1(b) (as the result only of an Applicable Law governing any Required Regulatory Approval) or Section 8.2(g) has not been satisfied but all of the other conditions set forth in Article VIII have been satisfied or are capable of being satisfied; provided further, the parties acting in good faith may agree to extend the Subsequent End Date by mutual written consent; provided, however, that neither such party shall have the right to terminate this Agreement pursuant to this Section 9.1(e) if there has been any material breach by such party of its representations, warranties or covenants contained in this Agreement, and such breach has primarily caused or resulted in the failure of the Closing to have occurred on or before the End Date; or

(f) by Parent, if (i) the Company Board (or a duly authorized committee thereof) shall have effected a Company Board Recommendation Change or has taken any action in connection with or contemplation of such a Company Board Recommendation Change, (ii) the Company shall have entered into a Company Acquisition Agreement or (iii) the Company shall have materially breached Section 6.1; or

(g) by Parent, at any time prior to the Effective Time (whether before or after receipt of the Requisite Shareholder Approval), if (i) there has been a breach or failure to perform by the Company of its representations, warranties, covenants or other agreements contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that any condition set forth in Section 8.2(a), Section 8.2(b) or Section 8.2(c) is not reasonably capable of being satisfied while such breach or failure to perform is continuing, (ii) Parent shall have delivered to the Company written notice of such breach or failure to perform, which notice shall state Parent’s intention to terminate this Agreement pursuant to this Section 9.1(g) and the basis for such termination, and (iii) either such breach or failure to perform is not capable of cure in a manner sufficient to allow satisfaction of the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) on or before the End Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to the Company and such breach or failure to perform shall not have been cured in all material respects; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.1(g) if there has been any material breach or failure to perform by Parent or Merger Sub of its material representations, warranties, covenants or other agreements contained in this Agreement, in each case, such that any condition set forth in Section 8.3(a) or Section 8.3(b) is not reasonably capable of being satisfied while such breach or failure to perform is continuing, and such breach or failure to perform shall not have been cured in all material respects; or

(h) by the Company, at any time prior to the Effective Time (whether before or after receipt of the Requisite Shareholder Approval), if (i) there has been a breach or failure to perform by Parent and Merger Sub of its representations, warranties, covenants or other agreements contained in this Agreement, or if any representation or warranty of Parent and Merger Sub has become untrue, in each case, such that any condition set forth in Section 8.3(a) or Section 8.3(b) is not reasonably capable of being satisfied while such breach or failure to perform is continuing, (ii) the Company shall have delivered to Parent written notice of such breach or failure to perform, which notice shall state the Company’s intention to terminate this Agreement pursuant to this Section 9.1(h) and the basis for such termination, and (iii) either such breach or failure to perform is not capable of cure in a manner sufficient to allow satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b) on or before the End Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to Parent and such breach or failure to perform shall not have been cured in all material respects; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(h) if there has been any material breach or failure to perform by the Company of its material representations, warranties, covenants or other agreements contained in this Agreement, in each case, such that any condition set forth in Section 8.2(a), Section 8.2(b) or Section 8.2(c) is not reasonably capable of being satisfied while such breach or failure to perform is continuing, and such breach or failure to perform shall not have been cured in all material respects; or

(i) by the Company, prior to the receipt of the Requisite Shareholder Approval, in order to substantially concurrently with such termination enter into a Company Acquisition Agreement or other definitive agreement relating to a Superior Proposal to the extent permitted by and subject to the terms of Section 6.1(f) so long as the Company pays, or causes to be paid, to Parent the Termination Fee pursuant to Section 9.3(a) prior to or concurrently with, and as a condition to the effectiveness of, such termination.

Section 9.2 Effect of Termination. Any proper and valid termination of this Agreement by either the Company or Parent pursuant to Section 9.1 will be effective immediately upon the delivery of written notice thereof by the terminating party to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail. In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and have no further force and effect, and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company (or any of their respective Affiliates or Representatives), except for the terms of Section 7.5 (Confidentiality), Section 7.6 (Public Disclosure), Section 7.7 (Transaction Litigation), this Section 9.2 (Effect of Termination), Section 9.3 (Termination Fee), Section 9.4(b) (Limitation on Recourse) and Article X (General Provisions), each of which shall survive termination of this Agreement; provided, however, that notwithstanding anything to the contrary contained herein, and subject to Section 9.3, nothing herein shall relieve any party hereto from liability for any Fraud committed in connection with this Agreement and/or the Transactions. In addition to the foregoing, no termination of this Agreement will affect the obligations applicable to the parties hereto as set forth in the Credit Agreement and the Confidentiality Agreement, all of which shall survive termination of this Agreement in accordance with their respective terms and remain fully enforceable in accordance with their respective terms.

Section 9.3 Termination Fee.

(a) Company Termination Fees.

(i) The parties hereto agree that if this Agreement is validly terminated by Parent pursuant to Section 9.1(f) or Section 9.1(g) or by the Company pursuant to Section 9.1(i) (or this Agreement is terminated under any other provision of Section 9.1 and, at such time, could have been terminated under any of the foregoing Sections), then the Company shall pay, or cause to be paid, to Parent or its designee the Termination Fee, prior to or substantially concurrently with such termination, but in any event no later than three (3) Business Days after such termination, by wire transfer (to an account designated by Parent) in immediately available funds.

(ii) The parties hereto agree that if (A) this Agreement is validly terminated by the Company pursuant to Section 9.1(b) and (B) the Company enters into a definitive agreement with respect to a Company Takeover Proposal within twelve (12) months after such termination, then the Company shall pay, or cause to be paid, to Parent or its designee the Termination Fee, substantially contemporaneously with the consummation of such transaction, by wire transfer (to an account designated by Parent) in immediately available funds contemporaneously with the consummation of such Company Takeover Proposal. For purposes of this Section 9.3(a)(ii), the term “Company Takeover Proposal” shall have the meaning assigned to such term in Annex A, except that the references to “10%” shall be deemed to be references to “50%”.

(iii) The parties hereto agree that if this Agreement is validly terminated by Parent pursuant to Section 9.1(d)(iii) as a result of a breach by the Company of its representations, warranties or covenants contained in this Agreement, and such breach has caused or resulted in the issuance, promulgation, enforcement or entry of such Order or other determination, as the case may be, in accordance with Section 9.1(d)(iii), then the Company shall pay, or cause to be paid, to Parent or its designee the Termination Fee, as promptly as reasonably practicable (and, in any event, within three (3) Business Days) following such termination, by wire transfer (to an accounted designated by Parent) in immediately available funds.

(iv) Following the payment of the Termination Fee, the Company shall have no further Liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 9.3 except in the case of Fraud or Willful Breach, and Parent agrees, on behalf of itself and its Affiliates and their respective Representatives, that following payment by the Company to Parent of the Termination Fee, no such Person shall be entitled to bring or maintain any Legal Proceeding against the Company or any of its Affiliates or any of their respective Representatives relating to, or arising out of, this Agreement, and of the transactions contemplated hereby, except in each case for Fraud or Willful Breach. In no event shall Parent or its designee be entitled to more than one (1) payment of the Termination Fee under this Section 9.3(a) in connection with a termination of this Agreement pursuant to which such Termination Fee is payable by the Company.

(b) Parent Termination Fees. The parties hereto agree that if this Agreement is validly terminated by the Company pursuant to Section 9.1(h) (or this Agreement is terminated under any other provision of Section 9.1 and, at such time, could have been terminated under Section 9.1(h)), then Parent shall pay, or cause to be paid, to the Company the Termination Fee, prior to or substantially concurrently with such termination, but in any event no later than three (3) Business Days after such termination, by wire transfer (to an account designed by the Company) in immediately available funds. Following the payment of the Termination Fee, Parent and Merger Sub shall have no further Liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 9.3 except in the case of Fraud, and the Company agrees, on behalf of itself and its Affiliates and their respective Representatives, that following payment by Parent to the Company of the Termination Fee, no such Person shall be entitled to bring or maintain any Legal Proceeding against the Company or any of its Affiliates or any of their respective Representatives relating to, or arising out of, this Agreement, and of the transactions contemplated hereby, except in each case for Fraud. In no event shall the Company or its designee be entitled to more than one (1) payment of the Termination Fee under this Section 9.3(b) in connection with a termination of this Agreement pursuant to which such Termination Fee is payable by Parent.

(c) Acknowledgement. Each of the parties acknowledges and agrees that (i) the agreements contained in this Section 9.3 are an integral part of the Transactions, including the Merger, (ii) the damages resulting from termination of this Agreement under circumstances where a Termination Fee is payable are uncertain and incapable of accurate calculation and, therefore, the amounts payable pursuant to Section 9.3 are not a penalty, but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, including the Merger, and (iii) without the agreements contained in this Section 9.3, Parent and the Company would not have entered into this Agreement.

Section 9.4 Limitation on Recourse.

(a) This Agreement may only be enforced, and any claim or cause of action (whether at law, in equity, in Contract, in tort or otherwise) based upon, in respect of, arising under, out or by reason of, connected with, or relating in any matter to (i) this Agreement or any of the other agreements, instruments, and documents contemplated hereby or executed in connection herewith, and the Transactions, (ii) any breach (or threatened or alleged breach) or failure (or threatened or alleged failure) to perform under this Agreement or any of the other documents delivered herewith or executed in connection herewith or otherwise (whether such breach or failure to perform is knowing, deliberate, willful, unintentional or otherwise), or (iii) the failure of the Merger or the other Transactions to be consummated (the items described in clauses (i) through (iii) above, collectively, the “Transaction Related Matters”), may be brought, solely against the Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth in this Agreement.

(b) Subject to Section 9.3, no Parent Related Party shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of Parent and Merger Sub or of or for any claim, investigation or Legal Proceeding, in each case under, based on, in respect of, or by reason of, any Transaction Related Matters, in each case whether based on Contract, tort or strict liability, by the enforcement of any assessment, by any Legal Proceeding, by virtue of any Applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party hereto or another Person or otherwise.

Article X

General Provisions

Section 10.1 Certain Interpretations.

(a) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(b) Unless otherwise indicated, all references herein to the Preamble, Recitals, Sections, Articles, Annexes, Exhibits or Schedules will be deemed to refer to the

Preamble, Recitals, Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(c) Unless otherwise indicated, the words “include”, “includes”, “including” and words of similar import when used herein will be deemed in each case to be followed by the words “without limitation.”

(d) As used in this Agreement, the singular or plural number will be deemed to include the other whenever the context so requires.

(e) Unless otherwise specifically provided, all references in this Agreement to “Dollars” or “$” means United States Dollars.

(f) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been posted to a virtual data room managed by the Company at www.dfsvenue.com (Arc 2023) (the “Data Room”) at least three (3) days prior to the execution and delivery of this Agreement.

(g) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(h) The knowledge of the Company means the actual knowledge of any of Seamus McGill, Brian Chang, Silvia Tiscareño, Jan Roos and Betty Wong, and the knowledge that each such individual would reasonably be expected to have or obtain, after due inquiry, given their title and responsibilities; and the knowledge of Parent means the actual knowledge of any officer of Parent and the knowledge that each such individual would reasonably be expected to have or obtain, after due inquiry, given their title and responsibilities.

Section 10.2 Amendment. Subject to Applicable Law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that after receipt of the Requisite Shareholder Approval, no amendment will be made to this Agreement that requires by Applicable Law the approval by the Company’s shareholders without such approval.

Section 10.3 Waiver. At any time and from time to time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in or breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto, or (c) waive compliance by the other with any of the agreements or covenants contained herein or conditions for the benefit of the other contained herein; provided, however, that after receipt of the Requisite Shareholder Approval, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s shareholders hereunder without the approval of such shareholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.4 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties, except that Parent will have the right to assign all or any portion of its rights and obligations pursuant to this Agreement from and after the Effective Time: (a) in connection with a merger or consolidation involving Parent or other disposition of all or substantially all of the assets of Parent or the Surviving Company; or (b) to any Affiliate of Parent or the Surviving Company. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 10.5 Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) or e-mail to the parties at the following addresses, telecopy numbers or e-mail addresses (or at such other address, telecopy numbers or e-mail address for a party as will be specified by like notice):

(a) If to Parent or Merger Sub to:

SEGA SAMMY CREATION INC.
Sumitomo Fudosan Osaki Garden Tower
1 Chome-1-1 Nishishinagawa
Shinagawa City, Tokyo 141-0033 Japan

Attention:	Koichi Fukazawa
Sungyoung Kim
Naoki Kameda
Email:	k_fukazawa@home.segasammy.co.jp
s_kim@home.segasammy.co.jp
naoki.kameda@segasammycreation.com

with a copy (which will not constitute notice) to:

Greenberg Traurig, LLP
One Vanderbilt Avenue
New York, NY 10017

Attention:	Koji Ishikawa
Jae Woo Park
Email:	ishikawak@gtlaw.com
jae.park@gtlaw.com

(b) If to the Company (prior to the Closing), to:

GAN Limited
400 Spectrum Centre Drive, Suite 1900
Irvine, CA 92618

Attention:	Seamus McGill
Email:	smcgill@gan.com

with a copy (which will not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP
12275 El Camino Real, Suite 100
San Diego, CA 92130

Attention:	James A. Mercer III
Email:	jmercer@sheppardmullin.com

Section 10.6 Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except that this Section 10.6 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

Section 10.7 Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement (including any instrument or document delivered pursuant hereto) or the Transactions shall be borne solely and entirely by, and will be paid by, the party or parties, as applicable, incurring such fees and expenses, whether or not the Merger is consummated.

Section 10.8 Entire Agreement. This Agreement (including the exhibits, schedules, appendices and annexes hereto) and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, together with the Confidentiality Agreement and the Credit Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement will not be superseded, will survive any termination of this Agreement and will continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 10.9 Third Party Beneficiaries. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 7.9(b) and (b) from and after the Effective Time, the rights of holders of Shares to receive the Merger Consideration pursuant to Article II.

Section 10.10 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 10.11 Remedies.

(a) Generally. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) Remedies of Parent and Merger Sub.

(i) Specific Performance. The parties hereto hereby agree that irreparable injury would occur in the event that any provision of this Agreement was not performed in accordance with the specific terms hereof or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages (notwithstanding the termination fees contemplated hereby). Accordingly, the parties hereto acknowledge and hereby agree that, prior to the valid termination of this Agreement pursuant to Article IX, in the event of any breach by the Company of any of its obligations hereunder, Parent and Merger Sub will be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the Company in the courts described in Section 10.13, and to enforce specifically the terms and provisions hereof, including the Company’s obligation to consummate the Merger. The election to pursue an injunction, specific performance or other equitable relief will not restrict, impair or otherwise limit Parent from, in the alternative, seeking to terminate this Agreement and collect the Termination Fee pursuant to Section 9.3(a); provided, however, that in no event will Parent be permitted to pursue an injunction, specific performance or other equitable relief or any other remedies under this Agreement or available at law or equity following the payment of the Termination Fee.

(ii) Monetary Damages. Subject to Section 9.3(a), in no event will Parent, Merger Sub or any Parent Related Parties have the right to seek or obtain money damages from the Company or any Company Related Party under this Agreement, whether at law or in equity, in contract, in tort or otherwise, other than the right of Parent to payment of the Termination Fee as set forth in Section 9.3(a). Subject to Section 9.3(a), for the avoidance of doubt, in the event this Agreement is terminated in accordance with Article IX, the Termination Fee (if payable pursuant to Section 9.3(a)) represents the maximum aggregate liability of the Company and any of the Company Related Parties under this Agreement and the transactions and other agreements contemplated hereby (other than the Credit Agreement).

(c) Remedies of the Company.

(i) Specific Performance. Unless this Agreement is earlier terminated pursuant to Article IX, the parties hereto hereby agree that irreparable injury would occur in the event that any provision of this Agreement was not performed in accordance with the specific terms hereof or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages (notwithstanding the termination fees contemplated hereby). Accordingly, the parties hereto acknowledge and hereby agree that, prior to the valid termination of this Agreement pursuant to Article IX, in the event of any material breach by Parent or Merger Sub of any of their respective obligations hereunder, the Company will be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by Parent and Merger Sub in the courts described in Section 10.13 and to enforce specifically the terms and provisions hereof, including Parent and Merger Sub’s obligation to consummate the Merger. The election to pursue an injunction, specific performance or other equitable relief will not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate this Agreement and collect the Termination Fee pursuant to Section 9.3(b); provided, however, that in no event will the Company be permitted to pursue an injunction, specific performance or other equitable relief or any other remedies under this Agreement or available at law or equity following the payment of the Termination Fee.

(ii) Monetary Damages. Subject to Section 9.3(b), in no event will the Company or any Company Related Parties have the right to seek or obtain money damages from Parent or any Parent Related Party under this Agreement, whether at law or in equity, in contract, in tort or otherwise, other than the right of the Company to payment of the Termination Fee as set forth in Section 9.3(b). Subject to Section 9.3(b), for the avoidance of doubt, in the event this Agreement is terminated in accordance with Article IX, the Termination Fee (if payable pursuant to Section 9.3(b)) represents the maximum aggregate liability of Parent and any of the Parent Related Parties under this Agreement and the transactions and other agreements contemplated hereby (other than the Credit Agreement).

(d) Sole Remedy. The parties hereto acknowledge and agree that, in addition to the remedies provided for in Article IX, the remedies provided for in this Section 10.11 will be the parties’ sole and exclusive remedies with respect to matters arising under this Agreement of any kind or nature, including for any breaches of this Agreement or any claims relating to the Transactions. In furtherance of the foregoing, each party hereto hereby waives, to the fullest extent permitted by Applicable Law, any and all other rights, claims and causes of action, known or unknown, foreseen or unforeseen, which exist or may arise in the future, that such party may have against another party, the Parent Related Parties or the Company Related Parties, as the case may be, arising under or based upon this Agreement or any Applicable Law (including any securities law, common law or otherwise) with respect to matters arising under this Agreement of any kind or nature, including for any breaches of this Agreement or any claims relating to the Transactions.

(e) Specific Performance. The parties agree not to raise any objections to: (i) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (ii) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Company, on the one hand, or Parent and Merger Sub, on the other hand, pursuant to this Agreement. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond of other security.

Section 10.12 Governing Law. This Agreement, including all matters of construction, validity and performance and any Legal Proceeding (whether in Contract, tort, equity or otherwise) directly or indirectly arising out of or relating to this Agreement or any of the Transactions, including the Merger, or the negotiation, administration, performance and enforcement hereof, shall be governed by, and construed in accordance with, the laws of THE State of New York, regardless of the laws that might otherwise govern under any applicable principles of choice or conflicts of laws of the State of New York, except to the extent that the provisions of Bermuda Law are mandatorily applicable to the Merger.

Section 10.13 Consent to Jurisdiction; Venue. Each of the parties hereto, except as otherwise set forth in this Section 10.13, (a) irrevocably consents to the service of the summons and complaint and any other process in any Legal Proceeding relating to the Transactions, for and on behalf of itself or any of its properties, rights or assets, in such other manner as may be permitted by Applicable Law, and nothing in this Section 10.13 will affect the right of any party to serve legal process in any other manner permitted by Applicable Law; (b) irrevocably agrees that any Legal Proceeding arising out of or relating to this Agreement or the Transactions (including the Merger) brought by any party or its Affiliate against any other party or its Affiliate shall be brought and determined in the courts of the State of New York and irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive jurisdiction of any state or federal court within the State of New York in the event any dispute or controversy arises out of this Agreement or the Transactions (including the Merger), or for recognition and enforcement of any judgment in respect thereof; and (c) agrees that it will not bring any action relating to this Agreement or the Transactions (including the Merger) in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in such courts as provided above will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law (in each case, except to the extent that any such Legal Proceeding mandatorily must be brought in Bermuda). Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Proceeding in the manner provided in Section 10.5 or in such other manner as may be permitted by Applicable Law, will be valid and sufficient service thereof. Each of Parent, Merger Sub and the Company hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Legal Proceeding arising out of or relating to this Agreement or the Transactions (including the Merger), (I) any claim that it is not personally subject to the jurisdiction of the courts in the State of New York as described herein for any reason other than failure to serve process in accordance with this Section 10.13, (II) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (III) to the fullest extent permitted by Applicable Law, that (x) the Legal Proceeding in any such court is brought in an inconvenient forum, (y) the venue of such Legal Proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.14 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 10.14.

Section 10.15 Attorneys’ Fees. In the event that any party institutes any Legal Proceeding against another party arising out of this Agreement, the prevailing party in such Legal Proceeding shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting Legal Proceeding (including reasonable and documented out-of-pocket attorneys’ fees and expenses and court costs), and the prevailing party shall be entitled to interest on such amounts from and including the date payment of such amount was due but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus three percent (3.00%).

Section 10.16 Counterparts. This Agreement may be executed in one or more original, facsimile or .PDF counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of a signed Agreement by reliable electronic means, including facsimile, email, or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign) shall be an effective method of delivering the executed Agreement. This Agreement may be stored by electronic means and either an original or an electronically stored copy of this Agreement can be used for all purposes, including in any proceeding to enforce the rights and/or obligations of the parties to this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

SEGA SAMMY CREATION INC.

By:	/s/Naoki Kameda
Name:	Naoki Kameda
Title:	President & CEO

[SIGNATURE PAGE TO MERGER AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

ARC BERMUDA LIMITED

By:	/s/ Naoki Kameda
Name:	Naoki Kameda
Title:	Director

[SIGNATURE PAGE TO MERGER AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

GAN LIMITED

By:	/s/Seamus McGill
Name:	Seamus McGill
Title:	Interim Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

Annex A

CERTAIN DEFINED TERMS

For all purposes of and under this Agreement, the following capitalized terms will have the following respective meanings:

“Acceptable Confidentiality Agreement” means any confidentiality agreement that contains provisions that are no less favorable (other than in any immaterial and non-substantive respect) to the Company than those that are contained in the Confidentiality Agreement (including standstill restrictions, except that such agreement need not contain any restriction that would prohibit the counterparty from making a Company Takeover Proposal to the Company Board and/or the Company Special Committee or acquiring the Company or any of its Subsidiaries pursuant to such Company Takeover Proposal as contemplated by this Agreement) and that does not prohibit the Company from providing to Parent the information required to be provided pursuant to Section 6.1.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the Preamble.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, Title 5 of the Israeli Penal Code (Bribery Transactions), the Israeli Prohibition on Money Laundering Law, 2000, and any applicable directives promulgated thereunder, the Corruption of Foreign Public Officials Act (Canada), or any other anti-corruption or anti-money laundering Applicable Law.

“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state, local, municipal or other law, regulation, ruling or other similar requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Appraisal Withdrawal” is defined in Section 2.3(b).

“Appraised Fair Value” means the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act.

“Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of the Capitalization Date.

“Bermuda Companies Act” means the Companies Act 1981 of Bermuda, as amended.

“Bermuda Law” means the Bermuda Companies Act and any other Applicable Laws of Bermuda.

“BMA Filing” means the approval of the Bermuda Monetary Authority to be obtained pursuant to the Exchange Control Act 1972 (and related regulations) regarding the change of ownership of the Company.

“Book-Entry Shares” is defined in Section 2.1(c).

“Burdensome Condition” means any action, restriction, condition, limitation or requirement imposed by any Governmental Authority in connection with the Regulatory Approvals that, individually or in the aggregate (together with all other such actions, restrictions, conditions, limitations or requirements imposed by any Governmental Authority in connection with such Regulatory Approvals), has resulted in, or would reasonably be expected to result in, a material adverse effect on the businesses, operations, activities or financial results of (a) Parent and its Affiliates, (b) the Company and its Subsidiaries or (c) following the consummation of the Transactions, the Surviving Company and its Affiliates (including Parent and its Affiliates) measured on a scale relative to the Company and its Subsidiaries, taken as a whole.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any of its Subsidiaries.

“Business Day” means any day, other than a Saturday, Sunday or other day on which the commercial banking institutions in any of (a) the State of New York, (b) the State of California or (c) the City of Tokyo, Japan, are authorized or obligated by Applicable Laws or other governmental action to close.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used by the Company or any of its Subsidiaries in the conduct of their respective businesses.

“Capitalization Date” means the close of business on September 30, 2023.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended, and all requests, rules, guidelines, requirements, directives, executive orders or executive memos thereunder or issued by any Governmental Authority in connection therewith or in implementation thereof (including any changes in state or local Applicable Laws that are analogous to provisions of the Coronavirus Aid, Relief, and Economic Security Act or adopted to conform to the Coronavirus Aid, Relief, and Economic Security Act) and any legislative or regulatory guidance issued by any Governmental Authority pursuant to such Applicable Laws.

“Certificate” is defined in Section 2.1(c).

“Certificate of Merger” means a certificate of merger issued by the Registrar with respect to the Merger.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means a written notice from CFIUS received by Parent and the Company communicating that either: (a) CFIUS has concluded its review of the Transactions and that (i) the Transactions do not constitute a “covered transaction,” (ii) there are no unresolved national security issues with respect to the Transactions, or (iii) the United States government will not take or require any action to prevent or suspend the Transactions, or impose mitigation unacceptable to Parent; (b) CFIUS has concluded an investigation into the Transactions without sending a report to the President of the United States and that (i) there are no unresolved national security concerns with respect to the Transactions or (ii) the United States government will not take or require any action to prevent or suspend the Transactions, or impose mitigation unacceptable to Parent; or (c) the President of the United States has decided not to take or require any action to prevent or suspend the Transactions, or impose mitigation mutually unacceptable to the parties hereto.

“CFIUS Filing” means the submission by Parent and the Company of a draft joint voluntary notice and, following the receipt of any comments from CFIUS to that draft, a formal joint voluntary notice to CFIUS with respect to the Transactions, in accordance with Applicable Law (including Section 721 of the United States Defense Production Act of 1950, as amended, and the regulations promulgated thereunder).

“CFIUS Mitigation Measures” is defined in Section 7.2(e)(ii).

“Charter Documents” means (a) with respect to the Company, the Company Memorandum of Association and the Company Bye-Laws, and (b) with respect to any other Person, the certificates of incorporation, including any certificate of designations, bylaws and equivalent organizational or constitutional documents of such Person, in each case, as amended and as may be further amended from time to time.

“Closing” is defined in Section 1.2.

“Closing Date” is defined in Section 1.2.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Code Section 4980B and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” is defined in Section 3.18(a).

“Company” is defined in the Preamble.

“Company Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to a Company Takeover Proposal, in each case, whether written or oral and whether executed in writing or not (other than, for the avoidance of doubt, an Acceptable Confidentiality Agreement entered into in accordance with Section 6.1(c)).

“Company Board” is defined in the Recitals.

“Company Board Recommendation” is defined in Section 3.2(c).

“Company Board Recommendation Change” is defined in Section 6.1(e).

“Company Bye-laws” means the bye-laws of the Company, dated as of April 14, 2020, as the same may be amended from time to time.

“Company Disclosure Letter” means the disclosure letter relating to the representations and warranties of the Company contained in Article III, delivered by the Company to Parent on the date of this Agreement (which Company Disclosure Letter shall be arranged in numbered and lettered Sections corresponding to the numbered and lettered Sections of this Agreement).

“Company Equity Incentive Plans” means (i) the Company’s 2020 Equity Incentive Plan and (ii) the Company’s Employee Stock Purchase Plan, in each case, as the same may be amended from time to time.

“Company Indemnified Parties” means, collectively, (i) any and all respective current and former directors, officers, employees, consultants, agents or other Representatives of the Company or any of its Subsidiaries; (ii) any Person who becomes a director, officer, employee, consultant, agent or other Representative of the Company or any of its Subsidiaries prior to the Effective Time (including Affiliates thereof); or (iii) any Person who, at the request of the Company or any of its Subsidiaries, (A) previously served or is currently serving as a director, officer, employee, consultant, agent or other Representative of another Person or (B) who becomes a director, officer, employee, consultant, agent or other Representative of another Person prior to the Effective Time, in each case, if any such Person is party to any indemnification agreements between the Company or any of its Subsidiaries and any such Person, or is otherwise entitled to indemnification under the Charter Documents of the Company or any of its Subsidiaries.

“Company IP” means, collectively, all Company-Owned Intellectual Property Rights and Company-Licensed Intellectual Property Rights.

“Company Material Adverse Effect” means any state of fact, change, event, occurrence, circumstance, condition, development, result or effect (each an “Effect”) that, individually or in the aggregate with any one or more other Effects, results in, has resulted in, or would reasonably be expected to result in, a material adverse effect on the businesses, operations, activities, properties, rights, assets, operations, activities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, either individually or in the aggregate, constitute or be taken into account in determining whether there has been a Company Material Adverse Effect:

(i)	general economic, financial, political or social conditions in the United States or any other country or region in the world;

(ii)	changes in Applicable Law or GAAP or the interpretations thereof;

(iii)	acts of war, terrorism or sabotage;

(iv)	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, pandemics or other public health events, and other force majeure events in the United States or any other country or region in the world;

(v)	the public announcement or pendency of this Agreement, the Merger or any of the other Transactions;

(vi)	changes generally affecting the industry in which such entity operates;

(vii)	actions by such entity expressly required to be taken in accordance with the terms of this Agreement or taken at the written direction or request of Parent or Merger Sub;

(viii)	any failure to meet internal projections, forecasts or revenue or earnings projections of industry analysts for any period; or

(ix)	any change in the Company’s stock price or trading volume, in and of itself;

provided, that with respect to subclause (viii) or subclause (ix), the underlying cause of such failure or such change (as applicable) that are not otherwise excluded from the definition of “Company Material Adverse Effect” pursuant to the foregoing proviso may constitute, and may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect; and provided further, that any Effect relating to subclauses (i) through (iv) and (vi) shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such Effect disproportionately impacts the Company and its Subsidiaries as compared to other participants in the industries in which the Company and/or any of its Subsidiaries operate.

“Company Memorandum of Association” means the memorandum of association of the Company, dated as of December 13, 2019, and the memorandum of increase of share capital of the Company, dated May 13, 2020, as the same may be amended from time to time.

“Company Options” means any issued and outstanding options to purchase Company Ordinary Shares granted under or pursuant to the Company Equity Incentive Plans, as applicable.

“Company Ordinary Shares” is defined in the Recitals.

“Company Products” means any and all commercial products and services that are marketed, sold, licensed, provided, distributed or otherwise made available by or on behalf of the Company or any of its Subsidiaries, from which the Company or any of its Subsidiaries has previously derived in the past three (3) years, or is currently deriving, revenue from the sale or provision thereof.

“Company Registered IP” means Intellectual Property Rights owned or purported to be owned by the Company or its Subsidiaries that are Registered IP.

“Company Related Parties” means, collectively, (a) the Company or any of its Subsidiaries or (b) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates (other than the Company or any of its Subsidiaries), members, managers, general or limited partners, shareholders and assignees of each of the Company, its Subsidiaries and their respective Affiliates.

“Company RSAs” means any issued and outstanding restricted share awards (including commitments to grant restricted share awards approved by the Company Board or authorized committee of the Company Board prior to the date hereof), whether payable in cash, shares or otherwise, granted under or pursuant to the Company Equity Incentive Plans, as applicable, and payable in accordance with a vesting schedule or issuance schedule.

“Company RSUs” means any issued and outstanding restricted share units (including commitments to grant restricted share units approved by the Company Board or authorized committee of the Company Board prior to the date hereof), whether payable in cash, shares or otherwise, granted under or pursuant to the Company Equity Incentive Plans, as applicable, and payable in accordance with a settlement schedule or issuance schedule.

“Company Securities” is defined in Section 3.5(c).

“Company Share Award” means any award of Company Options, Company RSUs, or Company RSAs.

“Company Shareholder Meeting” is defined in Section 7.1(b)(i).

“Company Shareholder Proposal” is defined in Section 7.1(b)(i).

“Company Software” means Software owned or purported to be owned by Company or any of its Subsidiaries that is utilized in providing Company Products.

“Company Special Committee” means a committee of the Company Board consisting of members of the Company Board who qualify as an “independent director” (as such term is defined in Nasdaq Listing Rule 5605), are not affiliated with Parent and Merger Sub and are not members of the management of the Company.

“Company Takeover Proposal” means any proposal or offer from a Third Party with respect to, or that would reasonably be expected to lead to, in a single transaction or a series of related transactions, (a) a merger, consolidation, business combination, recapitalization, reorganization, share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries, (b) any issuance or acquisition of ten percent (10%) or more of the issued Company Ordinary Shares or securities of the Company representing ten percent (10%) or more of the voting power of the Company, (c) any acquisition (including the acquisition of stock in any Subsidiary of the Company), lease, exchange, transfer or other disposition of assets or businesses of the Company or any of its Subsidiaries, including pursuant to a joint venture, representing ten percent (10%) or more of the consolidated assets, revenues or net income of the Company, (d) any tender offer (including a self-tender offer) or exchange offer that if consummated would result in any Person beneficially owning ten percent (10%) or more of the issued Company Ordinary Shares or securities of the Company representing ten percent (10%) or more of the voting power of the Company, or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and/or Company Ordinary Shares (or voting power of securities of the Company other than the Company Ordinary Shares) involved is ten percent (10%) or more.

“Company-Licensed Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by a third party and licensed to the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries otherwise has a right to use.

“Company-Owned Intellectual Property Rights” means all of the Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries, including Company Registered IP.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of March 27, 2023, by and among the Company and SEGA SAMMY CREATION USA INC.

“Consent” means any approval, consent, clearance, Permit, Order, waiver or authorization of, or exemption from, or declaration or filing or registration with, or notification to, any Governmental Authority or other Person, or any expiration or termination of applicable waiting periods required by any Governmental Authority or under Applicable Laws.

“Contract” means any legally binding contract, subcontract, agreement, commitment, undertaking, note, bond, indenture, mortgage, indenture, lease, license, sublicense, permit, franchise or other instrument, obligation or binding arrangement or understanding of any kind or character.

“Copyrights” is defined in the definition of “Intellectual Property Rights”.

“COVID-19” means SARS CoV-2 or COVID-19 (and all related strains and sequences), including any evolutions, intensification, resurgence or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“Credit Agreement” means that certain Credit Agreement, dated as of April 26, 2022, among GAN Nevada, Inc., BPC Lending I LLC and Alter Domus (US) LLC, as amended by that certain First Amendment to Credit Agreement, dated as of April 13, 2023, by and among BPC Lending I LLC, GAN Nevada, Inc., the Company and Alter Domus (US) LLC, and that certain Second Amendment to Credit Agreement, dated as of April 13, 2023 and effective as of April 14, 2023, by and among GAN Nevada, Inc., SEGA SAMMY HOLDINGS INC. and Alter Domus (US) LLC.

“Customs Laws” is defined in Section 3.25(b).

“Data Processors” is defined in Section 3.20(m).

“Data Room” is defined in Section 10.1(f).

“Data Security Requirements” is defined in Section 3.20(m).

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Dissenting Shares” is defined in Section 2.3(a).

“DOJ” means the United States Department of Justice.

“DOL” means the United States Department of Labor.

“Domain Names” is defined in the definition of “Intellectual Property Rights”.

“DPA” means the United States Defense Production Act of 1950, as amended, and the regulations promulgated thereunder.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval database.

“Effect” is defined in the definition of “Company Material Adverse Effect”.

“Effective Time” is defined in Section 1.3.

“Employee Plans” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), and (ii) all other employment, consulting and independent contractor agreement, bonus, share option, share purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, pension, disability, vacation, incentive, deferred compensation, supplemental retirement, severance, termination, notice, pay in lieu of notice, separation, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or arrangements, whether written or oral, formal or informal, qualified or nonqualified, funded or unfunded, currently sponsored, maintained or contributed to for the benefit of any current or former employee, consultant or independent contractor or director of the Company, or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability.

“End Date” is defined in Section 9.1(e).

“Enforceability Limitations” means those limitations on the enforceability of Contracts that arise by reason of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Applicable Laws affecting creditors’ rights generally or by reason of equitable principles of general applicability.

“Environmental Claim” means any Legal Proceeding, Order, Lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging or asserting (a) any liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on, or resulting from, the use, presence, Release of, or exposure to, any Hazardous Materials; or (b) any violation of or any liability under any Environmental Law or term or condition of any environmental Permit.

“Environmental Law” means any Applicable Law, Order or binding agreement with any Governmental Authority concerning or relating to pollution (or the cleanup thereof) or the protection of the environment (including ambient air, soil, soil vapor, surface water or groundwater, or subsurface strata), natural resources, endangered or threatened species, human health and safety, or worker/occupational health and safety, including those relating to the presence of, exposure to, or the management, manufacture, use, handling, importing, labeling, testing, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, Release, control, remediation, or other action or failure to act involving Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

“ERISA Affiliate” means any Person under common control with the Company or that, together with the Company or any of its Subsidiaries, would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Export Control Laws” is defined in Section 3.25(a).

“Fraud” means, with respect to a party, (a) such party made a misrepresentation or omission of a fact that constitutes common law fraud in the State of New York, or (b) such party made a misrepresentation or omission of a fact with reckless indifference to its falsity, and such other party reasonably relied on the misrepresentation or omission and suffered damages as a result.

“FTAs” is defined in Section 3.25(b).

“FTC” means the United States Federal Trade Commission.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“GAAP Past Practices” means GAAP, consistently applied, using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments, determinations, and valuation and estimation methodologies that were used in the preparation of the Company’s last audited financial statements.

“Gaming Approvals” means all licenses, permits, approvals, Orders, authorizations, registrations, findings of suitability, determinations of qualification, franchises, exemptions, waivers, concessions and entitlements issued by any Gaming Authority or under any Gaming Laws necessary for or relating to the conduct of gaming and related activities or the manufacture, sale, distribution, or operation of gaming equipment or systems, the design, operation, or distribution of online or land-based gaming services or products, or the ownership or conduct of any other gaming activities and operations.

“Gaming Authorities” means all international, national, foreign, domestic, federal, state, provincial, regional, local, tribal, municipal and other regulatory and licensing bodies, instrumentalities, departments, commissions, authorities, boards, officials, tribunals and agencies with authority over or responsibility for the regulation of the manufacture, sale, distribution or operation of gaming equipment or systems, the design, operation or distribution of online or land-based gaming services or products, or the ownership or conduct of any other gaming activities and operations.

“Gaming Business” means: (a) the manufacture, sale, license, lease, distribution, or operation of gaming equipment or systems; (b) the design, operation, or distribution of online or land-based gaming services or products; or (c) the ownership, conduct or offering of any other gaming activities or operations.

“Gaming Laws” means, with respect to any Person, all Applicable Laws governing or relating to the Gaming Business of such Person (and its Subsidiaries) including, without limitation, rules, regulations, written and unwritten policies, and written and unwritten interpretations by any Gaming Authority.

“Government Contract” means any Contract, including any prime contract, subcontract, letter contract, purchase order or delivery order, (a) by or between the Company or any of its Subsidiaries and any Governmental Authority or (b) by or between the Company or any of its Subsidiaries, as a subcontractor at any tier, and any other Person in connection with any Contract with a Governmental Authority currently in performance and for which final payment has not yet been received by the Company or one of its Subsidiaries.

“Governmental Authority” means, with respect to any jurisdiction, any (a) supranational, national, federal, state, provincial, local, tribal, municipal, foreign, international or other government, (b) court, arbitral or other tribunal, (c) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, agency, commission, official or entity) or (d) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any Gaming Authority.

“Governmental Sponsor” means any (a) Governmental Authority or (b) university, college, other educational institution, or nonprofit organization.

“Group” means a “group” (as such term is defined in Section 13(d) under the Exchange Act).

“Hazardous Materials” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, vapor, mineral or gas, in each case, whether naturally occurring or manmade: (a) that because of its toxicity, concentration, or quantity, has characteristics that are hazardous or toxic to human health, the environment, or natural resources; (b) that is subject to regulation, investigation, control, or remediation under any Environmental Law, or to which exposure is now prohibited, limited, or regulated by, or that could foreseeably be prohibited, limited, or regulated by or under, any Environmental Law; or (c) that is defined as hazardous, acutely hazardous, toxic, a pollutant, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, or words of similar import or regulatory effect under Environmental Laws; including, without limitation, any petroleum or petroleum-derived products; radon, radioactive materials, byproducts, or wastes; asbestos in any form; lead or lead-containing materials; urea formaldehyde foam insulation; organohalogenated flame retardant chemicals, including, without limitation, per- and polyfluoroalkyl substances, perfluorooctanoic acid, and perfluorooctane sulfonate; foundry sand; and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, as of any time, without duplication, any of the following liabilities or obligations: (i) indebtedness for borrowed money; (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (iv) liabilities related to the deferred and unpaid purchase price of property or services (other than those trade payables incurred in the ordinary course of business, consistent with past practices (including the GAAP Past Practices)), including any earn-out obligations; (v) net liabilities arising out of interest rate and currency swap arrangements, collars, caps, hedges and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (vi) all defined benefit pension, multiemployer pension, post-retirement health and welfare benefit, any unpaid severance liabilities currently being paid or payable in respect of employees and service providers of the Company or any of its Subsidiaries who terminated employment or whose services to the Company or any of its Subsidiaries have ceased (as applicable) prior to the Closing and deferred compensation liabilities of the Company or any of its Subsidiaries as determined in accordance with GAAP; (vii) any off-balance sheet financing of any person, including synthetic leases and project financing; (viii) all obligations of any Person under capitalized leases; (ix) any payments made to or upon the termination of, and any fees and expenses owing in respect of, any intercompany obligations; (x) any liabilities pursuant to settlement agreements with respect to Legal Proceedings; (xi) any Transaction Expenses; and (xii) indebtedness of the types described in clauses (i) through (xii) above of others guaranteed by the Company or any of its Subsidiaries or secured by any lien, mortgage or security interest on the assets of the Company or any of its Subsidiaries, including any obligations for principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, breakage costs, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection with any of the foregoing.

“Insurance Policy” is defined in Section 3.21.

“Intellectual Property Rights” means any or all of the following, and all statutory and/or common law rights throughout the world therein, arising out of, or associated therewith: (i) all United States and foreign patents, utility models and industrial designs, including utility patents and design patents, and all registrations and applications therefore (including provisional applications) and all reissues, divisions, renewals, extensions, re-examinations, corrections, continuations and continuations in part thereof, and certificates associated therewith, and equivalent or similar rights anywhere in the world in inventions and discoveries, (collectively, “Patents”); (ii) all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all trade secrets, proprietary information, know-how and Technology, confidential or proprietary information (collectively, “Trade Secrets”); (iii) all works of authorship, copyrights (registered or otherwise), and all other similar rights throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Copyrights”); (iv) all trade names, trade dress, logos, or other corporate designations, trademarks and service marks, whether or not registered, and trademark and service mark registrations and applications, including but not limited to all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the states and territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Trademarks”); (v) domain names and applications and registrations therefore (collectively, “Domain Names”); (vi) rights of privacy and publicity, moral rights and all other intellectual property or proprietary rights of any kind or description recognized under Applicable Laws; (vii) any similar or equivalent rights to any of the foregoing; and (viii) all legal rights arising from items (i) through (vii), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Intervening Event” means a material Effect that was not known or reasonably foreseeable to the Company or any member of the Company Board prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable as of the date hereof), which Effect, or any material consequence thereof, becomes known to the Company or any member of the Company Board prior to obtaining the Requisite Shareholder Approval; provided, that (a) in no event shall (i) the receipt, existence or terms of a Company Takeover Proposal or any matter relating thereto or consequence thereof, (ii) the fact that the Company meets or exceeds any internal or published projection, forecast, estimate or revenue or earnings projection or any other financial or operating metric for any period, (iii) any change after the date of this Agreement in the Company’s stock price or trading volume, (iv) the Company or any of its Subsidiaries obtaining any Gaming Approval, or (v) the consequences of the announcement of this Agreement, in each case, constitute an Intervening Event, and (b) any Effect that is excluded in determining whether there has been a Company Material Adverse Effect pursuant to clauses (i), (ii), (iii), (iv) or (vii) of the definition thereof (other than as expressly contemplated by the final proviso to the definition of Company Material Adverse Effect) shall be excluded for purposes of determining whether an Intervening Event has occurred.

“IP Agreements” is defined in Section 3.11(a)(viii).

“IRS” means the United States Internal Revenue Service.

“Israeli Severance Pay Law” means the Israeli Severance Pay Law, 1963.

“Israeli Subsidiary” means GAN Digital Ltd.

“Israeli VAT Law” means the Value Added Tax Law, 1975, and any regulations, rules and guidance promogulated thereunder.

“ITA” means the Israel Tax Authority.

“Labor Organization” is defined in Section 3.18(a).

“Leased Real Property” means real property subject to Leases.

“Leases” means existing leases, subleases, licenses, or other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property together with any and all modifications, amendments, extensions, renewals, guaranties, supplements and side letters with respect thereto.

“Legal Proceeding” means any action, arbitration, charge, claim, complaint, demand, dispute, governmental audit, grievance, hearing, investigation, litigations, proceeding, qui tam action, suit (whether civil, criminal, administrative, judicial, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator, whether at law or in equity.

“Letter of Transmittal” is defined in Section 2.2(c).

“Liabilities” means any liability, Indebtedness, obligation or commitment of any required to be recorded or reflected on a balance sheet under GAAP.

“Licensed Parties” is defined in Section 3.13(c).

“Licensing Affiliates” is defined in Section 3.13(c).

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance (not including licenses to Intellectual Property rights), claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Material Contract” is defined in Section 3.11(a).

“Material Customer” is defined in Section 3.28.

“Material Permit” is defined in Section 3.13(a).

“Material Vendor” is defined in Section 3.28.

“Merger” is defined in the Recitals.

“Merger Application” means an application for registration of the Surviving Company in connection with the Merger.

“Merger Consideration” is defined in Section 2.1(c).

“Merger Sub” is defined in the Preamble.

“Merger Sub Common Shares” means the common shares, par value $1.00 per share, of Merger Sub.

“Merger Sub Director” is defined in the Recitals.

“NASDAQ” means the NASDAQ Stock Market.

“Off-the-Shelf Software” means Software that is made generally and widely available to the public on a commercial basis that is non-exclusively licensed to the Company or any of its Subsidiaries.

“Option Merger Consideration” is defined in Section 2.4(a).

“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Authority or arbitrator that is binding on or applicable to such Person.

“Ordinance” means the Israeli Income Tax Ordinance (New Version), 5721-1961, as amended, and all the regulations, rules, Orders and other Applicable Laws and any other provisions promulgated thereunder and any guidance issued by the ITA with respect thereto.

“Owned Shares” is defined in Section 2.1(b).

“Parent” is defined in the Preamble.

“Parent Board” is defined in the Recitals.

“Parent Material Adverse Effect” means any material adverse effect on the ability of Parent and/or Merger Sub to consummate the Merger and the other Transactions on or before the End Date and to fully perform its respective covenants and other obligations under this Agreement, which effect is not capable of cure or at least thirty (30) days has elapsed since the occurrence of such effect.

“Parent Related Parties” means, collectively, (a) Parent or Merger Sub or (b) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates (other than Parent or Merger Sub), members, managers, general or limited partners, shareholders and assignees of each of Parent, Merger Sub and their respective Affiliates.

“Patents” is defined in the definition of “Intellectual Property Rights”.

“Paying Agent” is defined in Section 2.2(a).

“Payment Fund” is defined in Section 2.2(b)(i).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” means all permits, licenses, franchises, approvals, consents, notices, waivers, clearances, exemptions, registrations, filings, accreditations, certificates, variances, and other similar authorizations required under Applicable Laws or by any Governmental Authority, including Gaming Approvals.

“Permitted Liens” means: (i) Liens disclosed on the Balance Sheet; (ii) Liens for Taxes not yet delinquent or Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iii) mechanics’, carriers’, workmen’s, repairmen’s, landlord’s or other like liens or other similar encumbrances arising or incurred in the ordinary course of business, consistent with past practices, that, in the aggregate, do not materially impair the value or the present or intended use and operation of the assets to which they relate; (iv) statutory or common law Liens or encumbrances to secure landlords, lessors or renters under leases or rental agreements; (v) Liens or encumbrances imposed on the underlying fee interest in Leased Real Property; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar Liens affecting any Leased Real Property, in each case that do not adversely affect in any material respect the current use or occupancy of the applicable Leased Real Property; (vii) non-exclusive licenses of Intellectual Property Rights entered in the ordinary course of business, consistent with past practices; and (viii) other Liens which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, Governmental Authority or other entity or Group.

“Personal Information” means (a) information related to or about an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which reasonably allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all Applicable Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Personal Information or the sending of commercial electronic messages.

“Proxy Statement” is defined in Section 7.1(a)(i).

“Public Software” means any software that licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

“Reference Date” means January 1, 2020.

“Registered IP” means all active United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; and (iv) Domain Names, in each case that are the subject of an application or registration with any Governmental Authority or domain name registrar.

“Registrar” means the Registrar of Companies in Bermuda.

“Regulation S-K” means Regulation S-K promulgated under the Securities Act and the Exchange Act.

“Regulatory Approvals” is defined in Section 7.2(a).

“Related Party Transaction” is defined in Section 3.22.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape, disperse, or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture), whether intentional or unintentional.

“Representatives” means, with respect to any Person, the directors, officers, managers, employees, financial advisors, investment bankers, attorneys, accountants, consultants, agents and other representatives of such Person, acting in such capacity.

“Required Regulatory Approvals” is defined in Section 8.2(g).

“Requisite Gaming Approvals” means the Gaming Approvals and other Consents from the Gaming Authorities set forth on Section 8.2(g) of the Company Disclosure Letter.

“Requisite Shareholder Approval” is defined in Section 3.2(d).

“RSA Merger Consideration” is defined in Section 2.4(c).

“RSU Merger Consideration” is defined in Section 2.4(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement, which confirmation will be deemed to occur if the SEC has not affirmatively notified the Company prior to the end of the tenth (10th) calendar day after filing the preliminary Proxy Statement that the SEC will or will not be reviewing the Proxy Statement.

“SEC Reports” means forms, reports, schedules, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished (as applicable) with the SEC by the Company under Applicable Law.

“Section 14 Arrangement” is defined in Section 3.18(d).

“Section 409A” means Section 409A of the Code and the regulations and guidance thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Service Contract Act” means the McNamara-O’Hara Service Contract Act of 1965, as amended.

“Share” means each share of Company Ordinary Shares.

“Share Capital” is defined in Section 3.5(a).

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Statutory Merger Agreement” means the Statutory Merger Agreement, in the form attached hereto as Exhibit A, to be executed and delivered by the Company, Parent and Merger Sub as provided by the terms hereof.

“Subsidiary” means a “significant subsidiary” (as defined in Rule 12(b)(2) under the Exchange Act), except that, in respect of the Company, it shall also include the subsidiaries set forth on Section 3.6(a)(i) of the Company Disclosure Letter.

“Subsidiary Securities” is defined in Section 3.6(d).

“Subsequent End Date” is defined in Section 9.1(e).

“Superior Proposal” means a bona fide, unsolicited written Company Takeover Proposal (a) that if consummated would result in a Third Party (or in the case of a direct merger between such Third Party and the Company, the equity holders of such Third Party) acquiring, directly or indirectly, more than fifty percent (50%) of the issued Company Ordinary Shares or more than fifty percent (50%) of the assets of the Company and its Subsidiaries, taken as a whole, and (b) that the Company Board determines in good faith (in accordance with Section 6.1(f)), after consultation with its outside financial advisor and outside legal counsel, taking into account the timing and likelihood of consummation relative to the Transactions, and after giving effect to any changes to this Agreement proposed by Parent in response to such Company Takeover Proposal (in accordance with Section 6.1(f)) and all other financial, legal, regulatory, Tax and other aspects of such proposal, including all conditions contained therein and the Person making such Company Takeover Proposal, as the Company Board and/or the Company Special Committee deems relevant, is more favorable from a financial standpoint to the Company’s shareholders than the Merger.

“Surviving Company” is defined in Section 1.1.

“Surviving Company Bye-Laws” is defined in Section 1.5.

“Tax” means: (a) any and all U.S. federal, state, local and non-U.S. taxes of any kind whatsoever, assessments, duties, impositions, charges and liabilities, in each case in the nature of a tax, imposed by a Governmental Authority, including taxes based upon or measured by gross receipts, income, net income, gross income, profits, sales, use, occupation, value added, goods and services, ad valorem, transfer, franchise, license, severance, stamp, premium, windfall profits, environmental, customs duties, capital stock, alternative or add-on minimum, withholding, payroll, recapture, unclaimed property, escheat, estimated, employment, unemployment, social security, excise and property taxes; and (b) all interest, penalties and additions imposed by a Governmental Authority with respect to any amounts of the type described in clause (a) or this clause (b), whether disputed or not.

“Tax Returns” means all returns, declarations, estimates, reports, statements and other similar documents filed or required to be filed with any Governmental Authority in respect of any Taxes, including any schedules, exhibits or attachments thereto and any amendment of any of the foregoing.

“Technology” means all tangible items of the following: any technology, information, know how, works of authorship, trade secrets, ideas, improvements, discoveries, inventions (whether or not patented or patentable), proprietary and confidential information, including technical data and customer and supplier lists and information related thereto, financial analysis, marketing and selling plans, business plans, budgets and unpublished financial statements, licenses, prices and costs, show how, techniques, design rules, algorithms, routines, models, plans, methodologies, software, firmware, and computer programs.

“Termination Fee” means an amount in cash equal to $6,000,000.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

“Trade Secrets” is defined in the definition of “Intellectual Property Rights”.

“Trademarks” is defined in the definition of “Intellectual Property Rights”.

“Transaction Expenses” means the aggregate amount of (i) any fees, expenses, commissions or other amounts payable by the Company or any of its Subsidiaries (whether on behalf of the Company or any of its Subsidiaries or any shareholder of the Company or any of their respective Affiliates) or that is subject to payment or reimbursement by the Company or any of its Subsidiaries in connection with this Agreement, the documents delivered in connection herewith, the Merger and the other Transactions, including the fees and expenses of any advisors, experts, brokers, finders, consultants, accountants, auditors, lawyers, investment bankers or other advisors, (ii) any transaction, success, change of control, retention, or similar bonuses and any severance payments, payable by or on behalf of the Company or any of its Subsidiaries to any of their respective past or present employees, officers, directors, or other service providers in connection with the consummation of the Transactions, together with the employer portion of any payroll Taxes due in connection with any such payments, (iii) the employer portion of all employment or payroll Taxes attributable to the vesting or settlement of Company Share Awards or other equity awards pursuant to this Agreement, (iv) fifty percent (50%) of any fees and expenses to the Paying Agent hereunder, and (v) any payments, fees or expenses owing in respect of the “tail” polices obtained pursuant to Section 7.9.

“Transaction Litigation” means Legal Proceedings commenced or threatened against the Company or any of its Subsidiaries, Parent or Merger Sub or any of their respective Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions, including the Merger, other than any Legal Proceedings related to or in connection with any disputes between the Company and its Affiliates, on the one hand, and Parent, Merger Sub or their respective Affiliates, on the other hand, relating to this Agreement or the Transactions, including the Merger.

“Transaction Related Matters” is defined in Section 9.4(b).

“Transactions” is defined in the Recitals.

“TSE” means the Tokyo Stock Exchange. For the avoidance of doubt, the TSE is a Governmental Authority for purposes of this Agreement.

“VAT” means value added Tax.

“WARN” means the Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar Applicable Law.

“Willful Breach” means a breach that is the result of a willful or intentional act or failure to act by a Person that would, or would reasonably be expected, to result in a material breach of this Agreement.

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